 Filed pursuant to Rule 424(b)(3)

Registration No. 333-215941

PROSPECTUS

40,000,000 Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $0.08 per Share

Subject to the conditions described in this prospectus, we are distributing, at no charge, to our holders of our common stock non-transferable subscription rights to purchase an aggregate of up to 40,000,000 shares of our common stock, par value $0.0001 per share (the “common stock”). We refer to this offering as the “rights offering.” In this rights offering, you will receive 0.3067 of a subscription right for every one share of common stock that you own, as of 5:00 p.m., Eastern Time, on July 7, 2017, the record date. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $0.08 per share, which we refer to as the “basic subscription privilege.” The per share subscription price was determined by our board of directors after a review of recent historical trading prices of our common stock. We will not issue fractional shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

If you exercise your subscription rights in full, and other stockholders do not fully exercise their subscription rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed shares of common stock at the subscription price, subject to proration and ownership limitations, which we refer to as the “over-subscription privilege.” To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payment received by the rights agent will be returned promptly, without interest or penalty. If all of the rights are exercised, the total purchase price of the shares offered in the rights offering would be $3,200,000. The net proceeds to the Company, after deducting offering expenses of $25,000, would be $3,175,000.

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the basic subscription privilege or the over-subscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

The subscription rights will expire void and worthless if they are not exercised by 5:00 p.m., Eastern Time, on August 4, 2017, unless we extend the subscription rights offering period. We may extend the expiration of the rights offering and the period for exercising your subscription rights in our sole discretion. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if we extend the expiration of the rights offering. We are not making any recommendation regarding your exercise of the subscription rights.

We have contracted with Olde Monmouth Stock Transfer Co., Inc. to serve as the rights agent for the rights offering. The rights agent will hold in escrow the funds we receive from subscribers until we complete, abandon or terminate the rights offering. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the rights agent well before that deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, custodian bank or other nominee. For a detailed discussion, see “The Rights Offering—The Subscription Rights.”

We are not requiring an overall minimum subscription to complete the rights offering. However, we reserve the right to terminate the rights offering for any reason at any time before it expires. If we terminate the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Our common stock is quoted on the OTC Pink Sheets (the “Pink Sheets”) under the symbol “GLYE”. The closing price of our common stock on the Pink Sheets on July 5, 2017, was $0.0779 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our Board of Directors is not making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.

The date of this prospectus is July 7, 2017.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is additional or different. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

Information contained in, and that can be accessed through, our web site, www.glyeco.com, does not constitute part of this prospectus.

Our logo is a trademark of GlyEco, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Until August 16, 2017 (40 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

What is the rights offering?

Subject to the conditions described below, we will distribute to holders of our common stock as of the record date of July 7, 2017, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.3067 of a subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on the record date. The subscription rights will not be tradable. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, which is described below. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on August 4, 2017 unless extended or earlier terminated by the Company.

What is each subscription right?

Each subscription right gives the holder the opportunity to purchase one share of our common stock at a subscription price of $0.08 per share. Only whole rights are exercisable and any fractional rights remaining after aggregating all of the subscription rights issued to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional rights that are rounded down. For example, if you own 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would receive 30.67 subscription rights and would have the right to purchase 30 shares of common stock (rounded down from approximately 30.67 shares of common stock) for $0.08 per share with your subscription rights. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. In order to properly exercise your subscription right, you must deliver the subscription payment and a properly completed subscription rights certificate provided to you, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your subscription right prior to the expiration of the rights offering.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue the appropriate number of subscription rights to your nominee for each share of our common stock you own on the record date. The subscription right of each whole subscription right can then be used to purchase one share of common stock for $0.08 per share. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

We do not expect all of our rights holders to exercise all of their subscription rights. The over-subscription privilege provides rights holders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other rights holders. If you fully exercise your basic subscription right, the over-subscription privilege of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription right.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment for exercise of your over-subscription privilege before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares available, assuming that no rights holder other than you has purchased any shares pursuant to their basic subscription right and over-subscription privilege. The rights agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Will fractional subscription rights be issued?

Yes. Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number of share a holder would otherwise be able to purchase. You will not receive any payment with respect to fractional shares that are rounded down.

Why are we conducting the rights offering?

We are conducting the rights offering to raise additional capital for general corporate purposes, other related research and development expenditures, general administrative expenses, working capital and capital expenditures. In addition, we intend to use a portion of the net proceeds to repay the 8% Notes (herein defined).

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing stockholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing stockholders the opportunity to limit their ownership dilution.

How was the subscription price determined?

We established a pricing committee (the “Pricing Committee”) of our Board of Directors, comprised of Frank Kneller, David Ide, and Scott Nussbaum. The terms of the rights offering, including the subscription price, was approved by the Pricing Committee. The subscription price was determined based on a variety of factors, including historical and current trading prices for our common stock, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Pricing Committee also reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for future earnings, and the outlook for our industry, and our current financial condition. The Pricing Committee also believed that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription rights and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our common stock. The market price of our common stock may decline during or after the rights offering. You should obtain a current price quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, the terms of the rights offering, the information in this prospectus and the other considerations relevant to your circumstances. Once made, all exercises of subscription rights are irrevocable.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your proportionate ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their subscription rights.

How soon must I act to exercise my subscription rights?

If you received a subscription rights certificate and elect to exercise any or all of your subscription rights, the rights agent must receive your completed and signed subscription rights certificate and payment for both your basic subscription rights and any over-subscription privilege you elect to exercise before the rights offering expires on August 4, 2017, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, bank, or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment.

The subscription rights may be exercised at any time beginning after the commencement of the rights offering and prior to the expiration of the rights offering. The rights offering will expire at 5:00 p.m., Eastern Time, on the date that is four weeks after the effectiveness of the Registration Statement representing the rights offering. The rights offering is currently expected to expire at 5:00 p.m., Eastern Time, on August 4, 2017. If you elect to exercise any rights, the rights agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. If your required subscription exercise documentation is received by the rights agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but we shall be under no obligation to do so. We may extend the expiration of the rights offering in our sole discretion. However, we currently do not intend to extend the expiration of the rights offering.

When will I receive my subscription rights certificate?

As soon as practicable after the conditions to the commencement of the rights offering described below have been met, we will distribute the subscription rights certificates to individuals who owned shares of our common stock as of 5:00 p.m., Eastern Time, on July 7, 2017 based on our stockholder registry maintained at the transfer agent for our common stock. However, if you hold your shares of common stock in “street name” through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, dealer, custodian bank or other nominee.

May I transfer my subscription rights?

No. The subscription rights may be exercised only by the stockholders to whom they are distributed and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, subscription rights certificates may be completed only by the stockholder who receives the certificate. The subscription rights will not be listed for trading on any stock exchange or market.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can we extend, terminate or amend the rights offering?

Yes. We may decide to terminate the rights offering at any time and for any reason before the closing of the rights offering. If we terminate the rights offering, any money received from subscribing rights holders will be returned promptly, without interest or penalty. We also have the right to extend the expiration of the rights offering for additional periods at our sole discretion. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date. We do not presently intend to extend the expiration of the rights offering.

How do I exercise my subscription rights? What forms and payment are required to purchase shares of common stock?

If you are a stockholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights certificate, together with payment of the subscription price for your subscription rights you elect to exercise, to the rights agent before 5:00 p.m., Eastern Time, on August 4, 2017. If you are exercising your subscription rights through your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee and submit your subscription documents and payment for the shares of common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, custodian bank or other nominee.

Holders of the 8% Notes who are also stockholders may fund their subscription for shares associated with any Rights (both basic and oversubscription) they hold by contributing the remaining principal and accrued and unpaid interest on any remaining notes they own at the $0.08 per share subscription price.

If you cannot deliver your subscription rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and subscription rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if we extend the expiration of the rights offering. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.08 per share.

What effects will the rights offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares, and no options or warrants for our common shares are exercised, prior to the expiration of the rights offering, if the offering is fully subscribed through the exercise of the subscription rights, then an additional 40,000,000 shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of 170,469,750 shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this rights offering will depend on the number of shares that are subscribed for in the rights offering by our stockholders.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

Are any of the Company’s officers or directors participating in the rights offering?

To the extent they hold common stock as of the record date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other stockholders.

Have any other stockholders indicated that they will exercise their rights?

To our knowledge, none of our other stockholders have indicated whether or not they will exercise rights in the rights offering.

How much will our Company receive from the rights offering?

If the rights offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of rights we expect to receive an aggregate of approximately $3,200,000. The net proceeds to the Company, after deducting offering expenses of $25,000, would be $3,175,000. See “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference herein.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The rights agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the rights agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the rights agent will return payments through the record holder of the shares.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the subscription rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The rights agent will hold the subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders, who will have access to all filings via the SEC’s Edgar website, must notify the rights agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, we believe and intend to take the position that you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights for U.S. federal income tax purposes, but the treatment of the receipt and exercise of subscription rights is unclear in certain respects. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your beneficial owner election form and subscription payment to that record holder. If you are the record holder, then you should send your subscription rights certificate and subscription payment by hand delivery, first class mail or courier service to:

By mail, hand or overnight courier:

Olde Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

You are solely responsible for completing delivery of your subscription rights certificate and payment to the rights agent or, if you are not a record holder your beneficial owner election form and payment to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the rights agent or your broker, dealer, custodian bank or other nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the rights agent, Olde Monmouth Stock Transfer Co., Inc., at 732-872-2727.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision, especially “Risk Factors” and the financial statements and the related notes. Unless the context provides otherwise, all references herein to “GlyEco”, the “Company”, “we”, “our” and “us” refer to GlyEco, Inc.

Our Company

GlyEco is a leading specialty chemical company, leveraging technology and innovation to focus on vertically integrated, eco-friendly manufacturing, customer service and distribution solutions. Our eight facilities, including the recently acquired 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant at Institute, West Virginia, deliver superior quality glycol products that meet or exceed ASTM quality standards, including a wide spectrum of ready to use antifreezes and additive packages for antifreeze/coolant, gas patch coolants and heat transfer fluid industry, throughout North America. Our team’s extensive experience in the chemical field, including direct experience with reclamation of all types of glycols, gives us the ability to process a wide range of feedstock streams, formulate and produce unique products and has earned us an outstanding reputation in our markets

GlyEco has two segments: Consumer and Industrial. Consumer’s principal business activity is the processing of waste glycol into high-quality recycled glycol products, specifically automotive antifreeze, and related specialty blended antifreeze, which we sell in the automotive and industrial end markets. We operate six processing and distribution centers located in the eastern region of the United States. Industrial’s principal business activity consists of two divisions. WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America, and RS&T, which operates a 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia that processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide.

Consumer Segment

Prior to the December acquisitions of WEBA, RS&T and UCC assets and through December 31, 2016, the Company operated as one segment, the Consumer segment.

Our Consumer segment has processing and distribution centers located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Rock Hill, South Carolina, (5) Tea, South Dakota, and (6) Landover, Maryland. The Minneapolis, Minnesota, Lakeland, Florida, Rock Hill, South Carolina and Tea, South Dakota facilities have distillation equipment and operations for recycling waste glycol streams as well as blending equipment and operations for mixing glycol and other chemicals to produce finished products for sale to third party customers, while the Indianapolis, Indiana and Landover, Maryland facilities currently only have blending equipment and operations for mixing glycol and other chemicals to produce finished products for sale to third party customers. We estimate that the monthly processing capacity of our four facilities with distillation equipment is approximately 100,000 gallons of ready to use finished products. We have invested significant time and money into increasing the capacity and actual production of our facilities. Our average monthly production was approximately 80,000 gallons in the first quarter of 2017 as compared to approximately 40,000 gallons in the first quarter of 2016. Our processing and distribution centers utilize a fleet of trucks to collect waste material for processing and delivering recycled glycol products directly to retail end users at their storefronts, which is typically 50-100 gallons per customer order. Collectively, we directly service approximately 5,000 generators of waste glycol. To meet the delivery volume needs of our existing customers, we supplement our collected and processed glycol with new or virgin glycol that we purchase in bulk from various suppliers. In addition to our retail end users, we also sell our recycled glycol products to wholesale or bulk distributors who, in turn, sell to retail end users specifically as automotive or specialty blended antifreeze. In certain markets we also sell windshield washer fluids which we do not recycle.

We have deployed our proprietary technology across our six processing distribution centers, allowing for safe and efficient handling of waste streams, application of our processing technology and Quality Control & Assurance Program (“QC&A”), sales of high-quality glycol products, and data systems allowing for tracking, training, and further development of our products and service.

Our Consumer segment product offerings include:

●	High-Quality Recycled Glycols - Our technology allows us to produce glycols which meet ASTM standards and can be used in any industrial application.

●	Recycled Antifreeze - We formulate several universal recycled antifreeze products to meet ASTM and/or OEM manufacturer specifications for engine coolants. In addition, we custom blend recycled antifreeze to customer specifications.

●	Recycled HVAC Fluids - We formulate a universal recycled HVAC coolant to meet ASTM and/or OEM manufacturer specifications for heating, ventilation and air conditioning fluids. In addition, we custom blend recycled HVAC coolants to customer specifications.

●	Waste Glycol Disposal Services - Utilizing our fleet of collection/delivery trucks, we collect waste glycol from generators for recycling. We coordinate large batches of waste glycol to be picked up from generators and delivered to our processing centers for recycling or in some cases to be safely disposed.

●	Windshield Washer Fluid - In certain markets we sell windshield washer fluids which we do not recycle.

We currently sell and deliver all of our products in bulk containers (55 gallon barrels, 250 gallon totes, etc.) or variable metered bulk quantities.

We began developing innovative new methods for recycling glycols in 1999. We recognized a need in the market to improve the quality of recycled glycol being returned to retail customers. In addition, we believed through process technology, systems, and footprint we could clean more types of waste glycol in a more cost efficient manner. Each type of industrial waste glycol contains a different list of impurities which traditional waste antifreeze processing does not clean effectively. Additionally, many of the contaminants left behind using these processes - such as esters, organic acids and high dissolved solids - leave the recycled material risky to use in vehicles or machinery.

Our proprietary and patented technology removes difficult pollutants, including esters, organic acids, high dissolved solids and high un-dissolved solids in addition to the benefit of clearing oil/hydrocarbons, additives and dyes that are typically found in used engine coolants. Our QC&A program (Quality Control & Assurance) seeks to ensure consistently high quality, ASTM (American Society for Testing and Materials) standard compliant recycled material. Our products are trusted in all vehicle makes and models, regional fleet, local auto, and national retailers. Our proprietary QC&A program is managed and supported by dedicated process and chemical engineering staff, requires periodic onsite field audits, and ongoing training by our facility managing partners.

Industrial Segment

Our Industrial segment consists of two divisions: WEBA, our additives business, and RS&T, our glycol re-distillation plant in West Virginia.

WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America. We believe WEBA is one of the largest companies serving the North American additive market. WEBA’s METALGUARD® additive package product line includes one-step inhibitor systems, which give our customers the ability to easily make various types of antifreeze concentrate and 50/50 coolants for all automobiles, heavy-duty diesel engines, stationary engines in gas patch and other applications. METALGUARD additive packages cover the entire range of coolant types from basic green conventional to the newest extended life OAT antifreezes of all colors. Our heat transfer fluid additives allow our customers to make finished heat transfer fluids for most industry applications including all-aluminum systems. The METALGUARD heat transfer fluids include light and heavy-duty fluids, both propylene and ethylene glycol based, for various operating temperatures. These inhibitors cover the industry standard of phosphate-based inhibitors as well as all-organic (OAT) inhibitors for specific pH range and aluminum system requirements.

All of the METALGUARD products are tested at our in-house laboratory facility and by third-party laboratories to assure conformance. We use the standards set by ASTM (American Society of Testing Materials) for all of our products. All of our products pass the most current ASTM standards and testing for each type of product. Our manufacturing facility conforms to the highest levels of process quality control including ISO 9001 certification.

RS&T operates a 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia, which processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide. The facility is uniquely designed to process industrial waste glycol. It utilizes the only currently active process that produces a product that both meets the virgin glycol antifreeze grade specification, ASTM E1177 EG-1, and achieves the important aesthetic requirement for most applications of having no odor. It is the largest glycol re-distillation plant in North America, with a capacity of 14-20 million gallons per year, several times higher processing capacity than the next largest glycol recycling facility. The facility, located at the Dow Institute Site at Institute, WV, includes five distillation columns, three wiped-film evaporators, heat exchangers, processing and storage tanks, and other processing equipment. The facility’s tanks include feedstock storage capacity of several million gallons and finished goods storage capacity of several million gallons. The plant is equipped with rail and truck unloading/loading facilities, and on-site barge loading/unloading facilities.

Our Strategy

We are a vertically integrated specialty chemical company focused on high quality glycol-based and other products where we can be an efficiency leader providing value added products. To deliver value to all of our stakeholders we: develop, manufacture and deliver value-added niche or specialty products, deliver high quality products which meet or exceed industry standards, provide a superior, best in class customer service, effectively manage costs as a low cost manufacturer, operate a dependable low cost distribution network, leverage technology and innovation throughout our company and are eco-friendly.

To effectively deliver on our strategy, we offer a broad spectrum of products in our niches, focus on non-standard innovative products, leverage multiple distribution channels and we are market smart in that we maximize less competitive/under-served markets. We provide white glove proactive customer service. Our manufacturing operations produce the highest quality products while effectively managing costs by recycling at high capacity and high up time, driving down raw material costs with focused feedstock streams management and using technology and data to manage our business in real-time. Our distribution operations provide dependable service at a low cost by effectively using know how, technology and data. We leverage technology and innovation to develop a recognized brand and operate certified laboratories and well supported research and development activities. Similarly, we focus on internal and external training programs. We are eco-friendly with the products we offer and the way we operate our businesses.

Revenue

Commencing in late 2016, the Company has been systematically revamping its sales organization and delivery methods. As previously reported by the Company, both total revenues and organic revenues increased in the first quarter of 2017 compared to the first quarter of 2016.

On May 15, 2017, in connection with the Company’s reporting its first quarter 2017 results, that Company reported that Company’s monthly sales for April 2017 exceeded $1 million and set a new monthly sales record for the Company. There is no guarantee that this trend will continue or this level will be maintained on a sustained or consistent basis.

Recent Developments

WEBA Acquisition

On December 27, 2016, (the “Closing Date”) GlyEco, Inc. (the “Company”) closed its acquisition of WEBA Technology Corp. (“WEBA”) pursuant to a Stock Purchase Agreement (the “WEBA SPA”) by and among the Company, WEBA, and the holders of all of the common stock (the “WEBA Shares”) of WEBA (the “WEBA Sellers”), dated the Closing Date. Pursuant to the WEBA SPA, the Company acquired all of the WEBA Shares from the WEBA Sellers for $150,000 in cash and $2.65 million in 8% Promissory Notes (the “Seller Notes”, and the transaction, the “WEBA Acquisition”). In addition, the Sellers may be entitled to receive earn-out payments of up to an aggregate of $2,500,000 for calendar years 2017, 2018, and 2019 based upon terms set forth in the WEBA SPA. The Company also issued 5,625,000 shares as repayment of $450,000 of notes payable due to the WEBA Sellers. The fair market value of the shares was $0.10 on the date of issuance. Following the WEBA Acquisition, WEBA became a wholly owned subsidiary of the Company.

WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer fluid industry.

The Seller Notes mature on December 27, 2021, or at an earlier date consistent with Section 2(d) of the Seller Notes (the “Seller Note Maturity Date”). The Seller Notes bear interest at a rate of 8% per annum due on the Seller Note Maturity Date or as otherwise specified by the Seller Note. The Seller Notes contain standard default provisions, including: (i) failure to repay the Seller Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default.

RS&T Acquisition

On the Closing Date, the Company also closed its acquisition of a majority interest in Recovery Solutions & Technologies, Inc. (“RS&T”) pursuant to a Stock Purchase Agreement (the “RS&T SPA”) by and among the Company, RS&T, and the holder of 96% of the common stock (the “RS&T Shares”) of RS&T (the “RS&T Seller”), dated the Closing Date. Pursuant to the RS&T SPA, the Company acquired 96% of the RS&T Shares from the RS&T Seller for $360 in cash consideration (the “RS&T Acquisition”). The RS&T SPA provides that the Company will infuse the capital necessary to enable RS&T to exercise its contractual right to acquire certain assets of Union Carbide Corporation (“UCC”), a wholly owned subsidiary of The Dow Chemical Company, as further detailed below. Following the RS&T Acquisition, RS&T became a majority owned subsidiary of the Company.

UCC Acquisition

On December 28, 2016, the Company, through its 96% owned subsidiary RS&T, closed on the acquisition of certain glycol distillation assets from UCC at Institute, West Virginia (the “Institute Solutions Center”) pursuant to an Amended and Restated Asset Transfer Agreement, as amended (the “UCC Asset Transfer Agreement”), by and between RS&T and UCC, dated August 23, 2016, and as amended on December 1, 2016 (the “UCC Acquisition”). Pursuant to the UCC Asset Transfer Agreement, RS&T acquired the Institute Solutions Center for a purchase price of $1,725,000: (i) $862,500 payment, which RS&T paid to UCC prior to the RS&T Acquisition; and (ii) $862,500 (plus certain additional amounts as set forth in the UCC Asset Transfer Agreement), which the Company paid through its majority owned subsidiary, RS&T, on December 28, 2016.

The Institute Solutions Center is uniquely designed to process industrial waste glycol. The facility is located at the Dow Institute Site in Institute, WV. The Company plans to utilize the Institute Solutions Center to produce a product that both meets the virgin glycol antifreeze grade specification, ASTM E1177 EG-1, and achieves the important aesthetic requirement for most applications of having no odor. The acquired assets have a capacity of approximately 14-20 million gallons per year. The facility includes five distillation columns, three wiped-film evaporators, heat exchangers, processing and storage tanks, and other processing equipment. The facility’s tanks include feedstock storage capacity of several million gallons and finished goods storage capacity of several million gallons. The plant is equipped with rail and truck unloading/loading facilities, and on-site barge loading/unloading facilities.

The Company treated the acquisition of the glycol distillation assets from UCC as an asset purchase.

5% Notes Issuance

On December 27, 2016, the Company entered into a subscription agreement (the “5% Notes Subscription Agreement”) by and between the Company and various funds managed by Wynnefield Capital. Pursuant to the 5% Notes Subscription Agreement, the Company offered and issued $1,000,000 in principal amount of 5% Senior Unsecured Promissory Notes (the “5% Notes”). The Company received $1,000,000 in net proceeds from the offering. The 5% Notes matured on May 31, 2017, or at an earlier date consistent with Section 2(d) of the 5% Note (the “5% Note Maturity Date”). The 5% Notes bear interest at a rate of 5% per annum due on the 5% Note Maturity Date or as otherwise specified by the 5% Note. The Company repaid the 5% Notes on April 17, 2017.

8% Notes Issuance

On December 27, 2016, the Company entered into subscription agreements (the “8% Notes Subscription Agreements”) by and between the Company and certain accredited investors. Pursuant to the 8% Notes Subscription Agreements, the Company offered and issued: (i) $1,810,000 in principal amount of 8% Senior Unsecured Promissory Notes (the “8% Notes”); and (ii) warrants (the “Warrants”) to purchase up to 5,656,250 shares of common stock of the Company (the “Common Stock”). The Company received $1,810,000 in gross proceeds from the offering of which $1,760,000 was received in 2016 and $50,000 was accrued as an other current asset at December 31, 2016 and received in 2017. The 8% Notes will mature on December 27, 2017 (the “8% Note Maturity Date”). The 8% Notes bear interest at a rate of 8% per annum due on the 8% Note Maturity Date or as otherwise specified by the 8% Note. The 8% Notes contain standard events of default, including: (i) failure to repay the 8% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. The Company also incurred $26,872 of issuance costs, which were recorded as a debt discount and will be amortized as interest expense through the 8% Note Maturity Date. The Warrants are exercisable for an aggregate of 5,656,250 shares of Common Stock, beginning on December 27, 2016, and will be exercisable for a period of three years. The exercise price with respect to the warrants is $0.08 per share. The exercise price and the amount of shares of common stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other similar issuances. Capital raised through this rights offering may be used to repay the 8% Notes.

Sale and Leaseback

On April 13, 2017, the Company closed an amended sale-leaseback transaction with NFS Leasing, Inc. (“NFS”), wherein the Company sold $1,700,000 of certain operational equipment used in the Company’s glycol recovery and recycling operations (the “Equipment”) pursuant to a bill of sale, as amended (the “Bill of Sale”), and simultaneously entered into a master equipment lease agreement, as modified (the “Lease Agreement”) with NFS for the lease of the Equipment by the Company. Pursuant to the Lease Agreement, the lease term (the “Lease Term”) is for 48 months commencing on May 1, 2017. During the Lease Term, the Company is obligated to make monthly rental payments of $44,720 to NFS. The agreements are effective as of March 31, 2017. At the conclusion of the Lease Term, the Company may repurchase the Equipment from NFS for $1.00. The Company used a portion of the proceeds to repay the 5% Notes.

On June 19, 2017, the Company announced that it has appointed Brian Gelman to serve as the new Chief Financial Officer of the Company, effective July 5, 2017.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary.

These risks include, but are not limited to:

●	we have a history of operating losses and we may continue to realize net losses for at least the next 12 months;
●	we may not be able to continue as a going concern and may not be able to operate in the future;
●	our business depends upon our ability to generate sustained sales of our products and technology;
●	our business depends on our ability to cost effectively source raw materials including waste glycol;
●	our business depends on our ability to continually develop and commercialize new products and technologies and penetrate new markets;
●	we need to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our technologies;
●	our industry is highly competitive and we may not be able to compete with companies with larger resources than we have;
●	we may require additional capital to develop new products;
●	new regulations or standards or changes in existing regulations or standards related to our products may result in unanticipated costs or liabilities; and
●	we may fail to meet publicly announced financial guidance or other expectations about our business;

Company Information

The Company is a Nevada corporation, with its principal executive offices located at 230 Gill Way, Rock Hill, South Carolina, 29730. GlyEco was formed in the State of Nevada on October 21, 2011. On that same date, the Company became a wholly-owned subsidiary of Environmental Credits, Inc., a Delaware corporation (“ECVL”). On November 21, 2011, ECVL merged itself into its wholly-owned subsidiary, GlyEco (the “Reincorporation”). Upon the consummation of the Reincorporation, the Company was the surviving corporation and the Articles of Incorporation and Bylaws of the Company replaced the Certificate of Incorporation and Bylaws of ECVL.

On November 28, 2011, the Company consummated a reverse triangular merger (the “Merger” or “Transaction”) as a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, pursuant to an Agreement and Plan of Merger, dated November 21, 2011 (the “Merger Agreement”), with GRT Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, and Global Recycling Technologies, Ltd., a Delaware corporation and privately-held operating subsidiary (“Global Recycling”). Pursuant to the Merger Agreement, GRT Acquisition, Inc. merged with and into Global Recycling, with Global Recycling being the surviving corporation and which resulted in Global Recycling becoming a wholly-owned subsidiary of the Company.

On December 27, 2016, the Company purchased WEBA, a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries; and 96% of RS&T, a privately-owned company involved in the development and commercialization of glycol recovery technology. On December 28, 2016, the Company purchased certain glycol distillation assets from Union Carbide Corporation, a wholly-owned subsidiary of The Dow Chemical Company, at Institute, West Virginia.

Where You Can Find Us

Our executive offices are located at 230 Gill Way Rock Hill, SC 29730, and our telephone number is (866) 960-1539. Our website address is www.glyeco.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	Subject to the conditions described in this prospectus, we are distributing, at no charge to our stockholders non-transferable subscription rights for each share of common stock owned at 5:00 p.m., Eastern Time, as of the record date set forth below. Each whole subscription right has the right to purchase 1 share of our common stock at a price of $0.08 per share.

Record Date	July 7, 2017.

Expiration of the Rights Offering	The rights offering is currently expected to expire at 5:00 p.m., Eastern Time, on August 4, 2017. We may extend the expiration of the rights offering in our sole discretion. If your required subscription exercise documentation is received by the rights agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but we shall be under no obligation to do so.

Subscription Price	$0.08 per each whole share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures, as well as acquisitions and other strategic purposes. In addition, we intend to use a portion of the net proceeds to repay the 8% Notes. See “Use of Proceeds.”

Basic Subscription Right	Holders of our common stock will receive 0.3067 of a subscription right to purchase one share of common stock for a price of $0.08 per each whole share. The number of subscription rights you may exercise appears on your subscription rights certificate or beneficial owner election form.

Over-Subscription Privilege

If you exercise your basic subscription rights in full, you may also choose to purchase a portion of any shares of our common that are not purchased by our other rights holders through the exercise of their basic subscription rights, subject to proration and stock ownership limitations described elsewhere.

If the Holder of an 8% Note that owns no existing shares, exercises its warrants prior to the record date and has otherwise subscribed for rights in the offering, such Holder shall be entitled subscribe for a portion of any shares that are not purchased by our stockholders through the exercise of their basic subscription privileges by oversubscribing. Holders of the 8% Notes that also own shares may contribute the remaining principal and accrued but unpaid interest on any 8% Notes they own at the $0.08 per share subscription price in order to fund any subscription or oversubscription.

Non-Transferability of Rights	The subscription rights may not be sold, transferred, assigned or given away to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

No Board Recommendation	Our Board of Directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Conditions	We are not requiring a minimum subscription to complete the rights offering.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if we extend the expiration of the rights offering. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.08 per each whole share.

U.S. Federal Income Tax Considerations	We believe and intend to take the position that you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights for U.S. federal income tax purposes. However, the rules applicable to the receipt and exercise of subscription rights are complicated and unclear in certain respects, and it is possible that the Internal Revenue Service (“IRS”) could challenge our position. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Risk Factors—The tax treatment of the rights offering may be treated as a taxable event to you” and “Material U.S. Federal Income Tax Consequences.”

Extension, Amendment, Withdrawal and Termination	The period for exercising your subscription rights may be extended by us in our sole discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the rights agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Rights	To exercise your subscription rights, a holder of record must complete the subscription rights certificate and deliver it to the rights agent, Olde Monmouth Stock Transfer Co., Inc., together with full payment for all the subscription rights and any over-subscription privilege you elect to exercise under the subscription right. A beneficial owner must complete the beneficial owner election form and deliver it to their broker, dealer, bank or nominee, together will full payment for all subscription rights and any over-subscription privilege you elect to exercise under the subscription right. You may deliver such subscription documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested or, if you are not a record holder and if you cannot deliver your subscription rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Rights Agent	Olde Monmouth Stock Transfer Co., Inc.

Shares Outstanding Before the Record Date	Approximately 130,469,750 shares of our common stock are issued and outstanding as of July 5, 2017.

Shares Outstanding After Completion of the Rights Offering	If the rights offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of rights, we will issue an aggregate of 40,000,000 shares in connection with the rights offering in exchange for an aggregate exercise price of $3,200,000.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering or by purchasing rights in the open market or otherwise should carefully read and consider the information set forth in “Risk Factors” beginning on page of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Market for common stock	Our common stock is listed on OTC Pink Sheets under the trading symbol “GLYE.”

SUMMARY FINANCIAL DATA

The summary consolidated financial data set forth below should be read in conjunction with the information presented in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

The summarized consolidated statement of operations data for the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015, and the consolidated balance sheet data as of March 31, 2017 and 2016 and December 31, 2016 and 2015 is derived from our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus.

Consolidated Statement of Operations Data

	3 Months Ended
	March 31, 2017	March 31, 2016
Net sales	$2,290,321	$1,442,898
Total operating expenses	$1,051,671	$938,035
Net loss	$(1,108,910)	$(805,910)

Net loss available to common stockholders*	$(1,108,910)	$(805,910)
Net loss per share*	$(0.01)	$(0.01)
Weighted average number of shares - basic and diluted*	126,269,222	86,451,976

*The basic net loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of shares outstanding during a period. Diluted loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding plus potentially dilutive securities. The Company’s potentially dilutive securities outstanding are not shown in a diluted net loss per share calculation because their effect in both 2017 and 2016 would be anti-dilutive. At March 31, 2017, these potentially dilutive securities included warrants of 11,316,874 and stock options of 7,950,093 for a total of 19,266,967. At March 31, 2016, these potentially dilutive securities included warrants of 8,366,137 and stock options of 11,499,400 for a total of 19,865,537.

Consolidated Statement of Operations Data

	Years Ended
	December 31, 2016	December 31, 2015
Net sales	$5,591,087	$7,364,452
Total operating expenses	$3,492,475	$11,477,791
Net loss	$(2,264,560)	$(12,452,260)

Net loss available to common stockholders	$(2,264,560)	$(12,452,260)
Net loss per share	$(0.02)	$(0.18)
Weighted average number of shares - basic and diluted	109,553,834	69,113,112

Consolidated Balance Sheet Data

	As of
	March 31, 2017	March 31, 2016
Total assets	$14,061,667	$14,104,846
Cash and cash equivalents	$428,997	$1,413,999
Total liabilities	$9,232,548	$8,303,803
Stockholders’ equity	$4,829,119	$5,801,043

Consolidated Balance Sheet Data

	As of
	December 31, 2016	December 31, 2015
Total assets	$14,104,846	$4,871,730
Cash and cash equivalents	$1,413,999	$1,276,687
Total liabilities	$8,303,803	$1,694,377
Stockholders’ equity	$5,801,043	$3,177,353

RISK FACTORS

Our business faces many risks and an investment in our securities involves significant risks. Prospective investors are strongly encouraged to consider carefully the risks described below, as well as other information contained herein, before investing in our securities. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occurs, our business, financial condition or results of operations could suffer. Prospective investors in our securities should consider the following risks before deciding whether to purchase our securities.

Risks Related to the Company and Our Business

We have a history of operating losses and we expect to continue to realize net losses for at least the next 12 months.

We have incurred net losses each year since our inception. As of December 31, 2016, our accumulated deficit was $36,815,063, and for the quarter ended March 31, 2017, our accumulated deficit was $37,923,973. While we have experienced revenue growth over recent periods, we may not be able to sustain or increase our growth or achieve or sustain profitability in the future. Revenue growth may slow or revenue may decline for a number of reasons, including increasing competition, changes in the economy, a decrease in size or growth of the markets in which we operating, or any failure to capitalize on growth opportunities. In addition over the past year, we have significantly increased our expenditures to support the development and expansion of our business, which has resulted in increased losses. We plan to continue to invest for future growth, including additional investment in sales and marketing and product development. As a result of these increased expenditures, we will have to generate and sustain increased revenues to achieve future profitability. We may incur significant losses in the future for a number of reasons, including without limitation the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.

We have made and plan to continue to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we have made and intend to make acquisitions to add specialized employees, complementary companies, strategic assets or products, or to acquire new technologies. The recent acquisitions of RS&T, WEBA, and the Union Carbide Institute, West Virginia assets were significant acquisitions for us. As a result, our ability to acquire and integrate larger or more significant businesses, products, or technologies in a successful manner is unproven. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by our business counterparts, customers, or investors. In addition, if we fail to successfully integrate any acquisitions, or the technologies or assets associated with such acquisitions, into our company, the revenue and operating results of our core company and our combined company could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology, assets, or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

We have incurred significant debt obligations in connection with our acquisition of WEBA.

In connection with the acquisition of WEBA, we financed a portion of the acquisition with sellers’ notes in the aggregate principal amount of $2.65 million. The sellers’ notes are due on December 27, 2021. Our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired by the existence of this debt. If we are unable to repay borrowings when due, we may be forced to substantially dispose of our assets or take other similar actions outside the ordinary course of business. A default on such obligations would significantly harm our financial condition and our business prospects.

We may need to obtain additional funding to continue to implement our business strategy. If we are unable to obtain additional funding, our business operations may be harmed, and if we do obtain additional financing, then existing stockholders may suffer substantial dilution.

We may require additional funds to sustain our operations and institute our business plan. We anticipate incurring monthly operating expenses, which include compensation to be paid to executives, additional employees, and consultants, and legal and accounting costs, at an approximate amount of $250,000 per month, for an indefinite period of time. Additional capital may be required to effectively support our operations and to otherwise implement our overall business strategy. Even if we do receive additional financing, it may not be sufficient to sustain or expand our development operations or continue our business operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct our business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders and may adversely affect the market price of our Common Stock.

Our business plan and our growth rely on being able to procure significant waste glycol.

Although we believe that waste glycol in excess of the quantities that we will need to support our growth will be available, we cannot be certain that we will be able to obtain such quantities. Any failure to obtain such quantities could have a material adverse effect on our business, prospects, or financial results.

Disruptions in the supply of feedstock could have an adverse effect on our business.

We depend on the continuing availability of raw materials, including feedstock, to remain in production. A serious disruption in supply of feedstock, or significant increases in the prices of feedstock, could significantly reduce the availability of raw materials at our processing centers. Additionally, increases in production costs could have a material adverse effect on our business, results of operations and financial condition. For example, there are enough competitors vying for waste antifreeze from the automotive industry that supply can be difficult to find at times. Similar supply and feedstock cost issues have been seen in the waste lube oil market.

Our inability to obtain other raw materials, component parts, and/or finished goods in a timely and cost-effective manner from suppliers would adversely affect our ability to process glycol.

We purchase raw materials and component parts from suppliers to be used in the processing of our products. In addition, we purchase certain finished goods from suppliers. Changes in our relationships with suppliers or increases in the costs of purchased raw materials, component parts, or finished goods could result in processing interruptions, delays, inefficiencies, or our inability to market products. In addition, our profit margins would decrease if prices of purchased raw materials, component parts, or finished goods increase and we are unable to pass on those increases

We may face significant competition.

The glycol recycling industry is generally fragmented with many small to mid-sized companies throughout North America that recycle glycol, antifreeze, and/or other glycol-based liquids. The industry is in the preliminary stage of development. However, a few large, well-recognized companies with substantial resources and established relationships have begun to increase their share of the market. It is possible that such a group will attempt to purchase multiple glycol recycling companies as part of an overall roll-up business strategy. Additionally, potential competitors may have greater financial, technical, marketing, and sales resources that will permit them to (i) react more quickly to emerging product and service offerings and changes in customer requirements, and (ii) devote greater resources to the development, promotion, and sale of competing products or services. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share.

Our business strategy without our former New Jersey Processing Center may not be implemented successfully.

With the cessation of operations at our former New Jersey Processing Center, we plan to reinvest in expanding our footprint in the Southern and Eastern United States through partnerships and potentially acquisitions. We plan to invest in infrastructure to support the growth of our existing business, and we plan to increase our processing center capacities through optimizing our existing systems and through the purchase of distillation equipment, tanks to store newly acquired feedstock waste streams, delivery vehicles for distribution locations, satellite distribution center storage, and as needed, certain recycling hardware. This strategy is dependent upon finding suitable partners and securing sufficient capital to invest in our infrastructure to the extent necessary, among other factors. Depending on these factors, it is possible that our business strategy may not be implemented successfully.

We have limited control over the prices that we charge for our products.

The prices of glycol are dependent upon the supply/demand balance and supply capacity in the United States. Unfavorable changes to the supply/demand balance could affect the prices we charge for our products and therefore could reduce our revenues and adversely affect our profitability. Additionally, if our products gain acceptance and attract the attention of competitors, we may experience pressure to decrease the prices we charge for our products, which could adversely affect our revenue and our gross margin. If we are unable to offer our products at acceptable prices, or if we fail to offer additional products with sufficient profit margins, our revenue growth will slow, our margins may shrink, and our business and financial results will suffer.

Our business may be significantly affected if antifreeze producers begin to offer base fluids other than ethylene glycol.

If antifreeze producers were to begin to offer base fluids other than ethylene glycol, major changes would have to be made in the industry. If such other base fluids, like for example, glycerin, become accepted in the marketplace, competition could increase, demand could fall, and our prices could be adversely affected. Accordingly, if such a situation occurs, our revenue growth will slow, our margins will shrink, and our business and financial results will suffer.

If we cannot protect our intellectual property rights, our business and competitive position will be harmed.

Our success depends, in large part, on our ability to obtain and enforce our patent, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Litigation can be costly and time consuming. Litigation expenses could be significant. In addition, we may decide to settle legal claims, despite our beliefs on the probability of success on the merits, to avoid litigation expenses as well as the diversion of management resources. We anticipate being able to protect our proprietary rights from unauthorized use by third parties to the extent that such rights are covered by a valid and enforceable patent. On March 15, 2013, we filed a utility patent application for our GlyEco Technology™ processes with the United States Patent and Trademark Office claiming priority to the provisional patent application that we filed in August of 2012 (the “Patent”). The Patent was approved and issued on September 29, 2015. Our potential patent position involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Moreover, if a patent is awarded, our competitors may infringe upon our patent or trademarks, independently develop similar or superior products or technologies, duplicate our designs, trademarks, processes or other intellectual property or design around any processes or designs on which we have or may obtain patent or trademark protection. In addition, it is possible that third parties may have or acquire other technology or designs that we may use or desire to use, so that we may need to acquire licenses to, or to contest the validity of, such third-party patents or trademarks. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of such third-party rights.

Any patent application may be challenged, invalidated, or circumvented. One way a patent application may be challenged outside the United States is for a party to file an opposition. These opposition proceedings are increasingly common in the European Union and are costly to defend. To the extent we would discover that our patent may infringe upon a third party’s rights, the continued use of the intellectual property underlying our patent would need to be reevaluated and we could incur substantial liability for which we do not carry insurance. We have not obtained any legal opinions providing that the technology underlying our patent will not infringe upon the intellectual property rights of others.

Litigation brought by third parties claiming infringement of their intellectual property rights or trying to invalidate intellectual property rights owned or used by us may be costly and time consuming.

We may face lawsuits from time to time alleging that our products infringe on third-party intellectual property, and/or seeking to invalidate or limit our ability to use our intellectual property. If we become involved in litigation, we may incur substantial expense defending these claims and the proceedings may divert the attention of management, even if we prevail. An adverse determination in proceedings of this type could subject us to significant liabilities, allow our competitors to market competitive products without a license from us, prohibit us from marketing our products or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all.

Environmental, health and safety requirements could expose us to material obligations and liabilities and affect our profitability.

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. The consequence for violating such requirements can be material. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. In addition, if a release of hazardous substances occurs on or from our properties or any offsite disposal location where our wastes have been disposed, or if contamination from prior activities is discovered at any of our properties or third-party owned properties that we or our predecessors formerly owned or operated, we may be subject to liability arising out of such conditions and the amount of such liability could be material. Liability can include, for example, costs of investigation and cleanup of the contamination, natural resource damages, damage to properties and personal injuries.

Our ability to operate the Company effectively could be impaired if we fail to attract additional key personnel.

Our ability to operate our businesses and implement our strategies depends, in part, on the efforts of our management and certain other key personnel. However, our future success will depend on, among other factors, our ability to attract and retain additional qualified personnel, including research professionals, technical sales professionals, and engineers. Our failure to attract or retain these additional qualified personnel could have a material adverse effect on our business or business prospects.

We may fail to recruit and retain qualified personnel.

We expect to rapidly expand our operations and grow our sales, development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and development activities, and this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers because of their expertise and experience in the telecommunications industry. We have agreements with our executive officers containing customary non-disclosure, non-compete, confidentiality and assignment of inventions provisions. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

We may continue to grow through acquisitions, which would either dilute ownership of our existing stockholders or increase interest expense.

In connection with any future acquisitions, we may issue a substantial number of shares of our Common Stock as transaction consideration and also may incur significant debt to finance the cash consideration used for acquisitions. We may continue to issue equity securities for future acquisitions, which would dilute existing stockholders, perhaps significantly depending on the terms of such acquisitions.

Our efforts to grow through acquisitions may be affected by a decrease in qualified targets and an increase of cost to acquire.

We may not be able to continue to identify attractive acquisition opportunities or successfully acquire those opportunities identified. Also, competition for acquisition targets may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.

We currently operate seven processing centers, and if we are unable to effectively oversee all of these locations, our business reputation and operating results could be materially adversely affected.

We are subject to risks related to our ability to oversee all seven of our processing center locations. If we are unable to effectively oversee our processing center locations, our results of operations could be materially adversely affected, we could fail to comply with environmental regulations, we could lose customers, we could lose control of inventory and other assets, and our business could be materially adversely affected.

We may not be able to manage our growth.

We believe that our future success depends on our ability to manage the growth that we have experienced, and the continued growth that we expect to experience organically and through acquisitions. Our growth places additional demands and responsibilities on our management to, among other things, maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. The following factors could present difficulties to us: lack of sufficient executive-level personnel at the facility level; increased administrative burden; lead times associated with acquiring additional equipment; availability of suitable acquisition candidates and availability of additional capacity of trucks, rail cars, and processing equipment; and the ability to provide focused service attention to our customers.

We are dependent on third parties for the manufacturing of our equipment.

We do not manufacture our equipment. Accordingly, we rely on a number of third party suppliers to manufacture equipment. The supply of third party equipment could be interrupted or halted by operational problems of such suppliers or a significant decline in their financial condition. If we are not able to obtain equipment, we may not be able to compete successfully for new business, complete existing engagements profitably, or retain our existing customers. Additionally, if we are provided with defective equipment, we may be subject to reputational damage or product liability claims which may negatively impact our reputation, financial condition, and results of operations/

Our failure to keep pace with technological developments may adversely affect our operations and financial results.

We are engaged in an industry that will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render our existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce, on a timely and cost-effective basis, new products, processes, and applications that keep pace with technological developments and address increasingly sophisticated customer requirements. We may not be successful in identifying, developing, and marketing new products, applications, and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction, and marketing of product or process enhancements or new products, applications, or processes. Our products, applications, or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our business, operating results, and financial condition could be materially and adversely affected if we were to incur delays in developing new products, applications, or processes or product or process enhancements or if our products do not gain market acceptance.

If the use of our recycled glycol harms people or equipment, we could be subject to costly and damaging product liability claims.

We could face costly and damaging claims arising from applicable laws governing our products and operations. Because our industry is highly regulated, if our products do not comply with regulatory requirements, we may be exposed to product liability risk. Our product liability insurance may not cover all potential liabilities or may not completely cover any liability arising from any such litigation. Moreover, we may not have access to liability insurance or be able to maintain the insurance on acceptable terms.

A downturn in the United States economy could have a material adverse effect on our ability to effectuate our business plan and our financial results.

Our ability to achieve our goals depends heavily on varying conditions in the United States economy. Certain end-use applications for glycol experience demand cycles that are highly correlated to the general economic environment, which is sensitive to a number of factors outside of our control. Additionally, the industrial markets in which we compete are subject to considerable cyclicality, and move in response to cycles in the overall business environment. Therefore, downturns in the United States economy are likely to result in decreases in demand for our products. A downturn could decrease demand for our products or could otherwise adversely affect the prices at which we charge for recycled glycol. Moreover, a downturn in the specific areas of the economy in which we operate our business could have a material adverse effect on our ability to effectuate our business plan and our financial results. We are not able to predict the timing, extent, and duration of the economic cycles in the markets in which we operate.

Market regulation may affect our business plan.

We intend to conduct business in the glycol recycling industry in North America. We are unable to predict changes in governmental regulations or policies that may influence or inhibit our ability to deliver compliant products and services to market. The recycled glycol industry is highly regulated and is subject to changing political, regulatory, and other influences. Forced changes through legislation and regulations adopted by United States, state, or foreign governmental agencies may disrupt our business processes and strategies. Continued compliance with newly enacted rules and regulations could be costly and require complex changes in our products and operations. We are unable to predict future rules or regulations with any certainty or to predict the effect they would have on our business, products, or services. Accordingly, there is significant uncertainty concerning competitive pressures and the impact on our actual and prospective customers. There can be no assurance that heightened or new regulations will not come into effect or that such regulation will not have a detrimental impact on the Company and our planned business.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other similarly situated companies in our industry. If we are unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, we could be in violation of permit conditions or the other requirements of environmental laws, rules, and regulations under which we operate. Such violations could render us unable to continue our operations. These events could result in an inability to operate certain assets and significantly impair our financial condition.

Our insurance policies do not cover all losses, costs, or liabilities that we may experience.

We maintain insurance coverage, but these policies do not cover all of our potential losses, costs, or liabilities. We could suffer losses for uninsurable or uninsured risks, or in amounts in excess of our existing insurance coverage, which would significantly affect our financial performance. Our insurance policies also have deductibles and self-retention limits that could expose us to significant financial expense. Our ability to maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, and results of operations. In addition, our business requires that we maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, our business would be materially and adversely affected.

Current uncertainty in the global financial markets and the global economy may negatively affect our financial results.

Current uncertainty in the global financial markets and economy may negatively affect our financial results. These macroeconomic developments could negatively affect our business, operating results or financial condition in a number of ways, which, in turn, could adversely affect our stock price. A prolonged period of economic decline could have a material adverse effect on our results of operations and financial condition and exacerbate some of the other risk factors described herein. Our customers may defer purchases of our products, licenses, and services in response to tighter credit and negative financial news or reduce their demand for them. Our customers may also not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us or ultimately cause the customer to file for protection from creditors under applicable insolvency or bankruptcy laws. If our customers are not able to make timely payments to us, our accounts receivable could increase.

In addition, our operating results and financial condition could be negatively affected if, as a result of economic conditions, either:

●	the demand for, and prices of, our products, licenses, or services are reduced as a result of actions by our competitors or otherwise; or

●	our financial counterparts or other contractual counterparties are unable to, or do not, meet their contractual commitments to us.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provide to customers, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business/operating margins, revenues and competitive position.

Seasonal weather conditions and natural disasters could severely disrupt normal operations and harm our business.

We currently operate primarily in the northern, mid-western, and eastern United States. These areas are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice, or rain, our customers may curtail their operations or we may be unable to move our trucks to provide services, thereby reducing demand for, or our ability to provide services and generate revenues. The regions in which we operate have in the past been, and may in the future be, affected by natural disasters such as hurricanes, windstorms, floods, and tornadoes. Future natural disasters or inclement weather conditions could severely disrupt the normal operation of our, or our customers’, business and have a material adverse effect on our financial condition and results of operations.

Risks Relating to our Common Stock and this Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire in the rights offering.

Currently, our Common Stock is quoted on the OTC Pink Sheets under the symbol “GLYE.” Our Common Stock currently trades in small volumes. There can be no assurance that any trading market will ever develop or be maintained on the OTC Pink Sheets. Any trading market that may develop in the future for our Common Stock will most likely be very volatile; and numerous factors beyond our control may have a significant effect on the market.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Currently, our Common Stock is quoted on the OTC Pink Sheets under the symbol “GLYE.” Our Common Stock currently trades in small volumes. There can be no assurance that any trading market will ever develop or be maintained on the OTC Pink Sheets. Any trading market that may develop in the future for our Common Stock will most likely be very volatile; and numerous factors beyond our control may have a significant effect on the market. The market price of our common stock may also fluctuate significantly in response to the following factors, some which are beyond our control:

●	actual or anticipated variations in our quarterly operating results;
●	changes in securities analysts’ estimates of our financial performance;
●	changes in market valuations of similar companies;
●	increased competition;
●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;
●	loss of a major customer or failure to complete significant transactions;
●	additions or departures of key personnel; and
●	the number of shares in our public float.

The trading price of our Common Stock on OTC Pink since our reorganization has ranged from a high of $2.99 on April 30, 2012, to a low of $0.05 on November 16, 2016. In recent years, the stock market in general has experienced extreme price fluctuations that have oftentimes been unrelated to the operating performance of the affected companies. Similarly, the market price of our Common Stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our Common Stock.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

Once you agree to subscribe to our shares pursuant to the rights offering, you are committed to buying shares of our common stock at a price which may be above the prevailing market rate.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The trading price of our common stock may decline before the rights offering is concluded or before the subscription rights expire. If you exercise your subscription rights and, thereafter, the trading price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. No assurance can be given that following the exercise of your subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price paid for such shares. As such, you may lose all or part of your investment in our common stock. Further, until the certificate representing the shares purchased under the rights offering is delivered to you, you will not be able to sell such shares of our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the rights agent before 5:00 p.m., New York time, on August 4, 2017, (approximately four weeks from the date of effectiveness of this Registration Statement), the expiration date of the rights offering, unless extended by us, in our sole discretion. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the rights agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the rights agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures of the rights offering, the rights agent may reject your subscription or accept it only to the extent of the payment received. Neither we, nor the rights agent, undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of our common stock, or the perception that significant sales thereof may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time.

If you do not exercise your subscription rights, your percentage ownership in GlyEco will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately 40,000,000 shares of our common stock. If you choose not to exercise your basic subscription rights and you do not exercise your over-subscription privilege prior to the expiration of the rights offering and we sell any shares to other existing stockholders, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the rights agent will have any obligation to you with respect to the rights except to return any payment received by the rights agent, without interest, as soon as practicable.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If our existing stockholders do not subscribe for all of the shares offered in this rights offering, we may not have the capital we need to fund our operations.

We do not plan to enter into standby purchase agreements as part of this offering. Therefore, if the current rights offering is not fully subscribed for either through the basic or over-subscription privilege, we may not be able to raise sufficient additional capital to meet our capital needs.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future.

Any return on investment may be limited to the value of our Common Stock. We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

Our Common Stock is a “penny stock” under the rules of the SEC and the trading market in our securities will be limited, which makes transactions in our Common Stock cumbersome and may reduce the value of an investment in our Common Stock.

The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” have a public float of less than $75 million and have annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company”, we are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited consolidated financial statements in annual reports. Decreased disclosures in our SEC filings due to our status a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. Additionally, in conjunction with our acquisition of WEBA and RS&T, we issued notes in the aggregate of $2.76 million, of which $1.76 million remains outstanding as of the date of this filing. We cannot be certain how the repayment of those promissory notes will be funded and we may issue further equity or debt in order to raise funds to repay the promissory notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.

Receipt of subscription rights could be a taxable event.

Although we received counsel that the receipt of the stock subscription rights should generally be treated as a non-taxable distribution, there is a chance that the receipt may be taxable to some Stockholders. The tax treatment of the receipt of the subscription rights can vary by individual. If the receipt of the subscription rights is taxable to a Stockholder, such holder will be responsible for any and all amounts of tax due. Stockholders are urged to speak with a tax profession regarding their individual circumstances.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

If the rights offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of rights, we expect to receive an aggregate of approximately $3,175,000 from the sale of shares pursuant to the rights offering after deducting estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures, and strategic acquisitions. A portion of the net proceeds may also be used for the acquisition of businesses, assets, and technologies that are complementary to ours, or for other strategic purposes, although we have no current understandings, commitments or agreements to do so.

In addition, we will use proceeds from this offering to repay the outstanding balance of our 8% Notes, which have an interest rate of 8% per annum and a maturity date of December 27, 2017, in a total amount of $1,810,000 plus accrued interest. A portion of the gross proceeds in this offering are being derived from holders of the 8% Notes participating in this rights offering, and choosing to fund their subscription for shares associated with any rights (both basic and oversubscription) they hold by contributing the remaining principal on any remaining portion of the 8% Notes they own at the $0.08 per share subscription price. The terms of the 8% Notes are more fully described in “Management Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events.”

We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

MARKET PRICE INFORMATION FOR OUR SECURITIES

Our Common Stock, $0.0001 par value, is quoted on the OTC Pink Sheets under the symbol “GLYE.”

The following table sets forth, on a per share basis for the periods indicated, the high and low sale prices for the Common Stock as reported by the OTC Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2015
1st Quarter	$0.40	$0.23
2nd Quarter	$0.32	$0.12
3rd Quarter	$0.20	$0.06
4th Quarter	$0.12	$0.08

2016
1st Quarter	$0.14	$0.08
2nd Quarter	$0.14	$0.09
3rd Quarter	$0.14	$0.09
4th Quarter	$0.11	$0.05

2017
1st Quarter	$0.48	$0.10

As of July 5, 2017, the closing sale price for our Common Stock as quoted on the OTC Pink Sheets system was $0.0779. As of July 5, 2017, there were approximately 976 stockholders of record for our Common Stock. This does not include stockholders holding stock in street name in brokerage accounts.

Holders

As of July 5, 2017, there were 130,469,750 shares of our common stock outstanding and approximately 976 holders of record of our shares of our common stock. Because shares of our common stock are held by depositories, brokers and other nominees, the number of beneficial holders of shares of our common stock is substantially larger than the number of stockholders of record. Our transfer agent and registrar is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Pkwy, Atlantic Heights, NJ 07716.

Dividend Policy

We have never paid cash dividends on our Common Stock, and it is unlikely that we will pay any dividends in the foreseeable future. We currently intend to invest future earnings, if any, to finance expansion of our business. Any payment of cash dividends in the future will be dependent upon our earnings, financial condition, capital requirements, and other factors deemed relevant by our Board of Directors.

DETERMINATION OF OFFERING PRICE

In considering the subscription price, our board of directors considered a number of factors, including the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common shares, the need for liquidity and capital, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors is currently reviewing our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price and we cannot assure you that our common shares will trade at or above the subscription price in any given time period. We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. Accordingly, we urge you to obtain a current quote for our common shares before exercising your subscription rights.

DILUTION

Existing stockholders of our common stock in the rights offering will experience an immediate increase in the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2017, was approximately $(1,656,210), or $(0.01) per share of our common stock (based upon 126,944,190 shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Increase per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of a maximum of 40,000,000 shares and after deducting estimated offering expenses payable by us of $25,000, and the application of the estimated $3,175,000 of net proceeds from the rights offering, our pro forma net tangible book value as of March 31, 2017, would have been approximately $1,518,790 or $0.01 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.02 per share.

The following table illustrates this per-share increase (assuming a fully subscribed for rights offering of 40,000,000 shares of common stock at the subscription price of $0.08 per share):

Subscription price	$0.08

Net tangible book value per share prior to the rights offering	$(0.01)

Increase per share attributable to the rights offering	$0.02

Pro forma net tangible book value per share after the rights offering	$0.01

CAPITALIZATION

The following table sets forth historical and pro forma cash and cash equivalents and capitalization as of March 31, 2017.

The pro forma information gives effect to a net assumed $3,175,000 equity raise from this rights offering.

For purposes of this table, we have assumed that $3,175,000 net is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much proceeds will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are elsewhere in this prospectus.

	March 31, 2017
	Actual	Pro Forma
Cash and cash equivalents	$428,997	$3,603,997
Total debt and capital lease obligations	$5,579,408	$5,579,408
Common stock - $0.0001 par value, 300,000,000 shares authorized, 126,944,190 shares and 166,944,190 shares issued on an actual and pro forma basis, respectively	$12,694	$16,694
Additional paid-in capital	42,740,398	45,911,398
Accumulated deficit	(37,923,973)	(37,923,973)

Total stockholders’ equity	4,829,119	8,004,119

Total capitalization	$10,408,527	$13,583,527

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

GlyEco is a leading specialty chemical company, leveraging technology and innovation to focus on vertically integrated, eco-friendly manufacturing, customer service and distribution solutions. Our eight facilities, including the recently acquired 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia, deliver superior quality glycol products that meet or exceed ASTM quality standards, including a wide spectrum of ready to use antifreezes and additive packages for antifreeze/coolant, gas patch coolants and heat transfer fluid industry, throughout North America. Our team’s extensive experience in the chemical field, including direct experience with reclamation of all types of glycols, gives us the ability to process a wide range of feedstock streams, formulate and produce unique products and has earned us an outstanding reputation in our markets.

Prior to the December 2016 acquisitions of WEBA, RS&T and DOW assets and through December 31, 2016, the Company operated as one segment. Effective January 1, 2017, GlyEco has two segments: Consumer and Industrial. Consumer’s principal business activity is the processing of waste glycol into high-quality recycled glycol products, specifically automotive antifreeze, and related specialty blended antifreeze, which we sell in the automotive and industrial end markets. We operate six processing and distribution centers located in the eastern region of the United States. Industrial’s principal business activity consists of two divisions. WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America, and RS&T, which operates a 14-20 million gallons per year ASTM E1177 EG-1 glycol re-distillation plant in West Virginia that processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide.

Consumer Segment

Our Consumer segment has processing and distribution centers located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Rock Hill, South Carolina, (5) Tea, South Dakota, and (6) Landover, Maryland. The Minneapolis, Minnesota, Lakeland, Florida, Rock Hill, South Carolina and Tea, South Dakota facilities have distillation equipment and operations for recycling waste glycol streams as well as blending equipment and operations for mixing glycol and other chemicals to produce finished products for sale to third party customers, while the Indianapolis, Indiana and Landover, Maryland facilities currently only have blending equipment and operations for mixing glycol and other chemicals to produce finished products for sale to third party customers. We estimate that the monthly processing capacity of our four facilities with distillation equipment is approximately 100,000 gallons of ready to use finished products. We have invested significant time and money into increasing the capacity and actual production of our facilities. Our average monthly production was approximately 80,000 gallons in the first quarter of 2017 as compared to approximately 40,000 gallons in the first quarter of 2016. Our processing and distribution centers utilize a fleet of trucks to collect waste material for processing and delivering recycled glycol products directly to retail end users at their storefront, which is typically 50-100 gallons per customer order. Collectively, we directly service approximately 5,000 generators of waste glycol. To meet the delivery volume needs of our existing customers, we supplement our collected and processed glycol with new or virgin glycol that we purchase in bulk from various suppliers. In addition to our retail end users, we also sell our recycled glycol products to wholesale or bulk distributors who, in turn, sell to retail end users specifically as automotive or specialty blended antifreeze. In certain markets we also sell windshield washer fluids which we do not recycle.

We have deployed our proprietary technology across our six processing distribution centers, allowing for safe and efficient handling of waste streams, application of our processing technology and Quality Control & Assurance Program (“QC&A”), sales of high-quality glycol products, and data systems allowing for tracking, training, and further development of our products and service.

Our Consumer segment product offerings include:

●	High-Quality Recycled Glycols - Our technology allows us to produce glycols which meet ASTM standards and can be used in any industrial application.
●	Recycled Antifreeze - We formulate several universal recycled antifreeze products to meet ASTM and/or OEM manufacturer specifications for engine coolants. In addition, we custom blend recycled antifreeze to customer specifications.
●	Recycled HVAC Fluids - We formulate a universal recycled HVAC coolant to meet ASTM and/or OEM manufacturer specifications for heating, ventilation and air conditioning fluids. In addition, we custom blend recycled HVAC coolants to customer specifications.
●	Waste Glycol Disposal Services - Utilizing our fleet of collection/delivery trucks, we collect waste glycol from generators for recycling. We coordinate large batches of waste glycol to be picked up from generators and delivered to our processing centers for recycling or in some cases to be safely disposed.
●	Windshield Washer Fluid - In certain markets we sell windshield washer fluids which we do not recycle.

We currently sell and deliver all of our products in bulk containers (55 gallon barrels, 250 gallon totes, etc.) or variable metered bulk quantities.

We began developing innovative new methods for recycling glycols in 1999. We recognized a need in the market to improve the quality of recycled glycol being returned to retail customers. In addition, we believed through process technology, systems, and footprint we could clean more types of waste glycol in a more cost efficient manner. Each type of industrial waste glycol contains a different list of impurities which traditional waste antifreeze processing does not clean effectively. Additionally, many of the contaminants left behind using these processes - such as esters, organic acids and high dissolved solids - leave the recycled material risky to use in vehicles or machinery.

Our proprietary and patented technology removes difficult pollutants, including esters, organic acids, high dissolved solids and high un-dissolved solids in addition to the benefit of clearing oil/hydrocarbons, additives and dyes that are typically found in used engine coolants. Our QC&A program (Quality Control & Assurance) seeks to ensure consistently high quality, ASTM (American Society for Testing and Materials) standard compliant recycled material. Our products are trusted in all vehicle makes and models, regional fleet, local auto, and national retailers. Our proprietary QC&A program is managed and supported by dedicated process and chemical engineering staff, requires periodic onsite field audits, and ongoing training by our facility managing partners.

Industrial Segment

Our Industrial segment consists of two divisions: WEBA, our additives business and RS&T, our glycol re-distillation plant in West Virginia.

WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America. We believe WEBA is one of the largest companies serving the North American additive market. WEBA’s METALGUARD® additive package product line includes one-step inhibitor systems, which give our customers the ability to easily make various types of antifreeze concentrate and 50/50 coolants for all automobiles, heavy-duty diesel engines, stationary engines in gas patch and other applications. METALGUARD additive packages cover the entire range of coolant types from basic green conventional to the newest extended life OAT antifreezes of all colors. Our heat transfer fluid additives allow our customers to make finished heat transfer fluids for most industry applications including all-aluminum systems. The METALGUARD heat transfer fluids include light and heavy-duty fluids, both propylene and ethylene glycol based, for various operating temperatures. These inhibitors cover the industry standard of phosphate-based inhibitors as well as all-organic (OAT) inhibitors for specific pH range and aluminum system requirements.

All of the METALGUARD products are tested at our in-house laboratory facility and by third-party laboratories to assure conformance. We use the standards set by ASTM (American Society of Testing Materials) for all of our products. All of our products pass the most current ASTM standards and testing for each type of product. Our manufacturing facility conforms to the highest levels of process quality control including ISO 9001 certification.

RS&T operates a 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia, which processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide. The facility is uniquely designed to process industrial waste glycol. It utilizes the only currently active process that produces a product that both meets the virgin glycol antifreeze grade specification, ASTM E1177 EG-1, and achieves the important aesthetic requirement for most applications of having no odor. It is the largest glycol re-distillation plant in North America, with a capacity of 14-20 million gallons per year, several times higher processing capacity than the next largest glycol recycling facility. The facility, located at the Dow Institute Site in Institute, WV, includes five distillation columns, three wiped-film evaporators, heat exchangers, processing and storage tanks, and other processing equipment. The facility’s tanks include feedstock storage capacity of several million gallons and finished goods storage capacity of several million gallons. The plant is equipped with rail and truck unloading/loading facilities, and on-site barge loading/unloading facilities.

Our Strategy

We are a vertically integrated specialty chemical company focused on high quality glycol-based and other products where we can be an efficiency leader providing value added products. To deliver value to all of our stakeholders we: develop, manufacture and deliver value-added niche or specialty products, deliver high quality products which meet or exceed industry standards, provide superior customer service, effectively manage costs as a low cost manufacturer, operate a dependable low cost distribution network, leverage technology and innovation throughout our company and are eco-friendly.

To effectively deliver on our strategy, we offer a broad spectrum of products in our niches, focus on non-standard innovative products, leverage multiple distribution channels and we are market smart in that we maximize less competitive/under-served markets. We provide white glove proactive customer service. Our manufacturing operations produce the highest quality products while effectively managing costs by recycling at high capacity and high up time, driving down raw material costs with focused feedstock streams management and using technology and data to manage our business in real-time. Our distribution operations provide dependable service at a low cost by effectively using know how, technology and data. We leverage technology and innovation to develop a recognized brand and operate certified laboratories and well supported research and development activities. Similarly, we focus on internal and external training programs. We are eco-friendly with the products we offer and the way we operate our businesses.

Results of Operations

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Net Sales

For the three-month period ended March 31, 2017, Net Sales were $2,290,321 compared to $1,442,898 for the three-month period ended March 31, 2016, representing an increase of $847,423, or approximately 59%. The increase in Net Sales was due to organic revenue growth of $155,742, or approximately 11%, and $691,681 of sales related to the businesses and assets acquired in December 2016. Net Sales, including intersegment sales for the three-month period ended March 31, 2017, was $1,598,640 and $940,681 for the Consumer and Industrial segments, respectively.

Cost of Goods Sold

For the three-month period ended March 31, 2017, our Costs of Goods Sold was $2,150,586, compared to $1,305,527 for the three-month period ended March 31, 2016, representing an increase of $845,059, or approximately 65%. The increase in Cost of Goods Sold was primarily due to costs associated with the increase in net sales as well as approximately $200,000 of production costs that were not fully absorbed into inventory, but rather expensed as incurred while the Institute, WV facility was off line during the first half of the quarter for infrastructure related capital improvements.

Gross Profit (Loss)

For the three-month period ended March 31, 2017, we realized a gross profit of $139,735, compared to a gross profit of $137,371 for the three-month period ended March 31, 2016. Gross Profit (Loss), including intersegment sales for the three-month period ended March 31, 2017, was $191,939 and $(52,204) for the Consumer and Industrial segments, respectively.

Our gross profit margin for the three-month period ended March 31, 2017, was approximately 6%, compared to approximately 10% for the three-month period ended March 31, 2016. Gross profit margin, including intersegment sales for the three-month period ended March 31, 2017, was 11% and (6)% for the Consumer and Industrial segments, respectively. The gross profit margin for the Consumer segment was positively impacted by increased sales and proportionately lower costs. The gross profit margin for the Industrial segment was negatively impacted by approximately $200,000 of production costs that were not fully absorbed into inventory, but rather expensed as incurred while the Institute, WV facility was off line during the first half of the quarter for infrastructure related capital improvements.

Operating Expenses

For the three-month period ended March 31, 2017, operating expenses increased to $1,051,671 from $938,035 for the three-month period ended March 31, 2016, representing an increase of $113,636, or approximately 12%. Operating Expenses consist of Consulting Fees, Share-Based Compensation, Salaries and Wages, Legal and Professional, and General and Administrative Expenses. Our operating expense ratio for the three-month period ended March 31, 2017, was approximately 46%, compared to approximately 65% for the three-month period ended March 31, 2016.

Consulting Fees consist of marketing, administrative and management fees incurred under consulting agreements. Consulting Fees increased to $53,426 for the three-month period ended March 31, 2017, from $42,560 for the three-month period ended March 31, 2016, representing an increase of $10,866, or 26%. The increase is primarily due to the Company’s use of external specialists to assist with short duration projects.

Share-Based Compensation consists of stock, options and warrants issued to consultants and employees in consideration for services provided to the Company. Share-Based Compensation decreased to $136,986 for the three-month period ended March 31, 2017, from $280,764 for the three-month period ended March 31, 2016, representing a decrease of $143,778, or 51%. The decrease is due to a market vesting based stock grant to the Company’s Board of Directors in 2016.

Salaries and Wages consist of wages and the related taxes. Salaries and Wages increased to $343,055 for the three-month period ended March 31, 2017, from $256,450 for the three-month period ended March 31, 2016, representing an increase of $86,605, or 34%. The increase is due to the addition of employees in such areas as marketing and sales in late 2016 as well as additional employees related to the businesses and assets acquired in late December 2016.

Legal and Professional Fees consist of legal, accounting, tax and audit services. Legal and Professional Fees increased to $160,991 for the three-month period ended March 31, 2017, from $98,773 for the three-month period ended March 31, 2016, representing an increase of $62,218, or 63%. The increase is primarily related to work performed in connection with the businesses and assets acquired in late December 2016.

General and Administrative (G&A) Expenses consist of general operational costs of our business. For the three-month period ended March 31, 2017, G&A Expenses increased to $357,213 from $259,488 for the three-month period ended March 31, 2016, representing an increase of $97,725, or approximately 38%. The increase is due to additional depreciation and amortization of $168,951 related to the tangible and intangible assets acquired in late December 2016 partially offset by lower costs in other areas.

Other Income and Expenses

For the three-month period ended March 31, 2017, Other Income and Expenses was an expense of $196,218 as compared to an expense of $4,559 for the three-month period ended March 31, 2016, representing an increase of $191,659. Other Income and Expenses consist of Interest Income and Interest Expense. The increase was primarily due to interest expense associated with the debt issued in late December 2016.

Adjusted EBITDA

Presented below is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as “Adjusted EBITDA”). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company’s performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company’s financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company’s performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliations of Adjusted EBITDA to net loss below.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2017	2016
Net loss	$(1,108,910)	$(805,910)

Interest expense, net	196,218	4,559
Income tax expense	756	687
Depreciation and amortization	245,482	76,531
Share-based compensation	136,986	280,764
Adjusted EBITDA	$(529,468)	$(443,369)

Liquidity& Capital Resources; Going Concern

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. Significant factors affecting the management of liquidity are cash flows generated from operating activities, capital expenditures, and acquisitions of businesses and technologies. Cash provided from financing continues to be the Company’s primary source of funds. We believe that we can raise adequate funds through issuance of equity or debt as necessary to continue to support our planned expansion.

For the three months ended March 31, 2017 and 2016, net cash used in operating activities was $514,457 and $387,771, respectively. The increase in cash used in operating activities is due to the increase in our net loss as well as significant period over period changes in accounts receivables, inventories and accounts payable and accrued liabilities. For the three months ended March 31, 2017, the Company used $448,192 in cash for investing activities, compared to the $13,605 used in the prior year’s period. These amounts were comprised of capital expenditures for equipment. For the three months ended March 31, 2016, we received $2,929,379, in cash from financing activities, primarily related to a rights offering in February 2016. For the three months ended March 31, 2017, we paid $22,353, in cash related to financing activities, primarily related to period debt payments.

As of March 31, 2017, we had $3,355,242 in current assets, including $428,997 in cash, $1,127,802 in accounts receivable and $1,405,585 in inventories. Cash decreased from $1,413,999 as of December 31, 2016, to $428,997 as of March 31, 2017, primarily due to cash used in operations.

As of March 31, 2017, we had total current liabilities of $6,288,836 consisting primarily of accounts payable and accrued expenses of $1,847,648, contingent acquisition consideration of $1,803,676 and the current portion of notes payable of $2,629,490. As of March 31, 2017, we had total non-current liabilities of $2,943,712, consisting primarily of the non-current portion of our notes payable obligations of $2,940,652.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2017, the Company has yet to achieve profitable operations and is dependent on our ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve profitable operations.

Our plans to address these matters include achieving profitable operations, raising additional financing through offering our shares of the Company’s capital stock in private and/or public offerings of our securities and through debt financing if available and needed. There can be no assurances, however, that the Company will be able to obtain any financings or that such financings will be sufficient to sustain our business operation or permit the Company to implement our intended business strategy. We plan to achieve profitable operations through the implementation of operating efficiencies at our facilities, increased revenue through the offering of additional products, and the expansion of our geographic footprint through acquisitions, broader distribution from our current facilities and/or the opening of additional facilities.

In their report dated April 6, 2017, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our consolidated financial statements for the year ended December 31, 2016 concerning the Company’s assumption that we will continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of current working capital requirements and recurring losses from operations.

The table below sets forth certain information about the Company’s liquidity and capital resources for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended
	March 31, 2017	March 31, 2016
Net cash (used in) operating activities	$(514,457)	$(387,771)
Net cash (used in) investing activities	(448,927)	(13,605)
Net cash (used in) provided by financing activities	(22,353)	2,929,379
Net (decrease) increase in cash and cash equivalents	(985,002)	2,528,003
Cash - beginning of period	1,413,999	1,276,687
Cash - end of period	$428,997	$3,804,690

The Company may not have sufficient capital to sustain expected operations for the next twelve months. To date, we financed operations and investing activities through private sales of our securities exempt from the registration requirements of the Securities Act of 1933, as amended.

Rights Offering in February 2016

On February 26, 2016, the Company closed a rights offering (the “Rights Offering”). The rights offering was made pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission and declared effective on January 20, 2016.

Pursuant to the Rights Offering, the Company distributed to holders of its common stock non-transferable subscription rights to purchase up to 50,200,947 shares of the Company’s common stock, par value $0.0001 per share. Each stockholder received one subscription right for every one share of common stock owned at 5:00 p.m. EST on October 30, 2015, the record date. Each subscription right entitled a stockholder to purchase 0.7 shares of the Company’s common stock at a subscription price of $0.08 per share, which was referred to as the basic subscription privilege. If a stockholder fully exercised their basic subscription privilege and other stockholders did not fully exercise their basic subscription privileges, stockholders could also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $0.08 per share.

During the Rights Offering, subscription rights to purchase a total of 37,475,620 shares of common stock, par value $0.0001, were exercised. The exercise of these subscription rights resulted in gross proceeds to the Company of $2,998,050 before deducting expenses associated with the rights offering.

Sale and Leaseback

On April 13, 2017, the Company closed an amended sale-leaseback transaction with NFS Leasing, Inc. (“NFS”), wherein the Company sold $1,700,000 of certain operational equipment used in the Company’s glycol recovery and recycling operations (the “Equipment”) pursuant to a bill of sale, as amended (the “Bill of Sale”), and simultaneously entered into a master equipment lease agreement, as modified (the “Lease Agreement”) with NFS for the lease of the Equipment by the Company. Pursuant to the Lease Agreement, the lease term (the “Lease Term”) is for 48 months commencing on May 1, 2017. During the Lease Term, the Company is obligated to make monthly rental payments of $44,720 to NFS. The agreements are effective as of March 31, 2017. At the conclusion of the Lease Term, the Company may repurchase the Equipment from NFS for $1.00.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Net Sales

For the year ended December 31, 2016, Net Sales were $5,591,087 compared to $7,364,452 for the year ended December 31, 2015, representing a decrease of $1,773,365, or 24%. The decrease in Net Sales was due to the impact of the closure of our former New Jersey processing center in December 2015, partially offset by the addition of new customers. For the year ended December 31, 2015, Net Sales for the New Jersey facility to external customers were $2,583,940.

Cost of Goods Sold

For the year ended December 31, 2016, our Costs of Good Sold was $5,283,054 compared to $8,167,841 for the year ended December 31, 2015, representing a decrease of $2,884,787, or approximately 35%. The decrease in Cost of Goods Sold was primarily due to the closure of our former New Jersey processing center in December 2015, partially offset by costs associated with sales to new customers. For the year ended December 31, 2015, Cost of Goods Sold for the New Jersey facility related to external customers was approximately $3,500,000.

For the year ended December 31, 2016, we realized a gross profit of $308,033 compared to a gross loss of $(803,389) for the year ended December 31, 2015, representing a change of $1,111,422. This change is primarily the result of the impact of the closure of our former New Jersey processing center in December 2015.

Our gross margin profit (loss) for the year ended December 31, 2016, was approximately 6% compared to approximately (11)%, for the year ended December 31, 2015.

Operating Expenses

For the year ended December 31, 2016, operating expenses decreased to $3,492,475 from $11,477,791 for the year ended December 31, 2015, representing a decrease of $7,985,316. Operating expenses consist of consulting fees, share-based compensation, salaries and wages, legal and professional fees, general and administrative expenses and the impairment loss, primarily related to the New Jersey processing center (see Note 1 to the Consolidated Financial Statements for additional information regarding the impairment). The reduction in operating expenses is primarily due to the $8,633,761 impairment loss in 2015, partially offset by an increase in salaries and wages associated with additional personnel to support the company’s short term and long term growth plans.

Consulting Fees. Consulting Fees consist of marketing, administrative and management fees paid under consulting agreements. Consulting Fees decreased to $129,752 for the year ended December 31, 2016, from $324,947 for the year ended December 31, 2015, representing a decrease of $195,195, or approximately 60%. The decrease is primarily due to the change in direction by management to utilize employees rather than consultants to advance our business.

Share-Based Compensation. Share-Based Compensation consists of stock, options and warrants issued to consultants, employees and directors in consideration for services provided to the Company. Share-Based Compensation increased to $1,064,086 for the year ended December 31, 2016, from $887,173 for the year ended December 31, 2015, representing an increase of $176,913, or 20%. The increase is due to changes in the type and amount of awards granted between periods.

Salaries and Wages. Salaries and wages consist of wages and the related taxes. Salaries and Wages increased to $1,094,465 for the year ended December 31, 2016, from $549,578 for the year ended December 31, 2015, representing an increase of $544,887 or 99%. The increase is due to a shift by management to use employees rather than consultants as well as the build out of certain in-house resources, including sales, marketing and customer service personnel to support the Company’s short term and long term growth plans and technical resources to support the Company’s product quality enhancement and production capacity increase efforts. Towards the end of the quarter ended September 30, 2016 and continuing into the quarter ended December 31, 2016, the Company increased its sales and marketing team, including the hiring of a Vice President of Sales and Marketing. The Company expects that this increase in personnel will result in an immediate increase in salaries and wages expense and an increase in sales in 2017.

Legal and Professional Fees. Legal and professional fees consist of legal, accounting, tax and audit services. For the year ended December 31, 2016, Legal and Professional Fees decreased to $274,824 from $300,350 for the year ended December 31, 2015, representing a decrease of $25,526 or approximately 8%.

General and Administrative (G&A) Expenses. G&A Expenses consist of general operational costs of our business. For the year ended December 31, 2016, G&A Expenses increased to $929,348 from $781,982 for the year ended December 31, 2015, representing an increase of $147,366, or approximately 19%. The increase is primarily due to costs related to our New Jersey processing center that was closed in December 2015, partially offset by cost savings realized across other areas of the Company. The Company incurred approximately $496,000 of costs in 2016 associated with the New Jersey facility. The wind down of the New Jersey processing center is substantially complete and the Company does not expect any significant costs related to New Jersey in the future.

Other Income and Expenses

For the year ended December 31, 2016, Other Income and Expenses was expense of $100,170 compared to an expense of $160,706 for the year ended December 31, 2015, representing a decrease of $60,356, or approximately 38%. Other Income and Expenses consist primarily of a $89,666 Loss on sale of equipment, net, Interest income and Interest expense along with a gain on settlement of a note payable of $15,000 during 2016. The change was primarily due to costs associated with our former New Jersey processing center that was closed in December 2015 and the gain on settlement.

Interest Expense. Interest expense consists of interest on the Company’s outstanding indebtedness. For the year ended December 31, 2016, Interest Expense decreased to $25,876 from $160,937 for the year ended December 31, 2016, representing a decrease of $135,061 or approximately 84%. The decrease was primarily due to costs associated with our former New Jersey processing center that was closed in December 2015.

Adjusted EBITDA

Presented below is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and share-based compensation (which we refer to as “Adjusted EBITDA”). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company’s performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company’s financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company’s performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliations of Adjusted EBITDA to net loss below.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	As Reported
	Years Ended December 31,
	2016	2015
Net loss	$(2,264,560)	$(12,452,260)

Interest expense, net	25,504	160,706
Income tax (benefit) expense	(1,020,052)	10,374
Depreciation and amortization	358,491	793,438
Share-based compensation	1,064,086	887,173
Adjusted EBITDA	$(1,836,531)	$(10,600,569)

Liquidity& Capital Resources

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. Significant factors affecting the management of liquidity are cash flows generated from operating activities, capital expenditures, and acquisitions of businesses and technologies. Cash provided from financing continues to be the Company’s primary source of funds. We believe that we can raise adequate funds through issuance of equity or debt as necessary to continue to support our planned expansion.

As of December 31, 2016, we had $3,572,685 in current assets, consisting primarily of $1,413,999 in cash, $1,096,713 in accounts receivable and $644,522 in inventory. Cash increased from $1,276,687 as of December 31, 2015, to $1,413,999 as of December 31, 2016, primarily due to the rights offering in February 2016 and the unsecured debt issued in December 2016, significantly offset by negative operating cash flow and purchases of assets and businesses. Accounts receivable increased from $807,906 as of December 31, 2015, to $1,096,713 as of December 31, 2016 primarily due to customer receivable balances acquired as part of the WEBA acquisition in December 2016. Inventory increased from $380,789 as of December 31, 2015, to $644,522 as of December 31, 2016 primarily due to inventory balances acquired as part of the Dow asset purchase in December 2016.

As of December 31, 2016, we had total current liabilities of $5,336,792, consisting primarily of contingent acquisition consideration of $1,821,575 and notes payable – current portion, net of debt discount of $2,541,178. Contingent acquisition consideration relates to potential future earn out payment amounts primarily related to the WEBA acquisition in 2016. Notes payable – current portion, net of debt discount increased from $117,972 as of December 31, 2015 to $2,541,178 as of December 31, 2016 primarily related to the unsecured debt issued in December 2016.

The table below sets forth certain information about the Company’s liquidity and capital resources for the years ended December 31, 2016 and 2015:

	For the Year Ended
	December 31, 2016	December 31, 2015
Net cash (used in) operating activities	$(2,997,392)	$(2,256,162)
Net cash (used in) investing activities	$(2,382,971)	$(173,874)
Net cash provided by financing activities	$5,517,675	$3,211,876
Net increase (decrease) in cash	$137,312	$(781,840)
Cash - beginning of year	$1,276,687	$494,847
Cash - end of year	$1,413,999	$1,276,687

The Company may not have sufficient capital to sustain expected operations and investing activities for the next twelve months. To date, we financed operations and investing activities through private sales of our securities exempt from the registration requirements of the Securities Act of 1933, as amended. During the year ended December 31, 2016, we completed a rights offering and raised net proceeds of $2,936,792, which is discussed further below. During the year ended December 31, 2016, we also raised gross proceeds of $2,810,000 through the issuance of unsecured debt, which is discussed further below. During the year ended December 31, 2015, we completed a private placement offering and raised net proceeds of $3,544,448 which is also discussed further below.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2016, the Company has yet to achieve profitable operations and is dependent on our ability to raise capital from stockholders or other sources to sustain operations until, if at all, the Company is able to achieve profitable operations.

Our plans to address these matters include achieving profitable operations, raising additional financing through offering our shares of the Company’s capital stock in private and/or public offerings of our securities and through debt financing if available and needed. There can be no assurances, however, that the Company will be able to obtain any financings or that such financings will be sufficient to sustain our business operation or permit the Company to implement our intended business strategy. We plan to achieve profitable operations through the implementation of operating efficiencies at our facilities and increased revenue through the offering of additional products and the expansion of our geographic footprint through acquisitions, broader distribution from our current facilities and/or the opening of additional facilities.

In their report dated April 6, 2017, our independent registered public accounting firm included an emphasis-of-matter paragraph with respect to our consolidated financial statements for the fiscal year ended December 31, 2016 concerning the Company’s assumption that we will continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of current working capital requirements and recurring losses from operations.

Private Financings

February 2015 Private Placement

On February 17, 2015, the Company completed a private placement offering (the “Offering”) of units of the Company’s securities (the “Units”) at a price of $0.325 per Unit, with each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share. In connection with the Offering, the Company entered into subscription agreements with eighteen (18) accredited investors and one (1) non-accredited investor (collectively, the “Investors”), pursuant to which the Company sold to the Investors, for an aggregate purchase price of $3,579,275, a total of 11,013,170 Units, consisting of 11,013,170 shares of Common Stock.

The Company utilized the services of a FINRA registered placement agent (the “Placement Agent”) for the Offering. In connection with the Offering, the Company paid an aggregate cash fee of $34,827 to the Placement Agent and issued to the Placement Agent five-year stock options to purchase up to 107,160 shares of Common Stock at an exercise price of $0.325 per share. The net proceeds to the Company from the Offering, after deducting the foregoing cash fee and other expenses related to the Offering, were $3,544,448.

February 2016 Rights Offering

On February 26, 2016, the Company closed the 2016 Rights Offering. The rights offering was made pursuant to a registration statement on Form S-1 filed with the SEC and declared effective on January 20, 2016.

Pursuant to the 2016 Rights Offering, the Company distributed to holders of its Common Stock non-transferable subscription rights to purchase up to 50,200,947 shares of the Company’s Common Stock, par value $0.0001 per share. Each stockholder received one subscription right for every one share of Common Stock owned at 5:00 p.m. EST on October 30, 2015, the record date. Each subscription right entitled a stockholder to purchase 0.7 shares of Common Stock at a subscription price of $0.08 per share, which was referred to as the basic subscription privilege. If a stockholder fully exercised their basic subscription privilege and other stockholders did not fully exercise their basic subscription privileges, stockholders could also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $0.08 per share.

During the 2016 Rights Offering, subscription rights to purchase a total of 37,475,620 shares of Common Stock, par value $0.0001, were exercised. The exercise of these subscription rights resulted in gross proceeds to the Company of $2,998,050 before deducting expenses associated with the rights offering.

5% Notes Issuance

On December 27, 2016, the Company entered into a subscription agreement (the “5% Notes Subscription Agreement”) by and between the Company and various funds managed by Wynnefield Capital. Pursuant to the 5% Notes Subscription Agreement, the Company offered and issued $1,000,000 in principal amount of 5% Senior Unsecured Promissory Notes (the “5% Notes”). The Company received $1,000,000 in net proceeds from the offering. The 5% Notes stated maturity date was May 31, 2017, or at an earlier date consistent with Section 2(d) of the 5% Note (the “5% Note Maturity Date”). The 5% Notes bear interest at a rate of 5% per annum due on the 5% Note Maturity Date or as otherwise specified by the 5% Note. The 5% Notes contain standard events of default, including: (i) failure to repay the 5% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. If the 5% Notes are not repaid at the 5% Note Maturity Date, then the default rate becomes 12% per annum and the balance of the 5% Notes outstanding must be paid in four equal installments during the succeeding four months. The 5% Notes were repaid on April 17, 2017.

8% Notes Issuance

On December 27, 2016, the Company entered into subscription agreements (the “8% Notes Subscription Agreements”) by and between the Company and certain accredited investors. Pursuant to the 8% Notes Subscription Agreements, the Company offered and issued: (i) $1,810,000 in principal amount of 8% Senior Unsecured Promissory Notes (the “8% Notes”); and (ii) warrants (the “Warrants”) to purchase up to 5,656,250 shares of Common Stock of the Company. The Company received $1,760,000 in net proceeds from the offering. The 8% Notes will mature on December 27, 2017 (the “8% Note Maturity Date”), or at an earlier date consistent with Section 2(d) of the 8% Note. The 8% Notes bear interest at a rate of 8% per annum due on the 8% Note Maturity Date or as otherwise specified by the 8% Note. The 8% Notes contain standard events of default, including: (i) failure to repay the 8% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. The Warrants are exercisable for an aggregate of 5,656,250 shares of Common Stock, beginning on December 27, 2016, and will be exercisable for a period of three years. The exercise price with respect to the warrants is $0.08 per share. The exercise price and the amount of shares of Common Stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other similar issuances.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Recent Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements that are of significance, or potential significance to the Company, except as discussed below.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In July 2015, the FASB decided to delay the effective date of ASU 2014-09 until December 15, 2017. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The Company has not yet selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. While the Company is still evaluating ASU 2016-02, the Company expects the adoption of ASU 2016-02 to have a material effect on the Company’s consolidated financial condition due to the recognition of the lease rights and obligations as assets and liabilities. The Company is currently assessing the impact of the adoption of ASU 2016-02 will have on its consolidated financial statements and disclosures.

Critical Accounting Policies and Estimates

We have identified in the consolidated financial statements contained herein certain critical accounting policies that affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosure of contingent assets and liabilities. Management reviews with the audit committee the selection, application and disclosure of critical accounting policies. On an ongoing basis, we evaluate our estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. These areas include going concern, collectability of accounts receivable, inventory, impairment of goodwill, carrying amounts and useful lives of intangible assets, fair value of assets acquired and liabilities assumed in business combinations, stock-based compensation expense, and deferred taxes. We base our estimates on historical experience, our observance of trends in particular areas, and information or valuations and various other assumptions that we believe to be reasonable under the circumstances and which form the basis for making judgments about the carrying value of assets and liabilities that may not be readily apparent from other sources. Actual amounts could differ significantly from amounts previously estimated.

We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity:

Revenue Recognition

The Company recognizes revenue when (1) delivery of product has occurred or services have been rendered, (2) there is persuasive evidence of a sale arrangement, (3) selling prices are fixed or determinable, and (4) collectability from the customer (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. This generally occurs either when the Company’s products are shipped from its facility or delivered to the customer when title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material. Shipping costs passed to the customer are included in the net sales.

Collectability of Accounts Receivable

Accounts receivable consist primarily of amounts due from customers from sales of products and are recorded net of an allowance for doubtful accounts. In order to record our accounts receivable at their net realizable value, we assess their collectability. A considerable amount of judgment is required in order to make this assessment, based on a detailed analysis of the aging of our receivables, the credit worthiness of our customers and our historical bad debts and other adjustments. If economic, industry or specific customer business trends worsen beyond earlier estimates, we increase the allowance for uncollectible accounts by recording additional expense in the period in which we become aware of the new conditions.

Substantially all our customers are based in the United States. The economic conditions in the United States can significantly impact the recoverability of our accounts receivable.

Inventories

Inventories consist primarily of used glycol to be recycled, recycled glycol for resale and supplies used in the recycling process. Inventories are stated at the lower of cost or market with cost recorded on an average cost basis. Costs include purchase costs, fleet and fuel costs, direct labor, transportation costs and production related costs. In determining whether inventory valuation issues exist, we consider various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, historical sales and production usage. Shifts in market trends and conditions, changes in customer preferences or the loss of one or more significant customers are factors that could affect the value of our inventory. These factors could make our estimates of inventory valuation differ from actual results.

Long-Lived Assets

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment and intangible assets or whether the remaining balance of the long-lived assets should be evaluated for possible impairment. Instances that may lead to an impairment include the following: (i) a significant decrease in the market price of a long-lived asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Upon recognition of an event, as previously described, we use an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment and long-lived assets in assessing their recoverability. We measure impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). We primarily employ the two following methodologies for determining the fair value of a long-lived asset: (i) the amount at which the asset could be bought or sold in a current transaction between willing parties; or (ii) the present value of expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows.

Goodwill and Other Intangibles

As of December 31, 2016, goodwill and net intangible assets recorded on our consolidated balance sheet aggregated to $6,487,287 (of which $3,693,083 is goodwill that is not subject to amortization). We perform an annual impairment review in the fourth quarter of each year. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles - Goodwill and Other, we perform goodwill impairment testing at least annually, unless indicators of impairment exist in interim periods. Our test of goodwill impairment includes assessing qualitative factors and the use of judgment in evaluating economic conditions: industry and market conditions, cost factors, and entity-specific events, as well as overall financial performance. The impairment test for goodwill uses a two-step approach. Step one compares the estimated fair value of a reporting unit with goodwill to its carrying value. If the carrying value exceeds the estimated fair value, step two must be performed. Step two compares the carrying value of the reporting unit to the fair value of all of the assets and liabilities of the reporting unit (including any unrecognized intangibles) as if the reporting unit was acquired in a business combination. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal to the excess.

In addition to the required goodwill impairment analysis, we also review the recoverability and estimated useful life of our net intangibles with finite lives when an indicator of impairment exists. When we acquire intangible assets, management determines the estimated useful life, expected residual value if any and appropriate allocation method of the asset value based on the information available at the time. Reaching a determination on useful life requires significant judgments and assumptions regarding the future effects of obsolescence, demand, competition, other economic factors (such as the stability of the industry, known technological advances, legislative action that results in an uncertain or changing regulatory environment, and expected changes in distribution channels), the level of required maintenance expenditures, and the expected lives of other related groups of assets. Our assumptions with respect to expected future cash flows relating to intangible assets is impacted by our assessment of (i) the proprietary nature of our recycling process combined with (ii) the technological advances we have made allowing us to recycle all five major types of waste glycol into a virgin-quality product usable in any glycol application along with (iii) the fact that the market is currently served by primarily smaller local processors. If our assumptions and related estimates change in the future, or if we change our reporting structure or other events and circumstances change, we may be required to record impairment charges of goodwill and intangible assets in future periods and we may need to change our estimated useful life of amortizing intangible assets. Any impairment charges that we may take in the future or any change to amortization expense could be material to our results of operations and financial condition.

Deferred Financing Costs, Debt Discount and Detachable Debt-Related Warrants

Costs incurred in connection with debt are deferred and recorded as a reduction to the debt balance in the accompanying consolidated balance sheets. The Company amortizes debt issuance costs over the expected term of the related debt using the effective interest method. Debt discounts relate to the relative fair value of warrants issued in conjunction with the debt are also recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

Share-based Compensation

We use the Black-Scholes-Merton option-pricing model to estimate the value of options and warrants issued to employees and consultants as compensation for services rendered to the Company. This model uses estimates of volatility, risk free interest rate and the expected term of the options or warrants, along with the current market price of the underlying stock, to estimate the value of the options and warrants on the date of grant. In addition, the calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of the stock-based awards is amortized over the vesting period of the awards. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met. For stock-based awards that vest based on market conditions, expense is recognized on the accelerated attribution method over the derived service period.

Assumptions used in the calculation were determined as follows:

●	Expected term is generally determined using the weighted average of the contractual term and vesting period of the award;
●	Expected volatility of award grants made under the Company’s plans is measured using the historical daily changes in the market price of the Company, over the expected term of the award;
●	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and
●	Forfeitures are based on the history of cancellations of awards granted by the Company and management’s analysis of potential forfeitures.

Accounting for Income Taxes

We use the asset and liability method to account for income taxes. Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. In preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, depreciation on property, plant and equipment, intangible assets, goodwill and losses for tax and accounting purposes. These differences result in deferred tax assets, which include tax loss carry-forwards, and liabilities, which are included within our consolidated balance sheets. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. To the extent a valuation allowance is established or increased in a period, we include an adjustment within the tax provision of our consolidated statements of operations. As of December 31, 2016 and 2015, we had established a full valuation allowance for all deferred tax assets.

As of December 31, 2016, and December 31, 2015, we did not recognize any assets or liabilities relative to uncertain tax positions, nor do we anticipate any significant unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties related to unrecognized tax benefits is recognized in income tax expense. Since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest.

Contingencies

Litigation

The Company may be party to legal proceedings in the ordinary course of business. The Company believes that the nature of these proceedings (collection actions, etc.) is typical for a Company of our size and scope of operations. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Below is an overview of a recently resolved legal proceeding, one pending legal proceeding, and one outstanding alleged claim.

On January 8, 2016, Acquisition Sub. #4 filed a civil action against Onyxx Group LLC in the Circuit Court of Hillsborough County, Florida. This civil action related to an outstanding balance due from Onyxx Group LLC to Acquisition Sub. #4. In September 2016, the Company received a favorable judgment regarding this civil action in the amount of $95,000.

On March 22, 2016, Acquisition Sub. #4 filed a civil action against Encore Petroleum, LLC in the Superior Court of New Jersey Law Division, Hudson County. This civil action relates to an outstanding balance due from Encore Petroleum to Acquisition Sub. #4. This civil action is still pending.

The Company is also aware of one matter that involves an alleged claim against the Company, and it is at least reasonably possible that the claim will be pursued. The claim involves contracts with our former director and his related entities that provided services and was our landlord for the Company’s former processing facility in New Jersey. In this matter, the landlord of the Company’s formerly leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. During the quarter ended March 31, 2015, the former landlord denied the Company access to the New Jersey facility and prepared an eviction notice. The Company negotiated a payment in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. On December 28, 2015, the Company ultimately approved the termination of the lease agreements related to the New Jersey facility, thereby ceasing all operations at that particular facility. This termination was prompted by the former landlord’s demand for payment of approximately $2.3 million to maintain access to the facility. In September 2016, the Company reached an agreement with the landlord. The agreement required the Company to resolve certain environmental issues regarding the former processing facility and make certain payments to the landlord. The Company, the landlord and their related entities also agreed to a full and final settlement of existing and possible futures claims between the parties. As of March 31, 2017, the Company believes it has addressed the environmental issues by removing and disposing of the waste from the facility and cleaning the storage tanks. Additionally, as of March 31, 2017 the Company has paid in full the agreed upon $335,000 payment to the landlord.

Environmental Matters

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. It is management’s opinion that the Company is not currently exposed to significant environmental remediation liabilities or asset retirement obligations. However, if a release of hazardous substances occurs, or is found on one of our properties from prior activity, we may be subject to liability arising out of such conditions and the amount of such liability could be material.

The Company accrues for potential environmental liabilities in a manner consistent with accounting principles generally accepted in the United States; that is, when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. The Company reviews the status of its environmental sites on a yearly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. The Company maintains insurance coverage for unintentional acts that result in environmental remediation liabilities up to $1 million per occurrence; $2 million in the aggregate, with an umbrella liability policy that doubles the coverage. These policies do, however, take into account the likely share other parties will bear at remediation sites. It would be difficult to estimate the Company’s ultimate level of liability due to the number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company is aware of one environmental remediation issue related to our former leased property in New Jersey, which is currently subject to a remediation stemming from the sale of property by the previous owner in 2008 to the current landlord. To Management’s knowledge, the former landlord has engaged a licensed site remediation professional and had assumed responsibility for this remediation. In Management’s opinion the liability for this remediation is the responsibility of the former landlord. However, the former landlord has disputed this position and it is an open issue subject to negotiation. Currently, we have no knowledge as to the scope of the landlord’s former remediation obligation.

BUSINESS

Overview

GlyEco is a leading specialty chemical company, leveraging technology and innovation to focus on vertically integrated, eco-friendly manufacturing, customer service and distribution solutions. Our eight facilities, including the recently acquired 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant at Institute, West Virginia, deliver superior quality glycol products that meet or exceed ASTM quality standards, including a wide spectrum of ready to use antifreezes and additive packages for antifreeze/coolant, gas patch coolants and heat transfer fluid industry, throughout North America. Our team’s extensive experience in the chemical field, including direct experience with reclamation of all types of glycols, gives us the ability to process a wide range of feedstock streams, formulate and produce unique products and has earned us an outstanding reputation in our markets.

GlyEco has two segments: Consumer and Industrial. Consumer’s principal business activity is the processing of waste glycol into high-quality recycled glycol products, specifically automotive antifreeze, and related specialty blended antifreeze, which we sell in the automotive and industrial end markets. We operate six processing and distribution centers located in the eastern region of the United States. Industrial’s principal business activity consists of two divisions. WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America, and RS&T, which operates a 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia that processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide.

Consumer Segment

Prior to the December acquisitions of WEBA, RS&T and UCC assets and through December 31, 2016, the Company operated as one segment, the Consumer segment.

Our Consumer segment has processing and distribution centers located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Rock Hill, South Carolina, (5) Tea, South Dakota, and (6) Landover, Maryland. The Minneapolis, Minnesota, Lakeland, Florida, Rock Hill, South Carolina and Tea, South Dakota facilities have distillation equipment and operations for recycling waste glycol streams as well as blending equipment and operations for mixing glycol and other chemicals to produce finished products for sale to third party customers, while the Indianapolis, Indiana and Landover, Maryland facilities currently only have blending equipment and operations for mixing glycol and other chemicals to produce finished products for sale to third party customers. We estimate that the monthly processing capacity of our four facilities with distillation equipment is approximately 100,000 gallons of ready to use finished products. We have invested significant time and money into increasing the capacity and actual production of our facilities. Our average monthly production was approximately 80,000 gallons in the first quarter of 2017 as compared to approximately 40,000 gallons in the first quarter of 2016. Our processing and distribution centers utilize a fleet of trucks to collect waste material for processing and delivering recycled glycol products directly to retail end users at their storefronts, which is typically 50-100 gallons per customer order. Collectively, we directly service approximately 5,000 generators of waste glycol. To meet the delivery volume needs of our existing customers, we supplement our collected and processed glycol with new or virgin glycol that we purchase in bulk from various suppliers. In addition to our retail end users, we also sell our recycled glycol products to wholesale or bulk distributors who, in turn, sell to retail end users specifically as automotive or specialty blended antifreeze. In certain markets we also sell windshield washer fluids which we do not recycle.

We have deployed our proprietary technology across our six processing distribution centers, allowing for safe and efficient handling of waste streams, application of our processing technology and Quality Control & Assurance Program (“QC&A”), sales of high-quality glycol products, and data systems allowing for tracking, training, and further development of our products and service.

Our Consumer segment product offerings include:

●	High-Quality Recycled Glycols - Our technology allows us to produce glycols which meet ASTM standards and can be used in any industrial application.
●	Recycled Antifreeze - We formulate several universal recycled antifreeze products to meet ASTM and/or OEM manufacturer specifications for engine coolants. In addition, we custom blend recycled antifreeze to customer specifications.
●	Recycled HVAC Fluids - We formulate a universal recycled HVAC coolant to meet ASTM and/or OEM manufacturer specifications for heating, ventilation and air conditioning fluids. In addition, we custom blend recycled HVAC coolants to customer specifications.
●	Waste Glycol Disposal Services - Utilizing our fleet of collection/delivery trucks, we collect waste glycol from generators for recycling. We coordinate large batches of waste glycol to be picked up from generators and delivered to our processing centers for recycling or in some cases to be safely disposed.
●	Windshield Washer Fluid - In certain markets we sell windshield washer fluids which we do not recycle.

We currently sell and deliver all of our products in bulk containers (55 gallon barrels, 250 gallon totes, etc.) or variable metered bulk quantities.

We began developing innovative new methods for recycling glycols in 1999. We recognized a need in the market to improve the quality of recycled glycol being returned to retail customers. In addition, we believed through process technology, systems, and footprint we could clean more types of waste glycol in a more cost efficient manner. Each type of industrial waste glycol contains a different list of impurities which traditional waste antifreeze processing does not clean effectively. Additionally, many of the contaminants left behind using these processes - such as esters, organic acids and high dissolved solids - leave the recycled material risky to use in vehicles or machinery.

Our proprietary and patented technology removes difficult pollutants, including esters, organic acids, high dissolved solids and high un-dissolved solids in addition to the benefit of clearing oil/hydrocarbons, additives and dyes that are typically found in used engine coolants. Our QC&A program (Quality Control & Assurance) seeks to ensure consistently high quality, ASTM (American Society for Testing and Materials) standard compliant recycled material. Our products are trusted in all vehicle makes and models, regional fleet, local auto, and national retailers. Our proprietary QC&A program is managed and supported by dedicated process and chemical engineering staff, requires periodic onsite field audits, and ongoing training by our facility managing partners.

Industrial Segment

Our Industrial segment consists of two divisions: WEBA, our additives business, and RS&T, our glycol re-distillation plant in West Virginia.

WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America. We believe WEBA is one of the largest companies serving the North American additive market. WEBA’s METALGUARD® additive package product line includes one-step inhibitor systems, which give our customers the ability to easily make various types of antifreeze concentrate and 50/50 coolants for all automobiles, heavy-duty diesel engines, stationary engines in gas patch and other applications. METALGUARD additive packages cover the entire range of coolant types from basic green conventional to the newest extended life OAT antifreezes of all colors. Our heat transfer fluid additives allow our customers to make finished heat transfer fluids for most industry applications including all-aluminum systems. The METALGUARD heat transfer fluids include light and heavy-duty fluids, both propylene and ethylene glycol based, for various operating temperatures. These inhibitors cover the industry standard of phosphate-based inhibitors as well as all-organic (OAT) inhibitors for specific pH range and aluminum system requirements.

All of the METALGUARD products are tested at our in-house laboratory facility and by third-party laboratories to assure conformance. We use the standards set by ASTM (American Society of Testing Materials) for all of our products. All of our products pass the most current ASTM standards and testing for each type of product. Our manufacturing facility conforms to the highest levels of process quality control including ISO 9001 certification.

RS&T operates a 14-20 million gallons per year, ASTM E1177 EG-1, glycol re-distillation plant in West Virginia, which processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide. The facility is uniquely designed to process industrial waste glycol. It utilizes the only currently active process that produces a product that both meets the virgin glycol antifreeze grade specification, ASTM E1177 EG-1, and achieves the important aesthetic requirement for most applications of having no odor. It is the largest glycol re-distillation plant in North America, with a capacity of 14-20 million gallons per year, several times higher processing capacity than the next largest glycol recycling facility. The facility, located at the Dow Institute Site at Institute, WV, includes five distillation columns, three wiped-film evaporators, heat exchangers, processing and storage tanks, and other processing equipment. The facility’s tanks include feedstock storage capacity of several million gallons and finished goods storage capacity of several million gallons. The plant is equipped with rail and truck unloading/loading facilities, and on-site barge loading/unloading facilities.

Our Strategy

We are a vertically integrated specialty chemical company focused on high quality glycol-based and other products where we can be an efficiency leader providing value added products. To deliver value to all of our stakeholders we: develop, manufacture and deliver value-added niche or specialty products, deliver high quality products which meet or exceed industry standards, provide a superior, best in class customer service, effectively manage costs as a low cost manufacturer, operate a dependable low cost distribution network, leverage technology and innovation throughout our company and are eco-friendly.

To effectively deliver on our strategy, we offer a broad spectrum of products in our niches, focus on non-standard innovative products, leverage multiple distribution channels and we are market smart in that we maximize less competitive/under-served markets. We provide white glove proactive customer service. Our manufacturing operations produce the highest quality products while effectively managing costs by recycling at high capacity and high up time, driving down raw material costs with focused feedstock streams management and using technology and data to manage our business in real-time. Our distribution operations provide dependable service at a low cost by effectively using know how, technology and data. We leverage technology and innovation to develop a recognized brand and operate certified laboratories and well supported research and development activities. Similarly, we focus on internal and external training programs. We are eco-friendly with the products we offer and the way we operate our businesses.

Our Industry

Background on Glycol

Glycols are man-made liquid chemicals derived from natural gas and crude oil - non-renewable and limited natural resources. Glycols are used as a base chemical component in five primary industries:

1.	Automotive - Glycols are used as antifreeze in vehicles and other equipment with a combustion engine.
2.	HVAC - Glycols are in the heat transfer fluids used to warm and cool buildings.
3.	Textiles - Glycols are used as a raw material in the manufacturing of polyester fiber and plastics (e.g. water bottles).
4.	Airline - Glycols are used in aircraft deicing fluid to avoid accumulation of moisture on aircraft wings.
5.	Medical - Glycols are used for equipment sterilization in the medical industry.

Glycols are also used extensively in the Oil & Gas/Exploration & Production industry, which is an industry segment we plan to focus considerable effort on during the upcoming 2017 year.

During use in these industries, glycol becomes contaminated with impurities. Impurities in waste glycol vary depending on the industry source, with each waste stream containing different amounts of water, glycols, dirt, metals, and oils. Most waste glycol is landfilled, sent to waste water treatment, released to surface water, or disposed of improperly, wasting an important natural resource and causing a negative effect on our environment. Because of rapid biodegradability of glycol, the U.S. Environmental Protection Agency (“EPA”) allows disposal by “release to surface waters.” However, when glycols break down in water they deplete oxygen levels, which kill fish and other aquatic life. Exposure to ethylene glycol can be hazardous and may cause death for humans, animals, birds, fish, and plants.

There are different types of glycol, including propylene glycol and ethylene glycol. Through the use of our technology, assets and expertise, we generally focus on ethylene glycol but can work with any type of glycol. Virgin ethylene glycol is produced in petrochemical plants using the ethane/ethylene extracted from natural gas or cracked from crude oil in refineries. Ethylene is oxidized in these petrochemical plants to ethylene oxide, which is then hydrated to form ethylene glycol. Glycols are also used in other applications such as paints and coatings, but these uses do not produce waste glycol, thus are not relevant to our business.

Glycol and Antifreeze Market

World-wide consumption for ethylene glycol is over 5.5 billion gallons per year. China and the United States are the largest consumers of ethylene glycol (“EG”), with the majority of EG being used in polyester and antifreeze applications. While the growth rate of EG consumption has slowed, demand continues to exceed supply for ethylene glycol, largely because of growth in polyester manufacturing used to make clothing, plastic containers, and plastic beverage bottles. The United States consumes approximately 700 million gallons of EG per year, with over 160 million gallons being used in antifreeze applications.

It is estimated that only 15% of waste antifreeze is recycled, equaling approximately 25 million gallons recycled per year (Environmental Protection Agency).

Glycol Recycling

Companies began recycling waste glycol in the 1980s. Material technological advances and market acceptance of recycled glycol did not occur until the 1990s, but recyclers rarely processed any other type of glycol than waste automotive antifreeze. To this day, recyclers still generally focus on automotive antifreeze, as waste glycol from the other industries have unique impurities and are challenging to process. The glycol recycling industry is generally fragmented with many small to mid-sized companies throughout North America that recycle glycol, antifreeze, and/or other glycol-based liquids. Additionally, a few used motor-oil recyclers who operate in multi-state regions also collect and recycle waste antifreeze. The most common methods of glycol recycling include distillation, nanofiltration, and electrodialysis.

Glycol Recycling Standards

The American Society for Testing and Materials (“ASTM”), Original Equipment Manufacturers (“OEM”), and various states have developed guidelines and regulations that govern the quality of virgin and recycled glycol. ASTM is recognized as the independent leader in creating standards for the composition of antifreeze and other glycol-based products. ASTM sets both performance standards (e.g. specifications for engine coolant used in light-and heavy-duty automobiles) and general purity standards. OEMs set particular standards for the individual needs and preferences for the vehicles/equipment they each manufacture. GlyEco is, and will continue to be, a leader in producing high quality recycled glycol and finished products such as antifreeze and heat transfer fluids, while meeting or exceeding ASTM and OEM specifications.

Competition

We compete in the highly fragmented specialty chemicals industry. We operate in highly competitive markets and face competition in each of our product categories and subcategories. The participants in the industry offer a varied and broad array of product lines designed to meet specific customer requirements. Participants compete with individual and service product offerings on a global, regional and/or local level subject to the nature of the businesses and products, as well as the end-markets and customers served. Competition is based on several key criteria, including product performance and quality, product price, product availability and security of supply, responsiveness of product development in cooperation with customers, customer service, industry knowledge and technical capability. Most key competitors are significantly larger than GlyEco and have greater financial resources, leading to greater operating and financial flexibility.

The glycol recycling industry, a key submarket for GlyEco, is comprised primarily of independent recyclers who operate within their own geographic region. The industry is fragmented with multiple small to mid-sized independent recyclers spread out across the United States. Many operations are companies still owned by the original entrepreneur that founded the company, or they are a division of a larger chemical operation where glycol recycling is only a small portion of the business. Additionally, a few used motor-oil recyclers who operate in multistate regions also collect and recycle waste antifreeze. The majority of recycled glycol from these operations is sold into secondary markets as generic automotive antifreeze. This material is often mixed with refinery-grade glycol to dilute remaining impurities and because the quality does not meet the standards of many buyers and certain industries as a whole. These glycol recycling competitors actively seek to purchase waste glycol from local, regional, and national collectors, competition which can increase the price to obtain such waste.

Other competitors include refinery grade glycol manufacturers (e.g. MEGlobal and SABIC), antifreeze producers (e.g. Prestone and Old World), antifreeze distributors (e.g. Nexeo and Brenntag), and waste collectors and recyclers (e.g. Safety Kleen; Heritage-Crystal Clean).

Suppliers

We purchase raw materials from multiple sources of supply primarily in the United States.

Waste glycol is a significant raw material. We conduct business with a number of waste glycol generators, including specialty chemical companies, as well as waste collectors that have varied operations in solid, hazardous, special, and liquid waste. Our consumer segment collects waste glycol directly from approximately 5,000 generators, such as oil change service stations, automotive and heavy equipment repair shops, automotive dealerships, vehicle fleet operations, plastic bottle manufacturers, virgin glycol refineries, and other companies that generate waste glycol. We also receive waste glycol from waste collectors that act as a “one-stop shop” for companies generating a variety of waste including oil, glycol, solvents, and solid waste. At our consumer segment processing centers, we receive the majority of our waste glycol from waste generators, with the balance coming from waste collectors. Our consumer segment normally collects waste glycol from waste generators in volumes between 50 and 100 gallons. We also receive waste glycol in bulk loads by trucks and railcars from waste collectors and generators. Depending on the type of waste glycol and the chemical composition of that glycol, we may pay the collector/generators to take the material, take it for free, or pay for the material.

Seasonality

Our business is affected by seasonal factors, mainly the demand for automotive antifreeze, which can affect our sales volume and the price point. Because the demand for automotive antifreeze is typically higher in winter months, we often see an increase in sales during the first and fourth quarters.

Regulation

Although glycol can be considered a hazardous material, there are few federal rules or regulations governing its characterization, transportation, packaging, processing, or disposal (e.g. handling). Typically any regulations that address such activities occur at either the state and/or county level and can vary significantly from region to region. For example, while a majority of states do not regulate the resale of recycled glycol in any manner, a few states do regulate the quality of recycled glycol that can be resold in the market as antifreeze by requiring that all branded recycled antifreeze be tested and approved before resale can occur.

Regarding the handling of waste glycol, most states have little to no regulation specifically regarding the handling of waste glycol. Instead, the handling of waste glycol is typically regulated under state-level hazardous waste and solid waste regulations. Waste glycol is not automatically characterized as a hazardous waste by the states, but it can be considered hazardous if the waste material is tested and contains a certain amount of contaminants, such as lead. For example, the State of Indiana published guidance explaining that used antifreeze is not a “listed” hazardous waste, but it can be identified as a hazardous waste if it is contaminated from use or mixture with other wastes. Importantly, a handful of states grant an exception to handlers of waste glycol allowing them to not have to test their waste material if its destination is a recycling facility. This is a notable exception that allows the glycol recycling industry to function without significant barriers. For example, the State of Minnesota does not require used antifreeze destined for recycling to be evaluated. Additionally, some states exempt the handling of waste glycol from the application of state-level hazardous waste regulations if the waste material is recycled according to certain best management practices (BMPs) identified by the states. BMPs often relate to the labeling and storage of waste glycol and to proper recordkeeping. For example, the State of Florida exempts used antifreeze generated by vehicle repair facilities from the application of the state’s hazardous waste regulations if it is recycled according to the BMPs outlined by the state. The handling of waste glycol is also often regulated by state-level solid waste regulations, as such regulations typically define “solid waste” to include spent liquids. However, similar to state-level hazardous waste regulations, an exception sometimes applies that exempts the handling of waste glycol from the application of state-level solid waste regulations if the waste glycol is being recycled and therefore does not pose any threat to public health or the environment.

A few states and localities require a license or permit to process waste glycol. The cost of such licenses and permits to process waste glycol can vary from less than one hundred dollars to a few thousand dollars. Recyclers are often left with hazardous metals or chemicals as a byproduct of their process, for which they pay a nominal fee to register with the state and/or county as a hazardous waste generator and pay for the waste to be incinerated or disposed of in some other environmentally friendly way.

As a handler of glycol, we are subject to the requirements of the United States Occupational Safety and Health Act (“OSHA”) and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens.

We also conduct interstate motor carrier operations that are subject to federal regulation by the Federal Motor Carrier Safety Administration (“FMCSA”), a unit within the United States Department of Transportation, (“USDOT”). The FMCSA publishes and enforces comprehensive trucking safety regulations, including rules on commercial driver licensing, controlled substance testing, medical and other qualifications for drivers, equipment maintenance, and drivers’ hours of service. Another unit within USDOT publishes and enforces regulations regarding the transportation of hazardous materials, but our interstate motor carrier operations are not typically regulated as hazmat (hazardous materials) at this time.

In addition to taking the necessary precautions and maintaining the required permits/licenses, glycol recyclers generally take out environmental liability insurance policies to mitigate any risks associated with the handling of waste glycol. We believe we have appropriate procedures in place to so that permits, licenses, and insurance policies are in place to mitigate risks stemming from the actions of our employees or third parties.

Internationally, the regulation of waste glycol varies from country to country. Some countries have strong regulations, meaning they specifically identify waste glycol as a hazardous waste that requires particular handling (e.g. transportation, collection, processing, packaging, resale, and disposal). Other countries have fewer regulations, meaning they do not specifically identify waste glycol as a hazardous waste that requires particular handling, allowing producers of waste glycol to dispose of the waste in ways that may harm the environment. Europe and Canada have strong regulations. Aside from the United States, Canada, and Europe, the remainder of the world generally has weak regulations. Despite strong regulations in certain parts of the world, we believe the United States is the only market with an established glycol recycling industry. Strong regulations are favorable for glycol recyclers because it causes waste generators to track their waste, resulting in more waste glycol supply for recyclers, and therefore potentially lower prices for raw material.

Our Intellectual Property

On March 15, 2013, we filed a utility patent application for our GlyEco Technology™ processes with the United States Patent and Trademark Office (“USPTO”) claiming priority to the provisional patent application that we filed in August of 2012. This utility patent application was approved and issued by the USPTO on September 29, 2015. We maintain and use several service marks including “GlyEco®”, “Innovative Green Chemistry®”, “GlyEco Certified®”, and “GlyEco Technology”. In addition, we have developed a website and have registered www.glyeco.com as our domain name, which contains information we do not desire to incorporate by reference herein.

GlyEco University is our center for intellectual property, advanced development group, and both internal and external glycol and GlyEco course training. We have begun to operate a larger facility in South Carolina, specifically, Rock Hill, SC, for our QC&A, research and advanced development group headquarters. Our commitment to the glycol recycling industry requires our organization to advance product and operational technologies. We will continue to apply for intellectual property protection as identified, however we continue to focus primarily on proprietary and process secrets to advance our ownership in the industry. We have recently created strategic partnerships which have expanded our product reach based on proprietary knowledge of process technology. As new and unique glycol waste streams are introduced, we will add to our knowledge and intellectual property that will leverage back to our internal staff and strategic partners.

Corporate History

GlyEco, Inc. (“GlyEco” or the “Company”) is a Nevada corporation, with its principal executive offices located at 230 Gill Way, Rock Hill, South Carolina, 29730.  GlyEco was formed in the State of Nevada on October 21, 2011. On that same date, the Company became a wholly-owned subsidiary of Environmental Credits, Inc., a Delaware corporation (“ECVL”). On November 21, 2011, ECVL merged itself into its wholly-owned subsidiary, GlyEco (the “Reincorporation”). Upon the consummation of the Reincorporation, the Company was the surviving corporation and the Articles of Incorporation and Bylaws of the Company replaced the Certificate of Incorporation and Bylaws of ECVL.

On November 28, 2011, the Company consummated a reverse triangular merger (the “Merger” or “Transaction”) as a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, pursuant to an Agreement and Plan of Merger, dated November 21, 2011 (the “Merger Agreement”), with GRT Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, and Global Recycling Technologies, Ltd., a Delaware corporation and privately-held operating subsidiary (“Global Recycling”). Pursuant to the Merger Agreement, GRT Acquisition, Inc. merged with and into Global Recycling, with Global Recycling being the surviving corporation and which resulted in Global Recycling becoming a wholly-owned subsidiary of the Company.

On December 27, 2016, the Company purchased WEBA Technology Corp. (“WEBA”), a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries; and 96% of Recovery Solutions & Technologies Inc. (“RS&T”), a privately-owned company involved in the development and commercialization of glycol recovery technology. On December 28, 2016, the Company purchased certain glycol distillation assets from Union Carbide Corporation, a wholly-owned subsidiary of The Dow Chemical Company, at Institute, West Virginia.

Our Employees

We currently have a total of 50 employees. We believe that we have good relations with all of our employees.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of all of the directors and executive officers of the Company and the positions they hold as of the date hereof.

Name	Age	Position
Ian Rhodes	44	Chief Executive Officer; Interim Chief Financial Officer
Richard Geib	69	Executive Vice President – Additives and Glycols
Dwight Mamanteo	47	Chairman of the Board
David Ide	43	Director
Charles F. Trapp	67	Director
Frank Kneller	58	Director
Scott Nussbaum	40	Director
Scott Krinsky	54	Director

Ian Rhodes — Chief Executive Officer; Interim Chief Financial Officer

Mr. Rhodes was appointed Chief Financial Officer on February 12, 2016 and later appointed as Chief Executive Officer on December 5, 2016. Mr. Rhodes previously served as the Chief Financial Officer of Calmare Therapeutics Incorporated, a biotherapeutic company furthering proprietary and patented pain mitigation and wound care technologies, from 2014 to 2016. As Chief Financial Officer, Mr. Rhodes was responsible for all financial and accounting matters, including SEC reporting. From 2012 to 2014, Mr. Rhodes served as an independent consultant and entrepreneur, and his activities included leading an investor/management group in assessing a potential multi-location franchised food concept. From 2009 to 2012, he served as the Vice President, Chief Accounting Officer, and Treasurer of Arch Capital, where he had overall responsibility for SEC and GAAP technical matters. Finally, from 1994 to 2009, Mr. Rhodes was with PricewaterhouseCoopers LLP, where he served as a Senior Manager from 1994-2004, and an Audit Senior Manager from 2004 to 2009, during which time he worked with some of the firm’s largest and most technically challenging audit clients.

Richard Geib - Executive Vice President- Additives and Glycols

Mr. Geib previously served as the Company’s Chief Technical Officer, developing the Company’s GlyEco Technology™, from November of 2011 to December of 2015. Prior to that, Mr. Geib was employed for over twenty years with the Monsanto Company, a multinational agrochemical and agricultural biotechnology company, serving in various functions including engineering, manufacturing, marketing and sales. Mr. Geib served as Global Recycling Technologies’ Director of Technology and Development from July 2007 until the merger. Since 2002, Mr. Geib has served as the President of WEBA, which develops advanced additive packages for antifreeze and heat transfer fluid and used glycol treatment processes, including re-distillation and recovery technology.  Under Mr. Geib’s direction, WEBA launched its additive sales into Canada and Mexico.  From 1998 through 2002, Mr. Geib served as President of Additives Inc., a former chemical division of Silco Distributing Co., where he developed new products, added many domestic customers, began industry trade show participation, became chairman of ASTM Coolants Committee, and established a laboratory, customer service, production, and sales department.  From 1994 to 1998, Mr. Geib served as the Manager of the Chemical Division of Silco Distributing Company, where he developed and grew his division, developed products, designed a production plant, negotiated contracts for outside production, wrote marketing and technical literature, developed and implemented a sales program, arranged freight, and managed cash flow.  From 1990 to 1994, Mr. Geib served as the President of Chemical Sales Company.  From 1969 through 1989, Mr. Geib held several positions with Monsanto Company, including, Director of Sales, Detergents and Phosphates Division; Director, Process Chemicals, Europe/Africa at Monsanto’s Europe/Africa Headquarters, Brussels, Belgium; Strategic and Financial Planning Director, Process Chemicals Division; Business Manager for Maleic Anhydride, Chlor-Alkali, Phosphate Esters, Fumaric Acid, etc.; Plant Manager Monsanto’s W.G. Krummrich Plant; Operations Superintendent at Monsanto’s W.G. Krummrich Plant; Production Supervisor for the 4-Nitrodiphenylamine Chlorine and Caustic Soda/Potash plants; and Design and Plant Engineer at World Headquarters.

Dwight Mamanteo — Chairman of the Board

Mr. Mamanteo became a director of the Company on January 15, 2014. On January 21, 2015, the Board of Directors appointed him to serve as Chairman of the Board, effective February 1, 2015. Since November 2004, Mr. Mamanteo has served as a Portfolio Manager at Wynnefield Capital, Inc. Since March 2007, Mr. Mamanteo has served on the Board of Directors of MAM Software Group, Inc. (NASDAQ: MAMS), a provider of innovative software and data solutions for a wide range of businesses, including those in the automotive aftermarket. Mr. Mamanteo serves as the Chairman of the Compensation Committee and as a member of the Audit and Governance Committees. From June 2013 to October 2014, Mr. Mamanteo served on the Board of Directors of ARI Network Services, Inc. (NASDAQ: ARIS), a provider of products and solutions that serve several vertical markets with a focus on the outdoor power, power sports, marine, RV, and appliance segments. Mr. Mamanteo served as the Chairman of the Governance Committee and as a member of the Compensation Committee. From March 2012 to April 2012, Mr. Mamanteo served on the Board of Directors of CDC Software Corp. (NASDAQ: CDCS), a provider of Enterprise CRM and ERP software designed to increase efficiencies and profitability. Mr. Mamanteo served as a member of the Audit Committee. From April 2009 to November 2010, Mr. Mamanteo served on the Board of Directors of EasyLink Services International Corp. (NASDAQ: ESIC), a provider of on demand electronic messaging and transaction services that help companies optimize relationships with their partners, suppliers and customers. Mr. Mamanteo served as a member of the Compensation and Governance & Nominating Committees. From December 2007 to November 2008, Mr. Mamanteo served on the Board of Directors and as the Chairman of PetWatch Animal Hospitals, Inc. (a private company), a provider of primary care and specialized services to companion animals through a network of fully owned veterinary hospitals. Mr. Mamanteo received an M.B.A. from the Columbia University Graduate School of Business and a Bachelor of Engineering in Electrical Engineering from Concordia University (Montreal). Mr. Mamanteo brings to the Board valuable business, operations, finance, and governance experience of public and private companies, in the automotive aftermarket and other industries.

David Ide — Director

Mr. Ide became a director of the Company on October 24, 2014. On January 21, 2015, the Board of Directors appointed him to serve as interim Chief Executive Officer and President, effective February 1, 2015. Mr. Ide served as interim Chief Executive Officer and President until May 1, 2016. Since August 2010, Mr. Ide has served as an independent director, investor, and advisor to technology and start-up ventures focused on simple to use software automation tools including mobile SaaS, CMS, and custom marketing and payment systems for small to medium businesses, developers, and enterprise customers. Mr. Ide served as non-executive Chairman of Spindle, Inc. from January 2012 to November 2014. Mr. Ide was a founder and the Chairman and Chief Executive Officer of Modavox, Inc. in October 2005 after he managed the transition of SurfNet Media into Modavox, Inc. In July 2009, Mr. Ide developed and executed Modavox, Inc.’s acquisition of Augme Technologies, Inc. creating the first full service mobile agency for Fortune 100 companies. At that time, Mr. Ide was appointed to the Board of Directors of Augme Technologies, Inc. and became the Chief Strategy Officer. He resigned as an officer and director in August 2010 to engage in developing and advising technology companies. Mr. Ide was also an independent director in the early stage of SEFE, Inc. Prior to 2005, Mr. Ide served as President of a successful digital agency in Arizona focused on ecommerce, targeted and demand marketing, CMS, and SaaS marketing platforms for fortune 500 companies. Mr. Ide is a technology entrepreneur and an experienced CEO, chairman, patented inventor, and director. Mr. Ide brings to the Board experience in public company leadership, commercialization of technologies, and expertise in automation and systems.

Charles F. Trapp — Director

Mr. Trapp is the former Executive Vice President and Chief Financial Officer of MAM Software Group, Inc. (NASDAQ: MAMS), a leading provider of business and supply chain management solutions primarily to the automotive parts manufacturers, retailers, tire and service chains, independent installers, and wholesale distributors in the automotive aftermarket, where he served as CFO from November 2007 until his retirement in October 2015. Prior to his employment with MAM Software Group, Inc., Mr. Trapp was the co-founder and President of Somerset Kensington Capital Co., a Bridgewater, New Jersey-based investment firm that provided capital and expertise to help public companies restructure and reorganize from 1997 until November 2007. Earlier in his career, he served as CFO and/or a board member for a number of public companies, including AW Computer Systems, Vertex Electronics Corp., Worldwide Computer Services and Keystone Cement Co. His responsibilities have included accounting and financial controls, federal regulatory filings, investor relations, mergers and acquisitions, loan and labor negotiations, and litigation management. Mr. Trapp is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from St. Peter’s College in Jersey City, New Jersey. Mr. Trapp brings to the Board experience in financial leadership within manufacturing and distribution companies during his time at companies like Keystone Cement and the automotive aftermarket during his time at MAM Software.

Frank Kneller — Director

Mr. Kneller is currently the CEO of HoSoPo Corporation dba Horizon Solar Power, which was recently acquired by Oaktree Capital Management’s GFI Energy Group.  Mr. Kneller was previously the Chief Operating Officer of Verengo Solar, a leading residential solar installation business that was founded in 2008 and grew rapidly to be a top 5 US residential solar business by 2014. Mr. Kneller was recruited to Verengo Solar last October for his successful track record of driving operational excellence at multiple companies and across several different industries. In eight months, Mr. Kneller executed a turnaround project that reduced expenses and increased revenues in the strategic solar market of Southern California. From 2010 to 2014, Mr. Kneller served as the Vice President of Sales & Operations at Sears Holding Company, where he led sales and operations with full profit and loss responsibility of $1.3B, 740+ corporate stores, six franchise stores, multiple call centers, and over 12,000 associates. From 2007 to 2010, he served as the Chief Executive Officer of Aquion Water Treatment Products, a $250M global manufacturer and marketer of water treatment equipment and water quality solutions, where he was selected by the board to lead the revitalization of the company and was responsible for a total reorganization of the business. Mr. Kneller brings to the Board experience in leadership of companies with different sizes and within different industries, including auto service and distributed service to the consumer markets.

Scott Nussbaum — Director

Mr. Nussbaum is an investor with fifteen years of experience investing in small public companies. Since 2010, Mr. Nussbaum has been a Partner and Director of Operations for an investment advisory firm in New York. Mr. Nussbaum has experience developing and launching new lines of business, managing an internal regulatory compliance program, building & maintaining an infrastructure in support of front office activities and performing operational reviews in support of the firm’s investment portfolio. Mr. Nussbaum also serves as a Director and Endowment Manager for the Emerald Bay Association, a California-based non-profit organization. Mr. Nussbaum holds the Chartered Financial Analyst (CFA) designation and graduated with a Bachelor of Arts degree in Political Science from Tufts University. Mr. Nussbaum brings to the Board experience in investment in small public companies and financial matters generally.

Scott Krinsky — Director

Mr. Krinsky is a 35-year automotive aftermarket industry veteran. Mr. Krinsky has served as Vice President of National Accounts at Advance Auto Parts/CARQUEST (“AAP/CQ”) since August 2006. Before AAP/CQ, Mr. Krinsky was a National Accounts Manager and Divisional Commercial Sales Manager with AutoZone from 2000–2006. Since 2009, Mr. Krinsky has been a Trustee on the Aftermarket Foundation Board, sitting on the Finance Committee, as well as other committee assignments. He has also been an appointed Trustee on the Dollars for Doers at General Parts. Prior to 2000, Mr. Krinsky has had two other senior automotive management positions with Sears Automotive Group as a District Manager from 1997–2000, and with Tire Kingdom Inc. from 1980–1997 where he was promoted to increasing responsibilities up to his last position as Vice President of Retail Stores & Customer Service. Mr. Krinsky brings to the Board experience of market assessment, business development, and relationship management within the automotive aftermarket industry.

Board Composition and Committees and Director Independence

Director Independence

The Board of Directors has determined that each of the following qualifies as an “independent director” as defined by Section 10A(m)(3)(ii) of the Exchange Act and Rule 5065(a)(2) of the NASDAQ Marketplace Rules: Dwight Mamanteo, Charles Trapp, Frank Kneller, Scott Krinsky, and Scott Nussbaum.

David Ide does not qualify as an “independent director,” as Mr. Ide previously was as an executive officer of the Company.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee, each of which has the composition and responsibilities described below.

Audit Committee

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

●	monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

●	assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attestation services and for dealing directly with any such accounting firm;
●	provides a medium for consideration of matters relating to any audit issues; and
●	prepares the audit committee report that the rules require be included in our filings with the SEC.

The members of our Audit Committee are Charles F. Trapp, Scott Nussbaum and Dwight Mamanteo. Mr. Trapp serves as chairperson of the committee. The Board of Directors has determined that Mr. Trapp meets the criteria of an “audit committee financial expert” (as defined under Item 407(d)(5)(ii) of Regulation S-K. Mr. Trapp is also an “independent director” as defined by Section 10A(m)(3)(B)(ii) of the Exchange Act and Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be accessed online at http://www.glyeco.com/corporate_charters.

Compensation Committee

Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our directors and executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these persons in light of those goals and objectives and setting compensation of these persons based on such evaluations. The Compensation Committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the Compensation Committee with its charter. The members of our Compensation Committee are Scott Nussbaum, David Ide, Charles F. Trapp, and Frank Kneller. Mr. Nussbaum serves as chairperson of the committee.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which can be accessed online at http://www.glyeco.com/corporate_charters.

Governance and Nominating Committee

The Governance and Nominating Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. The members of our Governance and Nominating Committee are: Frank Kneller, David Ide, Scott Krinsky and Scott Nussbaum. Mr. Kneller serves as chairperson of the committee.

The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which can be accessed online at http://www.glyeco.com/corporate_charters.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;
●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

There are no family relationships between any of the officers or directors of the Company.

EXECUTIVE COMPENSATION

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as the Company’s principal executive officer (“PEO”), principal financial officer (“PFO”) or acting in similar capacity during the last completed fiscal year, regardless of compensation level, as required by Item 402(m)(2) of Regulation S-K. We refer to all of these individuals collectively as our “named executive officers.”

Summary Compensation Table

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Warrant Awards ($)	Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ian Rhodes, CEO, President and Interim CFO (PEO) (1)	2016	$13,173	—	—	—		—	—	—	$13,173
Grant Sahag, CEO and President (PEO) (1)	2016	$86,041	—	—	—		—	—	—	$86,041
David Ide, Interim CEO and President (PEO) (1)	2016	$66,667	—	—	—		—	—	—	$66,667
	2015	$179,171	—	—	—		—	—	—	$179,171
John Lorenz, CEO and President (PEO) (1)	2015	$1,385	—	—	$11,673	(2)	—	—	—	$13,058
Ian Rhodes, CFO (PFO) (4)	2016	$115,593	—	—	—		—	—	—	$115,593

Maria Tellez, Interim CFO (PFO) (4)	2016	$12,154	—	—	—		—	—		$12,154
	2015	$18,231	—	—			—	—	—	$18,231
Alicia Williams Young, CFO (PFO) (4)	2015	$35,215	—	—	$10,625	(3)	—	—	—	$45,840

(1)	Mr. Rhodes was appointed CEO, President and Interim Financial Officer effective December 5, 2016. Mr. Sahag served as CEO and President from May 1, 2016 to December 5, 2016. Prior to then Mr. Ide served as the Interim CEO and President from February 1, 2015 to April 30, 2016. Mr. Lorenz previously served as CEO and President until February 1, 2015.
(2)	The estimated value of options issued to Mr. Lorenz is based on the Black-Scholes method. See disclosure below under “Option/SAR Grants in the Fiscal Years Ended December 31, 2015.”
(3)	The estimated value of the warrants issued to Ms. Williams Young is based on the Black-Scholes method. See disclosure below under “Options/SAR Grants in the Fiscal Years Ended December 31, 2015.”
(4)	Mr. Rhodes was appointed Chief Financial Officer on February 22, 2016. Ms. Tellez served as interim CFO from October 2015 to February 2016. Prior to that, Ms. Williams Young served as CFO until August 2015.
(5)	These amounts represent full grant date fair value of these awards, in accordance with the Financial Accounting Standard Board’s (“FASB”) ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in the notes of our audited financial statements for the fiscal years ended December 31, 2016 and 2015.

Employment/Consulting Agreements

On December 5, 2016, the Company appointed Ian Rhodes, 44 years old, as Chief Executive Officer of the Company. Mr. Rhodes previously served as the Company’s Chief Financial Officer. Prior to that, Mr. Rhodes served as the Chief Financial Officer of Calmare Therapeutics Incorporated, a biotherapeutic company furthering proprietary and patented pain migration and wound care technologies, responsible for all financial and accounting matters, including SEC reporting.

The Company entered into an Employment Agreement with Mr. Rhodes effective on December 30, 2016 (the “Rhodes Employment Agreement”). The initial term of the Rhodes Employment Agreement is one year (the “Rhodes Initial “Term”), with automatic renewals for successive one-year terms unless terminated by Mr. Rhodes or the Company.

Pursuant to the Rhodes Employment Agreement, Mr. Rhodes shall be entitled to receive: (i) an annual base salary of $175,000 (the “Rhodes Initial Base Salary”); (ii) an annual incentive of up to 50% of the Rhodes Initial Base Salary based upon the achievement of certain performance goals; and (iii) a stock grant of 1,000,000 shares of Common Stock, which shares shall fully vest when the price per share of the Common Stock, measured and approved based upon a 30-day trading volume weighted average price (VWAP), is equal to at least $0.20 per share. Mr. Rhodes will also be eligible to participate in the Company’s long term equity inventive plan, and to receive other such benefits as are generally available to officers of the Company.

If Mr. Rhodes terminates his employment for good reason, as defined in the Rhodes Employment Agreement, or is terminated by the Company other than for cause, as defined in the Rhodes Employment Agreement, the Company is required to pay Mr. Rhodes: (i) an amount equal to twelve months salary at the level of his base salary, as defined in the Rhodes Employment Agreement, then in effect; and (ii) to the extent not theretofore paid or provided, any other benefits, as defined in the Rhodes Employment Agreement.

Richard Geib

On December 28, 2016, the Company appointed Richard Geib as Executive Vice President- Additives and Glycols of the Company. The Company entered into an Employment Agreement with Mr. Geib effective on December 28, 2016 (the “Geib Employment Agreement”). The initial term of the Geib Employment Agreement is three years (the “Geib Initial Term”), with automatic renewals for successive one-year terms, unless terminated by Mr. Geib or by the Company.

Pursuant to the Geib Employment Agreement, Mr. Geib shall be entitled to receive: (i) an annual base salary of $150,000 (the “Geib Initial Base Salary”); (ii) an annual incentive of up to 35% of the Geib Initial Base Salary based upon the achievement of certain performance goals; and (iii) a stock grant of 1,000,000 shares of Common Stock, which shares shall fully vest when the price per share of the Common Stock, measured and approved based upon a 30-day trading volume weighted average price (VWAP), is equal to at least $0.20 per share. Mr. Geib will also be eligible to participate in the Company’s long term equity inventive plan, and to receive other such benefits as are generally available to officers of the Company.

If Mr. Geib terminates his employment for good reason, as defined in the Geib Employment Agreement, or is terminated by the Company other than for cause, as defined in the Geib Employment Agreement, the Company is required to pay Mr. Geib the lesser of: (i) twelve months of his then current base salary, as defined in the Geib Employment Agreement; or (ii) the amount of base salary which would have been payable to him had the employment term, as defined in the Geib Employment Agreement, continued until the end of the Geib Initial Term or the then current one-year term of automatic extension, as defined in the Geib Employment Agreement, as applicable.

Director Compensation

According to the Fiscal Year 2016 Director Compensation Plan, directors were each granted $50,000 in restricted stock priced at the close of the February 1st, 2016 trading day, which stock vested on June 13, 2016, upon the Company’s stock price maintaining a $0.12 price per share for a 30 volume weighted average price. Directors were also paid a retainer of $7,500 per quarter that was paid in restricted stock in lieu of cash. The Chairman of the Board received an additional 30%, the Chairman of the former Executive Committee received an additional 20%, the Audit Committee Chairman received an additional 20%, and the Compensation Committee Chairman and Governance & Nominating Committee Chairmen each received an additional 15% of each form of compensation. Executive Committee members received an additional 20%, Audit Committee members received an additional 15%, while Compensation Committee and Governance & Nominating Committee members received an additional 10% of each form of compensation.

On December 2, 2016, the Board of Directors approved a new compensation plan (hereafter referred to as “the New Director Compensation Plan”). According to the new compensation plan, directors received a one-time restricted stock grant of 250,000 shares for continuing directors and 1,000,000 shares for new directors, which shall vest upon the Company’s stock maintaining a $0.20 price per share for a 30 volume weighted average price. Additionally, directors will receive a base director fee of either $12,500 paid quarterly in immediately vesting restricted stock or $10,000 paid quarterly in immediately vesting restricted stock with an additional 100,000 shares paid upon the Company’s stock maintaining a $0.20 price per share for a 30 volume weighted average price.

The table below sets forth the Compensation paid to our Directors during the fiscal year ended December 31, 2016.

Director	Fees Earned or Paid in Cash	All Other Compensation	Stock Awards		Total
Dwight Mamanteo	$—	$—	$139,100	(1)	$139,100
Michael Jaap	$—	$—	$93,120	(2)	$93,120
Richard Q. Opler	$—	$—	$97,000	(3)	$97,000
Charles Trapp	$—	$—	$119,700	(4)	$119,700
Frank Kneller	$—	$—	$116,315	(5)	$116,315
Karim Babay	$—	$—	$126,410	(6)	$126,410
Scott Krinsky	$—	$—	$3,300	(7)	$3,300
Scott Nussbaum	$—	$—	$3,795	(8)	$3,795

(1) Pursuant to the Fiscal Year 2016 Director Compensation Plan, Mr. Mamanteo was granted 145,833 shares on March 31, 2016 (valued at $13,125), 1,093,750 shares on June 13, 2016 (valued at $87,500), 131,250 shares on June 30, 2016 (valued at $13,125), 109,375 shares on September 30, 2016 (valued at $13,125), and 89,250 shares on December 2, 2016 (valued at $8,925). Pursuant to the New Director Compensation Plan, Mr. Mamanteo was granted 44,000 shares on December 31, 2016 (valued at $3,300).

(2) Pursuant to the Fiscal Year 2016 Director Compensation Plan, Mr. Jaap was granted 100,000 shares on March 31, 2016 (valued at $9,000), 750,000 shares on June 13, 2016 (valued at $60,000), 90,000 shares on June 30, 2016 (valued at $9,000), 75,000 shares on September 30, 2016 (valued at $9,000), and 61,200 shares on December 2, 2016 (valued at $6,120).

(3) Pursuant to the Fiscal Year 2016 Director Compensation Plan, Mr. Opler was granted 104,166 shares on March 31, 2016 (valued at $9,375), 781,250 shares on June 13, 2016 (valued at $62,500), 93,750 shares on June 30, 2016 (valued at $9,375), 78,125 shares on September 30, 2016 (valued at $9,375), and 63,750 shares on December 2, 2016 (valued at $6,375).

(4) Pursuant to the Fiscal Year 2016 Director Compensation Plan, Mr. Trapp was granted 125,000 shares on March 31, 2016 (valued at $11,250), 937,500 shares on June 13, 2016 (valued at $75,000), 112,500 shares on June 30, 2016 (valued at $11,250), 93,750 shares on September 30, 2016 (valued at $11,250), and 76,500 shares on December 2, 2016 (valued at $7,650). Pursuant to the New Director Compensation Plan, Mr. Trapp was granted 44,000 shares on December 31, 2016 (valued at $3,300).

(5) Pursuant to the Fiscal Year 2016 Director Compensation Plan, Mr. Kneller was granted 120,833 shares on March 31, 2016 (valued at $10,875), 906,250 shares on June 13, 2016 (valued at $72,500), 108,750 shares on June 30, 2016 (valued at $10,875), 90,625 shares on September 30, 2016 (valued at $10,875), and 73,950 shares on December 2, 2016 (valued at $7,395). Pursuant to the New Director Compensation Plan, Mr. Kneller was granted 50,600 shares on December 31, 2016 (valued at $3,795).

(6) Pursuant to the Fiscal Year 2016 Director Compensation Plan, Mr. Babay was granted 141,166 shares on March 31, 2016 (valued at $12,750), 1,000,000 shares on June 13, 2016 (valued at $80,000), 127,500 shares on June 30, 2016 (valued at $12,750), 100,000 shares on September 30, 2016 (valued at $12,750), and 81,600 shares on December 2, 2016 (valued at $8,160).

(7) Pursuant to the New Director Compensation Plan, Mr. Krinsky was granted 44,000 shares on December 31, 2016 (valued at $3,300).

(8) Pursuant to the New Director Compensation Plan, Mr. Nussbaum was granted 50,600 shares on December 31, 2016 (valued at $3,795).

Option/SAR Grants in Fiscal Year Ended December 31, 2016

None.

Option/SAR Grants in Fiscal Year Ended December 31, 2015

In 2015, our named executive officers were granted the following:

Mr. Lorenz was granted on January 31, 2015, 51,652 shares of Common Stock issuable upon the exercise of options at $0.30 per share until January 31, 2025. All options vested immediately upon issuance. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $11,673. These options were issued pursuant to the Company’s Equity Incentive Program.

Ms. Williams Young was granted on January 31, 2015, 45,913 shares of Common Stock issuable upon the exercise of options at $0.30 per share until January 31, 2025. All options vested immediately upon issuance. The aggregate grant date estimated fair value of these options, determined by the Black-Scholes method, was $10,625. These options were issued pursuant to the Company’s Equity Incentive Program.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options and warrants, as well as the exercise prices and expiration dates thereof, as of December 31, 2016.

Name	Number of Securities underlying Unexercised Options and Warrants (#) Exercisable	Number of Securities underlying Unexercised Options and Warrants (#) Unexercisable	Option/Warrant Exercise Price ($/Sh)	Option/Warrant Expiration Date
Ian Rhodes	31,250	—	$0.08	12/27/2019
	125,000	—	$0.08	12/27/2019
Grant Sahag	200,000	—	$0.50	12/31/2017
	350,000	—	$0.50	12/31/2017
	300,000	—	$1.00	12/31/2017
	50,000	—	$0.69	12/31/2017
	5,000	—	$1.00	6/27/2021
David Ide	10,000	—	$0.69	6/30/2024
	50,000	—	$0.30	12/18/2024
John Lorenz	318,356	—	$1.00	6/27/2021
Maria Tellez	53,043	13,261	$0.68	4/15/2017
	11,957	—	$0.30	4/15/2017
	8,333	—	$0.30	4/15/2017
	8,333	—	$0.30	4/15/2017
	10,417	—	$0.24	4/15/2017
	10,417	—	$0.24	4/15/2017
	10,417	—	$0.24	4/15/2017
Alicia Williams Young	15,000	—	$1.00	6/27/2021

Stock Option Plans

Third Amended and Restated 2007 Stock Incentive Plan

Upon the consummation of the merger, Global Recycling’s Third Amended and Restated 2007 Stock Incentive Plan (the “2007 Stock Plan”) was assumed by the Company.

The following is a summary of certain of the more significant provisions of the 2007 Stock Plan. The statements contained in this summary concerning the provisions of the 2007 Stock Plan are merely summaries and do not purport to be complete.  They are subject to and qualified in their entirety by the actual terms of the 2007 Stock Plan.  A copy of the 2007 Stock Plan has been incorporated by reference as Exhibit 4.4 to this Annual Report and is incorporated by reference herein.

Shares Reserved Under the 2007 Stock Plan

We have reserved 6,742,606 shares of our Common Stock issuable upon exercise of options granted under the 2007 Stock Plan to employees, directors, proposed employees and directors, advisors, independent contractors (and their employees and agents), and other persons who provide valuable services to the Company (collectively, “Eligible Persons”).  As of the date of this Form 10-K, we have issued 6,647,606 options to purchase the shares of our Common Stock originally reserved under the 2007 Stock Plan.  All previously granted options issued pursuant to the 2007 Stock Plan will be subject to the requirements set forth in the 2007 Stock Plan and are Non-Qualified Stock Options.

The aggregate number of shares that may be granted to any one Eligible Person in any year will not exceed 50.0% of the total number of shares that may be issued under the 2007 Stock Plan.  At the discretion of the Plan Administrator (defined below), the number and type of shares of our Common Stock available for award under the 2007 Stock Plan (including the number and type of shares and the exercise price covered by any outstanding award) may be adjusted for any increase or decrease in the number of issued shares of our Common Stock resulting from any stock split, reverse stock split, split-up, combination or exchange of shares, consolidation, spin-off, reorganization, or recapitalization of shares.

Administration

The 2007 Stock Plan is currently being administered by our Board of Directors.  Our Board of Directors may delegate its authority and duties under the 2007 Stock Plan to a committee.  Our Board of Directors and/or any committee that has been delegated the authority to administer the 2007 Stock Plan is referred to as the “Plan Administrator.”  Subject to certain restrictions, the Plan Administrator generally has full discretion and power to (i) determine all matters relating to awards issued under the 2007 Stock Plan, including the persons to be granted awards, the time of grant, the type of awards, the number of shares of our Common Stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions, and limitations of an award, (ii) interpret, amend, and rescind any rules and regulations relating to the 2007 Stock Plan, (iii) determine the terms of any award agreement made pursuant to the 2007 Stock Plan, and (iv) make all other determinations that may be necessary or advisable for the  administration of the 2007 Stock Plan.  All decisions made by the Plan Administrator relating to the 2007 Stock Plan will be final, conclusive, and binding on all persons.

Eligibility

The Plan Administrator may grant any award permitted under the 2007 Stock Plan to any Eligible Person. With respect to awards that are options, directors who are not employees of the Company, proposed non-employee directors, proposed employees, and independent contractors will be eligible to receive only Non-Qualified Stock Options (“NQSOs”). An award may be granted to a proposed employee or director prior to the date he, she, or it performs services for the Company, so long as the award will not vest prior to the date on which the proposed employee or director first performs such services.

Awards under the 2007 Stock Plan

Under the 2007 Stock Plan, Eligible Persons may be granted: (a) stock options (“Options”), which may be designated as NQSOs or Incentive Stock Options (“ISOs”); (b) stock appreciation rights (“SARs”); (c) restricted stock awards (“Restricted Stock”); (d) performance share awards (“Performance Awards”); or (e) other forms of stock-based incentive awards (collectively, the “Awards”). An Eligible Person who has been granted an Option is referred to in this summary as an “Optionee” and an Eligible Person who has been granted any other type of Award is referred to in this summary as a “Participant.”

No Award granted under the 2007 Stock Plan can be inconsistent with the terms and purposes of the 2007 Stock Plan. Additionally, the applicable exercise price for which shares of our Common Stock may be purchased upon exercise of an Award will not be less than (i) 100.0% of the Fair Market Value (as defined in the 2007 Stock Plan) of shares of our Common Stock on the date that the Award is granted, or (ii) 110.0% of the Fair Market Value if the Award is granted to an Eligible Person who, directly or indirectly, holds more than 10.0% of the total voting power of the Company.

The Plan Administrator may grant to Optionees NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of our Common Stock during such time as the Plan Administrator may determine. A NQSO that is exercisable at the time an Optionee ceases providing services to the Company will remain exercisable for such period of time as determined by the Plan Administrator. Generally, Options that are intended to be ISOs will be treated as NQSOs to the extent that the Fair Market Value of the Common Stock issuable upon exercise of such ISO, plus all other ISOs held by such Optionee that become exercisable for the first time during any calendar year, exceeds $100,000.

An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as an ISO under the Code, the Option generally must (among other things) (x) be granted only to employees, (y) have an exercise price equal to or greater than the Fair Market Value on the date of grant, and (z) terminate if not exercised within 10 years from the date of grant (or five years if granted to an Optionee who, at the time the ISO is granted, directly or indirectly, holds more than 10.0% of the total voting power of the Company). Except in certain limited instances (including termination for cause, death, or disability), if any Optionee ceases to provide services to the Company, the Optionee’s rights to exercise vested ISOs will expire within three months following the date of termination.

A SAR is a right granted to a Participant to receive, upon surrender of the right, payment in an amount equal to (i) the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised, over (ii) the Fair Market Value of one share of Common Stock on the date the right is granted.

Restricted Stock is Common Stock that is issued to a Participant at a price determined by the Plan Administrator. Restricted stock awards may be subject to (i) forfeiture upon termination of employment or service during an applicable restriction period, (ii) restrictions on transferability, (iii) limitations on the right to vote such shares, (iv) limitations on the right to receive dividends with respect to such shares, (v) attainment of certain performance goals, and (vi) such other conditions, limitations, and restrictions as determined by the Plan Administrator.

A Performance Award grants the Participant the right to receive payment upon achievement of certain performance goals established by the Plan Administrator. Such payments will be valued as determined by the Plan Administrator and will be payable to or exercisable by the Participant for cash, shares of our Common Stock, other awards, or other property determined by the Plan Administrator.

Other Awards may be issued under the 2007 Stock Plan, which include, without limitation, (i) shares of our Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, (ii) convertible or exchangeable debt or equity securities, (iii) other rights convertible or exchangeable into shares of our Common Stock, and (iv) awards valued by reference to the value of shares of our Common Stock or the value of securities or the performance of specified subsidiaries of the Company.

Exercise Price

The price for which shares of our Common Stock may be purchased upon exercise of a particular Award will be determined by the Plan Administrator at the time of grant. However, the applicable exercise price for which shares of our Common Stock may be purchased upon exercise of an Award will not be less than (i) 100% of the Fair Market Value (as defined in the 2007 Stock Plan) of shares of our Common Stock on the date that the Award is granted, or (ii) 110.0% of the Fair Market Value if the Award is granted to an Eligible Person who, directly or indirectly, holds more than 10.0% of the total voting power of the Company.

No Deferral Features

No Award granted under the 2007 Stock Plan will contain a deferral feature. Awards cannot be modified or otherwise extended. No Award will contain a provision providing a reduction in the applicable exercise price, an addition of a deferral feature, or any extension of the term of the award.

Payment / Exercise of Award

An Award may be exercised using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment, (c) cashless exercises, (d) the granting of replacement awards, (e) any combination of the above, or (f) such other means as the Plan Administrator may approve. No shares of our Common Stock will be delivered in connection with the exercise of any Award until payment in full of the exercise price is received by the Company.

Change of Control

The Stock Option provides that if a Change of Control (as defined in the 2007 Stock Plan) occurs, then the surviving, continuing, successor, or purchasing entity (the “Acquiring Company”), will either assume our rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent awards for the Acquiring Company’s capital stock. If the Acquiring Company elects not to assume or substitute for such outstanding Awards in connection with a Change of Control, our Board of Directors may determine that all or any unexercisable and/or unvested portions of outstanding Awards will be immediately vested and exercisable in full upon consummation of the Change of Control. Unless otherwise determined by our Board of Directors, Awards that are neither (i) assumed or substituted for by the Acquiring Company in connection with the Change of Control, nor (ii) exercised upon consummation of the Change of Control, will terminate and cease to be outstanding effective as of the date of the Change of Control. Upon the consummation of the Merger, the Company assumed the obligations of Global Recycling under the Plan.

Amendment

Our Board of Directors may, without action on the part of our stockholders, amend, change, make additions to, or suspend or terminate the 2007 Stock Plan as it may deem necessary or appropriate and in the best interests of the Company; provided, however, that our Board of Directors may not, without the consent of the Participants, take any action that disqualifies any previously granted Option for treatment as an ISO or which adversely affects or impairs the rights of the holder of any outstanding Award. Additionally, our Board of Directors will need to obtain the consent of our stockholders in order to (a) amend the 2007 Stock Plan to increase the aggregate number of shares of our Common Stock subject to the plan, or (b) amend the 2007 Stock Plan if stockholder approval is required either (i) to comply with Section 422 of the Code with respect to ISOs, or (ii) for purposes of Section 162(m) of the Code.

Term

The 2007 Stock Plan will remain in full force and effect through May 30, 2017, unless terminated earlier by our Board of Directors. After the 2007 Stock Plan is terminated, no future Awards may be granted under the 2007 Stock Plan, but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions.

2012 Equity Incentive Plan

On February 23, 2012, the Company’s Board of Directors approved of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”). By written consent in lieu of a meeting, dated March 14, 2012, Company stockholders owning an aggregate of 14,398,402 shares of Common Stock (representing approximately 66.1% of the 22,551,991 outstanding shares of Common Stock) approved and adopted the 2012 Plan. Also by written consent in lieu of a meeting, dated July 27, 2012, stockholders of the Company owning an aggregate of 12,676,202 shares of Common Stock (representing approximately 51.8% of the then 24,451,991 outstanding shares of Common Stock) approved an amendment to the 2012 Plan to increase the number of shares reserved for issuance under the 2012 Plan by 3,000,000 shares.

There are an aggregate of 6,500,000 shares of our Common Stock reserved for issuance upon exercise of awards granted under the 2012 Plan to employees, directors, proposed employees and directors, advisors, independent contractors (and their employees and agents), and other persons who provide valuable services to the Company. As of the date of this Form 10-K, we have issued 5,748,229 options under the 2012 Plan. The following description of the 2012 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2012 Plan. A copy of the 2012 Plan has been filed as Exhibit 4.5 to this Annual Report and is incorporated by reference herein.

Purpose of the 2012 Plan

The purpose of the 2012 Plan is to attract, retain, and motivate employees, directors, advisors, independent contractors (and their employees and agents, or, in the Plan Administrator’s discretion, any of their employees or contractors), and other persons who provide valuable services to the Company by providing them with the opportunity to acquire a proprietary interest in the Company and to link their interest and efforts to the long-term interests of the Company’s stockholders. The Company believes that increased share ownership by such persons will more closely align stockholder and employee interests by encouraging a greater focus on the profitability of the Company. The Company has reserved and authorized the issuance of up to 6,500,000 shares of the Company’s Common Stock pursuant to awards granted under the 2012 Plan, subject to adjustment in the case of any stock dividend, forward or reverse stock split, split-up, combination or exchange of shares, consolidation, spin-off, reorganization, or recapitalization of shares or any like capital adjustment.

The 2012 Plan includes a variety of forms of awards, including (i) stock options intended to qualify as Incentive Stock Options (“Incentive Stock Options”) under the Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), (ii) stock options not intended to qualify as Incentive Stock Options under the Code (“Nonqualified Stock Options”), (iii) stock appreciation rights, (iv) restricted stock awards, (v) performance stock awards and (vi) other stock-based awards to allow the Company to adapt its incentive compensation program to meet the needs of the Company. 5,010,072 stock options have been granted under the 2012 Plan.

The 2012 Plan will terminate on February 23, 2022, unless sooner terminated by our Board of Directors. After the 2012 Plan is terminated, no future awards may be granted under the 2012 Plan, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions and the 2012 Plan’s terms and conditions.

Plan Administration

The 2012 Plan will be administered by the Board of Directors of the Company (the “Board”). The Board may delegate all or any portion of its authority and duties under the 2012 Plan to one or more committees appointed by the Board and consisting of at least one member of the Board, under such conditions and limitations as the Board may from time to time establish. Notwithstanding anything contained in the 2012 Plan to the contrary, only the Board or a committee thereof composed of two or more “Non-Employee Directors” (as that term is defined in Rule 16b-3 of the Exchange Act may make determinations regarding grants of awards to executive officers, directors, and 10% stockholders of the Company (“Affiliates”).

The Board and/or any committee that has been delegated the authority to administer the 2012 Plan, as the case may be, will be referred to as the “Plan Administrator.”

The Plan Administrator has the authority, in its sole and absolute discretion, to grant awards as an alternative to, as a replacement of, or as the form of payment for grants or rights earned or due under the 2012 Plan or other compensation plans or arrangements of the Company or a subsidiary of the Company, including the 2012 Plan of any entity acquired by the Company or a subsidiary of the Company.

Eligibility

Any employee, director, proposed employee or director, independent contractor (or employee or agent thereof), or other agent or person who provides valuable services to the Company will be eligible to receive awards under the 2012 Plan. With respect to awards that are options, directors who are not employees of the Company, proposed non-employee directors, proposed employees, and independent contractors (and their employees and agents, or, in the Plan Administrator’s discretion, any of their employees or contractors) will be eligible to receive only Nonqualified Stock Options.

Change of Control

Unless otherwise provided by the Board, in the event of a Change of Control (as defined in the 2012 Plan), the surviving, continuing, successor, or purchasing entity or parent entity thereof, as the case may be (the “Acquiring Company”), will either assume the Company’s rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Company’s capital stock. In the event the Acquiring Company elects not to assume or substitute for such outstanding awards in connection with a Change of Control, the Board may, in its sole and absolute discretion, provide that all or any unexercisable and/or unvested portions of the outstanding awards will be immediately vested and exercisable in full upon consummation of the Change of Control. The vesting and/or exercise of any award that is permissible solely by reason of this section will be conditioned upon the consummation of the Change of Control. Unless otherwise provided by the Board, any awards that are neither (i) assumed or substituted for by the Acquiring Company in connection with the Change of Control, nor (ii) exercised upon consummation of the Change of Control, will terminate and cease to be outstanding effective as of the date of the Change of Control.

Exercise Price of Options

The price for which shares of Common Stock may be purchased upon exercise of a particular option will be determined by the Plan Administrator at the time of grant; provided, however, that the exercise price of any award granted under the 2012 Plan will not be less than 100% of the Fair Market Value (as defined in the 2012 Plan) of the Common Stock on the date such option is granted (or 110% of the Fair Market Value of the Common Stock if the award is granted to a stockholder who, at the time the option is granted, owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or of any parent or subsidiary of the Company).

Term of Options; Modifications

The Plan Administrator will set the term of each stock option, but no Incentive Stock Option will be exercisable more than ten years after the date such option is granted (or five years for an Incentive Stock Option granted to a stockholder who, at the time the option is granted, owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or of any parent or subsidiary of the Company).

Payment; No Deferrals.

Awards granted under the 2012 Plan may be settled through exercise by (i) cash payments, (ii) the delivery of Common Stock (valued at Fair Market Value), (iii) the cashless exercise of such award, (iv) the granting of replacement awards, (v) combinations thereof as the Plan Administrator will determine, in its sole and absolute discretion, or (vi) any other method authorized by the 2012 Plan. The Plan Administrator will not permit or require the deferral of any award payment, including, without limitation, the payment or crediting of interest or dividend equivalents and converting such credits to deferred stock unit equivalents. No award granted under the 2012 Plan will contain any deferral feature.

Other Stock-Based Awards

Stock Appreciation Rights.

The Plan Administrator may grant stock appreciation rights, either in tandem with a stock option granted under the 2012 Plan or with respect to a number of shares for which no option has been granted. A stock appreciation right will entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to (i) the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised, over (ii) the Fair Market Value of one share of Common Stock on the date the right is granted; provided, however, that in the case of stock appreciation rights granted in tandem with or otherwise related to any award under the 2012 Plan, the grant price per share will be at least the Fair Market Value per share of Common Stock on the date the right was granted. The Plan Administrator may establish a maximum appreciation value payable for stock appreciation rights and such other terms and conditions for such rights as the Plan Administrator may determine, in its sole and absolute discretion.

Restricted Stock Awards.

The Plan Administrator may grant restricted stock awards consisting of shares of Common Stock or denominated in units of Common Stock in such amounts as determined by the Plan Administrator, in its sole and absolute discretion. Restricted stock awards may be subject to (i) forfeiture of such shares upon termination of employment or Service (as defined below) during the applicable restriction period, (ii) restrictions on transferability, (iii) limitations on the right to vote such shares, (iv) limitations on the right to receive dividends with respect to such shares, (v) attainment of certain performance goals, such as those described in Section 5.8(c) of the 2012 Plan, and (vi) such other conditions, limitations, and restrictions as determined by the Plan Administrator, in its sole and absolute discretion, and as set forth in the instrument evidencing the award. These restrictions may lapse separately or in combinations or may be waived at such times, under such circumstances, in such installments, or otherwise as determined by the Plan Administrator, in its sole and absolute discretion. Certificates representing shares of Common Stock subject to restricted stock awards will bear an appropriate legend and may be held subject to escrow and such other conditions as determined by the Plan Administrator until such time as all applicable restrictions lapse.

Performance Share Awards.

The Plan Administrator may grant performance share awards that give the award recipient the right to receive payment upon achievement of certain performance goals established by the Plan Administrator, in its sole and absolute discretion, as set forth in the instrument evidencing the award. Such payments will be valued as determined by the Plan Administrator and payable to or exercisable by the award recipient for cash, shares of Common Stock (including the value of Common Stock as a part of a cashless exercise), other awards, or other property as determined by the Plan Administrator. Such conditions or restrictions may be based upon continuous Service (as defined below) with the Company or the attainment of performance goals related to the award holder’s performance or the Company’s profits, profit growth, profit-related return ratios, cash flow, stockholder returns, or such other criteria as determined by the Plan Administrator. Such performance goals may be (i) stated in absolute terms, (ii) relative to other companies or specified indices, (iii) to be achieved during a period of time, or (iv) as otherwise determined by the Plan Administrator.

Other Stock-Based Awards.

The Plan Administrator may grant such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, as may be deemed by the Plan Administrator to be consistent with the purposes of the 2012 Plan and applicable laws and regulations. Such other awards may include, without limitation, (i) shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, (ii) convertible or exchangeable debt or equity securities, (iii) other rights convertible or exchangeable into shares of Common Stock, and (iv) awards valued by reference to the value of shares of Common Stock or the value of securities or the performance of specified subsidiaries of the Company.

Transferability

Any Incentive Stock Option granted under the 2012 Plan will, during the recipient’s lifetime, be exercisable only by such recipient, and will not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award granted under the 2012 Plan and any of the rights and privileges conferred thereby will not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award will be exercisable during the recipient’s lifetime only by the recipient.

Term of the 2012 Plan

The 2012 Plan will terminate on February 23, 2022, unless sooner terminated by the Board. After the 2012 Plan is terminated, no future awards may be granted under the 2012 Plan, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions and the 2012 Plan’s terms and conditions.

Consideration

The Board or Committee will grant Stock Options under the 2012 Plan in consideration for services rendered. There will be no other consideration received or to be received by the Company or any of its subsidiaries for the granting or extension of Stock Option under the 2012 Plan.

Golden Parachute Compensation

There exists no agreement or understanding, whether written or unwritten, concerning any type of compensation, whether present, deferred, or contingent, that is based on or otherwise relates to an acquisition, merger, consolidation, sale or other disposition of the assets of the Company.

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

Our executive employment agreements do not call for any potential payments upon termination or change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our Common Stock beneficially owned as of July 5, 2017, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of the date of determination are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. To the best of our knowledge, subject to community and marital property laws, all persons named herein have sole voting and investment power with respect to such shares, except as otherwise noted.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock(2)
Executive Officers and Directors

Dwight Mamanteo — Chairman of the Board	5,951,511	(3)	4.5%

David Ide — Director	2,868,505	(4)	2.2%

Charles F. Trapp — Director	4,750,601	(5)	3.6%

Frank Kneller — Director	1,562,608	(6)	1.2%

Scott Nussbaum — Director	4,357,882	(7)	3.3%

Scott Krinsky — Director	127,333	(8)	*

Ian Rhodes — Chief Executive Officer	378,752	(9)	*

Grant Sahag — Former Chief Executive Officer, President	1,402,532	(10)	1.1%

Executive Officers and Directors as a group (8 persons)	21,399,724		16.1%

5% Stockholders

Wynnefield Capital Management, LLC 450 Seventh Avenue, Suite 509 New York, NY 10123	32,922,748	(11)	25.2%

*	Represents less than 1%

(1)	Unless otherwise indicated, the business address of each individual named is 230 Gill Way, Rock Hill, SC 29730 and our telephone number is (866) 960-1539.

(2)	Based on 130,469,750 shares of Common Stock of GlyEco, Inc. outstanding as of July 5, 2017.

(3)	Includes (i) 50,000 shares of Common Stock issuable upon the exercise of options at $1.03 per share until January 15, 2024, (ii) 15,000 shares of Common Stock issuable upon the exercise of options at $0.66 per share until September 30, 2024 and (iii) 343,750 shares of Common Stock issuable upon the exercise of warrants at $0.08 per share until December 27, 2019. Mr. Mamanteo also holds the following unvested stock, which is not included in the table above: 162,500 unvested shares of Common Stock, which shares shall vest 100% upon the Common Stock maintaining a $2 per share stock price for a thirty trading day VWAP duration and 350,000 unvested shares of Common Stock which shares vest 100% upon the Common Stock maintaining a $0.20 share stock price for a thirty trading VWAP duration.

(4)	Includes (i) 10,000 shares of Common Stock issuable upon the exercise of options at $0.69 per share until June 30, 2024, and (ii) 37,500 shares of Common Stock issuable upon the exercise of options at $0.30 per share until December 18, 2024. Mr. Ide also holds the following unvested stock, which is not included in the table above: (i) 10,417 unvested shares of Common Stock granted pursuant to the Company’s Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Common Stock maintaining a $2 per share stock price for a thirty trading day VWAP duration and 350,000 unvested shares of Common Stock which shares vest 100% upon the Common Stock maintaining a $0.20 share stock price for a thirty trading VWAP duration.

(5)	Includes (i) 37,500 shares of Common Stock issuable upon the exercise of options at $0.17 per share until May 22, 2025 and (ii) 468,750 shares of Common Stock issuable upon the exercise of warrants at $0.08 per share until December 27, 2019. Mr. Trapp also holds the following unvested stock, which is not included in the table above: 175,676 unvested shares of Common Stock granted pursuant to the Company’s Fiscal Year 2015 Director Compensation Plan, which shares shall vest 100% upon the Common Stock maintaining a $2 per share stock price for a thirty trading day VWAP duration. And 350,000 unvested shares of Common Stock which shares vest 100% upon the Common Stock maintaining a $0.20 share stock price for a thirty trading VWAP duration.

(6)	Includes 25,000 shares of Common Stock issuable upon the exercise of options at $0.14 per share until August 27, 2025. Mr. Kneller also holds the following unvested stock, which are not included in the table above: 350,000 unvested shares of Common Stock which shares shall vest 100% upon the Common Stock maintaining a $0.20 per share stock price for a thirty trading day VWAP duration.

(7)	Includes 625,000 shares of Common Stock issuable upon the exercise of warrants at $0.08 per share until December 27, 2019. Mr. Nussbaum also holds the following unvested stock, which is not included in the table above: 1,100,000 unvested shares of Common Stock which shares vest 100% upon the Common Stock maintaining a $0.20 share stock price for a thirty trading VWAP duration.

(8)	Mr. Krinsky holds the following unvested stock, which is not included in the table above: 1,100,000 unvested shares of Common Stock which shares vest 100% upon the Common Stock maintaining a $0.20 share stock price for a thirty trading VWAP duration.

(9)	Includes 156,250 shares of Common Stock issuable upon the exercise of warrants at $0.08 per share until December 27, 2019. Mr. Rhodes also holds the following unvested stock, which is not included in the table above: 3,200,906 unvested shares of Common Stock granted pursuant to Mr. Rhodes’ Employment Agreement, 1,000,000 unvested shares of Common Stock which shares vest 100% upon the Common Stock maintaining a $0.20 share stock price for a thirty trading VWAP duration and 2,200,906 unvested shares of Common Stock which shares shall vest upon the Common Stock achieving certain 30 trading day volume weighted average prices, as follows: 20% will vest at $0.30 per share, 30% will vest at $0.40 per share, 30% will vest at $0.50 per share, and 20% will vest at $0.60 per share.

(10)	Includes (i) 5,000 shares of Common Stock issuable upon the exercise of warrants at $1.00 per share until December 31, 2017, (ii) 200,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until December 31, 2017, (iii) 350,000 shares of Common Stock issuable upon the exercise of options at $0.50 per share until December 31, 2017, (iv) 300,000 shares of Common Stock issuable upon the exercise of options at $1.00 per share until December 31, 2017, and (v) 50,000 shares of Common Stock issuable upon the exercise of $0.69 per share until December 31, 2017. Mr. Sahag also holds the following unvested stock, which is not included in the table above: 2,200,906 unvested shares of Common Stock granted pursuant to Mr. Sahag’s Employment Agreement, which shares shall vest upon the Common Stock achieving certain 30 trading day volume weighted average prices, as follows: 20% will vest at $0.30 per share, 30% will vest at $0.40 per share, 30% will vest at $0.50 per share, and 20% will vest at $0.60 per share.

(11)	Entities included: Wynnefield Partners Small Cap Value, L.P.I, Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Capital, Inc. Profit Sharing Plan. Information is based on a Schedule 13D/A filed with the SEC on December 27, 2016. Mr. Mamanteo, Chairman of our Board of Directors, serves as a Portfolio Manager at Wynnefield Capital.

Equity Compensation Plan Information

The following summary information is as of December 31, 2016 and relates to our 2007 Stock Incentive Plan and our 2012 Equity Incentive Plan, pursuant to which we have granted options to purchase our common stock:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of granted options, warrants and rights (a)	Weighted-average exercise price of granted options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:

2007 Stock Incentive Plan	6,647,606	$0.60	95,000

2012 Equity Incentive Plan	5,748,230	$0.80	751,771

Equity compensation plans not approved by security holders:

None	—	—	—
Total	12,395,836	$0.69	846,771

Except as set forth herein, there are no arrangements known to us, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past three years, there have been no transactions, whether directly or indirectly, between our company and any of our officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members, that exceeded $120,000 other than as described below:

On December 27, 2016, we entered into debt agreements for an aggregate principal amount of $1,000,000 from the offering and issuance of 5% Notes to Wynnefield Partners I, Wynnefield Partners and Wynnefield Offshore, all of which are under the management of Wynnefield Capital, Inc. (“Wynnefield Capital”), an affiliate of the Company. The Company’s Chairman of the Board, Dwight Mamanteo, is a portfolio manager of Wynnefield Capital. As of April 17, 2017, the 5% Notes were repaid in full.

On December 27, 2016, we entered into debt agreements for an aggregate principal amount of $1,810,000 from the offering and issuance of 8% Notes and warrants to purchase up to 5,656,250 shares of our Common Stock. The 8% Notes and warrants were sold to Dwight Mamanteo, our Chairman of the Board, Charles F. Trapp and Scott Nussbaum, members of the Board, Ian Rhodes, our Chief Executive Officer, Wynnefield Capital, an affiliate of the Company, and certain family members of Mr. Mamanteo and of Mr. Nussbaum. As of March 31, 2017, the entire principal amount of the 8% Notes, plus accrued interest, remains outstanding, and none of the warrants have been exercised.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and certain provisions of our Articles of Incorporation and Bylaws are summaries and are qualified by reference to our Articles of Incorporation and Bylaws. Copies of these documents will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.0001 per share, and 40,000,000 shares of “blank check” preferred stock, with a par value of $0.0001 per share. As of July 5, 2017, 130,469,750 shares of our common stock were issued and outstanding. As of July 5, 2017, no shares of our preferred stock were issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Options and Warrants

As of July 5, 2017, we had outstanding options and warrants to purchase 15,829,467 shares of common stock.

As of December 31, 2016 and 2015, we had outstanding options and warrants to purchase shares of common stock as set forth in the tables below:

The following are details related to options issued by the Company:

		Weighted
	Options for	Average
	Shares	Exercise Price
Outstanding as of January 1, 2015	11,096,428	0.72
Granted	678,157	0.25
Exercised	—	—
Forfeited	(162,283)	0.90
Cancelled	—	—
Expired	—	—
Outstanding as of December 31, 2015	11,612,302	0.68
Options exercisable as of December 31, 2015	11,387,052	0.68
Options exercisable and expected to vest as of December 31, 2015	11,612,302	0.68

Outstanding as of January 1, 2016	11,612,302	$0.68
Granted	75,000	0.10
Exercised	—	—
Forfeited	(3,654,409)	0.66
Expired	(82,800)	0.50
Outstanding as of December 31, 2016	7,950,093	$0.69
Options exercisable as of December 31, 2016	7,867,593	$0.69
Options exercisable and expected to vest as of December 31, 2016	7,950,093	$0.69

The following are details related to warrants issued by the Company:

		Weighted
	Warrants for	Average
	Shares	Exercise Price

Outstanding as of January 1, 2015	17,567,326	$0.93
Granted	—	$—
Exercised	(1,000,000)	$0.0001
Forfeited	—	$—
Cancelled	—	$—
Expired	—	$—
Outstanding and exercisable as of December 31, 2015	16,567,326	$1.02

Outstanding as of January 1, 2016	16,567,326	$1.02
Granted	5,656,250	$0.08
Exercised	—	$—
Forfeited	—	$—
Cancelled	—	$—
Expired	(8,301,187)	$1.06
Outstanding and exercisable as of December 31, 2016	13,922,387	$0.61

Convertible Debt

None.

Non-convertible Debt

As at December 31, 2016, we have two series of non-convertible debt: our 5% Notes and our 8% Notes. The 5% Notes had a stated maturity of May 31, 2017, or at an earlier date consistent with Section 2(d) of the 5% Note (the “5% Note Maturity Date”). The 5% Notes bear interest at a rate of 5% per annum due on the 5% Note Maturity Date or as otherwise specified by the 5% Note. The 5% Notes contained standard events of default, including: (i) failure to repay the 5% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. If the 5% Notes are not repaid at the 5% Note Maturity Date, then the default rate becomes 12% per annum and the balance of the 5% Notes outstanding must be paid in four equal installments during the succeeding four months. The 5% Notes were paid in full on April 17, 2017.

On December 27, 2016, the Company entered into subscription agreements (the “8% Notes Subscription Agreements”) by and between the Company and certain accredited investors. Pursuant to the 8% Notes Subscription Agreements, the Company offered and issued: (i) $1,810,000 in principal amount of 8% Senior Unsecured Promissory Notes (the “8% Notes”); and (ii) warrants (the “Warrants”) to purchase up to 5,656,250 shares of Common Stock of the Company. The Company received $1,760,000 in net proceeds from the offering. The 8% Notes will mature on December 27, 2017 (the “8% Note Maturity Date”), or at an earlier date consistent with Section 2(d) of the 8% Note. The 8% Notes bear interest at a rate of 8% per annum due on the 8% Note Maturity Date or as otherwise specified by the 8% Note. The 8% Notes contain standard events of default, including: (i) failure to repay the 8% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. The Warrants are exercisable for an aggregate of 5,656,250 shares of Common Stock, beginning on December 27, 2016, and will be exercisable for a period of three years. The exercise price with respect to the warrants is $0.08 per share. The exercise price and the amount of shares of Common Stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other similar issuances.

Anti-Takeover Effects of Provisions of Nevada Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of July 5, 2017, we have 970 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent, Warrant Agent and Registrars

Our transfer agent and registrar for our common stock in the United States is Monmouth Stock Transfer Co., Inc. Our common stock is quoted on the Pink Sheets under the symbol “GLYE.”

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on the record date, non-transferable rights to purchase shares of our common stock at a subscription price of $0.08 per share. The rights will entitle the holders of our common stock to purchase approximately an aggregate of 40,000,000 shares of our common stock for an aggregate purchase price of $3,200,000.

Basic Subscription Rights

In this distribution, each holder of record of our common stock will receive a basic subscription right to purchase 0.3067 of a share of common stock at a price of $0.08 per share for each whole share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on the record date. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 30 subscription rights (rounded down from 30.67 shares) and will have the right to purchase shares of our common stock for $0.08 per share for each whole share or a total payment of $240. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your basic subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to exercise your over-subscription privilege.

Over-Subscription Privilege

If you exercise your basic subscription rights in full, you may also choose to exercise your over-subscription privilege. Subject to proration and stock ownership limitations, if applicable, we will seek to honor the over-subscription privilege requests in full. If over-subscription privilege requests exceed the number of shares of our common stock available, however, we will allocate the available shares pro rata among the stockholders as of the record date exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders as of the record date exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the record holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of shares for which the record holder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

If the Holder of an 8% Note that owns no existing shares, exercises its warrants prior to the record date and has otherwise subscribed for rights in the offering, such Holder shall be entitled subscribe for a portion of any shares that are not purchased by our stockholders through the exercise of their basic subscription privileges by oversubscribing. Holders of the 8% Notes that also own shares may contribute the remaining principal and accrued but unpaid interest on any 8% Notes they own at the $0.08 per share subscription price in order to fund any subscription or oversubscription.

Olde Monmouth Stock Transfer Co., Inc., the rights agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed shares of common stock available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares of common stock available to you, and any excess subscription payments will be returned to you, without interest or deduction, with ten (10) business days after expiration of the rights offering.

We can provide no assurances that you will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any requests for shares pursuant to the over-subscription privilege if all of our rights holders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares of common stock are available following the exercise of basic subscription rights.

Dilutive Effects of the Rights Offering

If you choose not to exercise your rights, your ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their rights. See “Risk Factors”.

Limitation on the Exercise of Rights

The number of rights that you may exercise in the rights offering may be limited by the number of shares of our common stock you held on the record date and by the extent to which other rights holders exercise their basic subscription rights and over-subscription privilege, which we cannot determine prior to completion of the rights offering. We may also choose to not issue shares pursuant to the rights offering to the extent that a stockholder would beneficially own, together with any other person with whom such stockholder’s shares may be aggregated under applicable law, more than 19.9% of our outstanding shares of common stock.

Method of Exercising Rights by Stockholders

The exercise of rights is irrevocable and may not be cancelled or modified, even if we extend the expiration of the rights offering in our sole discretion. You may exercise your rights as follows:

Subscription by Registered Holders

You may exercise your rights by properly completing and executing the subscription rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment for your subscription rights and any over-subscription privilege, to the rights agent at the address set forth below under “—Rights Agent,” prior to the expiration of the rights offering described below.

Subscription by DTC Participants

We expect that the exercise of your rights may be made through the facilities of DTC. If your rights are held of record through DTC, you may exercise your rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your rights from your account to the account of the rights agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription right.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or institution to exercise your rights and deliver all subscription documents and payment on your behalf prior to the expiration of the rights offering described below. Your rights will not be considered exercised unless the rights agent receives from you, your broker, dealer, custodian bank, nominee or institution, as the case may be, all of the required subscription documents and your full subscription payment for your subscription rights and any over-subscription privilege prior to this expiration time.

Only whole rights are exercisable. Fractional rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional shares that are rounded down. Any excess subscription payments received by the rights agent will be returned, without interest, as soon as practicable.

Payment Method

Payments must be made in full in U.S. currency by:

●	check or bank draft payable to Olde Monmouth Stock Transfer Co., Inc. upon a U.S. bank or

●	wire transfer of immediately available funds to accounts maintained by the rights agent.

Payment received after the expiration of the rights offering will not be honored, and the rights agent will return your payment to you, without interest, as soon as practicable. The rights agent will be deemed to receive payment upon:

●	receipt by the rights agent of any certified check bank draft drawn upon a U.S. bank; or

●	receipt of collected funds in the rights agent’s account.

If you elect to exercise your rights, we urge you to consider using a certified or cashier’s check or wire transfer of funds to ensure that the rights agent receives your funds prior to the expiration of the rights offering. If you send a certified check bank draft drawn upon a U.S. bank or wire or transfer funds directly to the rights agent’s account, payment will be deemed to have been received by the rights agent immediately upon receipt of such instruments and wire or transfer.

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the rights agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the rights agent or us.

The method of delivery of subscription rights certificates and payment of the subscription amount to the rights agent will be at the risk of the holders of rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the rights agent and clearance of payment prior to the expiration of the rights offering.

Unless a subscription rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such subscription rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the rights agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of rights being exercised, or the rights agent does not receive the full subscription payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of rights that may be exercised with the aggregate subscription payment you delivered to the rights agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the rights agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your rights, is currently set to expire at 5:00 p.m., Eastern Time, on August 4, 2017. If you do not exercise your rights prior to that time, your rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the rights agent receives your subscription rights certificate or your subscription payment after that time, regardless of when the subscription rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the period for exercising your rights in our sole discretion. If the expiration date of the rights offering is so extended, we will give oral or written notice to the rights agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it. We do not currently intend to extend the expiration of the rights offering. To the extent that any completed subscription exercise documentation is received by the rights agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept such subscription, but we shall be under no obligation to do so.

Subscription Price

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Amendment, Withdrawal and Termination

We may decide to terminate the rights offering at any time and for any reason before the closing of the rights offering. If we terminate the rights offering, any money received from subscribing stockholders will be returned promptly, without interest or penalty. In addition, we may extend the period for exercising your rights and adjust the subscription price in our sole discretion. We do not currently intend to extend the expiration of the rights offering.

Rights Agent

The rights agent for this offering is Olde Monmouth Stock Transfer Co., Inc. The address to which subscription rights certificates and subscription payments other than wire transfers should be mailed or delivered is:

By mail, hand or overnight courier:

Olde Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands. NJ 07716

If you deliver subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the rights agent at the above contact information.

Fees and Expenses

We will pay all fees charged by the rights agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it to the rights agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the rights agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the rights agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer, custodian bank or other nominee the form entitled “Beneficial Owners Election Form” (or such other appropriate documents as are provided by your nominee related to your rights). You should receive this form from your broker, dealer, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the rights agent prior to the expiration of the rights offering, you may exercise your rights by the following guaranteed delivery procedures:

●	deliver to the rights agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of rights in the manner set forth above under “—Payment Method”;

●	deliver to the rights agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

●	deliver the properly completed subscription rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the rights agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Subscription Rights Certificates,” which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the rights agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

●	your name;

●	the number of rights represented by your subscription rights certificate, and the number of shares of our common stock for which you are subscribing under your subscription right; and

●	your guarantee that you will deliver to the rights agent a subscription rights certificate evidencing the rights you are exercising within three (3) business days following the date the rights agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the rights agent in the same manner as your subscription rights certificate at the address set forth above under “—Rights Agent.”

The rights agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the rights agent at 732-872-2727 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Rights; Listing

The subscription rights may not be sold, transferred, assigned or given away to anyone. The subscription rights will not be listed for trading on any stock exchange or market. The shares of common stock issued in the rights offering will be listed on the OTC Pink Sheets under the symbol “GLYE.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights and even if we extend the rights offering, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the rights agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and the full subscription payment have been received by the rights agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The rights agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The rights agent will hold this money in escrow until the rights offering is completed or is withdrawn and terminated. If the rights offering is terminated for any reason, all subscription payments received by the rights agent will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until the closing of the rights offering has taken place. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, the full subscription payment and any other required documents to the rights agent.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights and even if we extend the rights offering or adjust the subscription price. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Foreign Rights Holders

We will not mail this prospectus or subscription rights certificates to rights holders with addresses that are outside the United States or that have an army post office or foreign post office address. The rights agent will hold these subscription rights certificates for their account. To exercise rights, our foreign stockholders must notify the rights agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the rights agent that the exercise of such rights does not violate the laws of the jurisdiction of such stockholder.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

We believe and intend to take the position that the distribution and receipt and the exercise of the subscription rights by any U.S. holder of common stock will not be taxable to such holder for U.S. federal income tax purposes for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Board Recommendation to Rights Holders

Our Board of Directors is making no recommendation regarding your exercise of the rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

PLAN OF DISTRIBUTION

We are distributing the subscription rights to individuals who owned shares of our common stock as of July 7, 2017, 5:00 p.m., Eastern Time. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the subscription rights certificate and return it with payment for the shares to the rights agent, Olde Monmouth Stock Transfer Co., Inc., at the address set forth under “The Rights Offering—Method of Exercising Rights by Stockholders” If you have any questions, you should contact the rights agent, Olde Monmouth Stock Transfer Co., Inc., by calling 732-872-2727.

Other than as described in this prospectus, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED COMPREHENSIVE TAX ADVICE. BOTH (I) HOLDERS RECEIVING A DISTRIBUTION OF STOCK RIGHTS CONTEMPLATED IN THIS OFFERING, AND (II) HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK BY EXERCISING SUCH STOCK RIGHTS, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO THEM.

This following discussion addresses certain material U.S. federal income tax considerations relating to (i) the receipt and exercise (or expiration) of the subscription rights as contemplated throughout this rights offering, and (ii), if applicable in connection with the exercise of the basic subscription right or, if applicable, the over-subscription privilege, the acquisition, ownership and sale of shares of our stock. The legal conclusions with respect to matters of U.S. federal income tax law identified in this “Material U.S. Federal Income Tax Consequences” subject to the qualifications set forth herein, are the opinions of our counsel, Robinson Brog Leinwand Greene Genovese & Gluck P.C. and are based on the accuracy of the representations of factual matters set forth herein by the Company to them. This discussion addresses only the treatment to a holder of our common stock that is a U.S. holder (defined below), and who receives subscription rights pursuant to this offering, or holds shares of our stock issued upon the exercise of the basic right privilege or, if applicable, the over-subscription privilege, in each instance as capital assets within the meaning of Section 1221 of the Code. The information provided herein is based on existing United States federal income tax authorities, including but not limited to, the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently change, possibly retroactively, or be interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed throughout this offering. This discussion neither binds nor precludes the IRS from adopting a position contrary to, or otherwise challenging, the positions addressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position or matter was litigated. We have not sought, and will not seek, either (i) a ruling from the IRS or (ii) an opinion from legal counsel, in either instance regarding the tax considerations discussed herein.

This discussion addresses only the federal income tax consequences to U.S. holders that hold their shares as capital assets and does not address all of the income tax consequences that may be relevant to particular holders of shares  in light of their particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, financial institutions, banks, regulated investment companies, real estate investment trusts, dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations or entities, tax-deferred or other retirement accounts, insurance companies, persons liable for alternative minimum tax, holders who hold stock or warrants as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, certain former citizens or residents of the U.S., and holders who received our stock on which the subscription rights are distributed in satisfaction of our indebtedness or in a compensatory transaction. In addition, this discussion does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including the U.S. federal estate or gift tax laws.

As used throughout this discussion, a “U.S. holder” means a beneficial owner of subscription rights, or stock acquired pursuant to the exercise of the basic subscription right or, if applicable, the over-subscription privilege, that is:

●	An individual who is a citizen or resident of the United States, including an alien individual who either is a lawful permanent resident of the United States;

●	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;

●	An estate whose income is subject to U.S. federal income tax regardless of its source; or

●	A trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

In addition, as used throughout this discussion, the phrase “Securities,” means both (i) shares of our common stock, and (ii) rights or warrants to acquire shares of our common stock; and the term “Stockholder,” means a U.S. holder who is either (i) a holder of shares of our common stock, or (ii) a holder of rights or warrants to acquire shares of our common stock. As such, this discussion addresses the receipt of the subscription rights contemplated in this offering by current holders of shares of our common stock.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the stock received upon exercise of the basic subscription right or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner and the partnership are urged to consult their own tax advisors as to the U.S. federal income tax consequences of receiving the subscription rights, exercising (or allowing to expire) the basic subscription right or, if applicable, the over-subscription privilege, and acquiring, holding or disposing of our shares of stock.

EACH HOLDER OF SHARES OF OUR COMMON STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR STOCK.

U.S. Federal Income Tax Considerations Applicable to the Receipt of Subscription Rights Assuming the Rights

It is the opinion of counsel that the distribution of subscription rights to a Stockholder with respect to such Stockholder’s Securities should generally be treated, for U.S. federal income tax purposes, as a non-taxable distribution.

However, the general rule regarding non-recognition is subject to certain exceptions, including if receipt by a Stockholder of subscription rights is part of a “disproportionate distribution.” A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some Stockholders and an increase in the proportionate interest of other Stockholders in our assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or other property with respect to our stock, nor do we have any current intention of making any distributions with respect to our stock. Currently, our common stock is our sole outstanding class of stock, and we have no current intention of issuing another class of stock or convertible debt. However, the fact that we have outstanding options, warrants and similar equity-based awards could cause, under certain circumstances that cannot currently be predicted, the receipt of subscription rights pursuant to this offering to be part of a disproportionate distribution. The Company intends to take the position that the outstanding options, warrants and similar equity-based awards do not cause the subscription rights issued pursuant to this rights offering to be part of a disproportionate distribution, but there can be no assurances in this regard.

Our position regarding the tax-free treatment of the receipt of subscription rights is not binding on the IRS or the courts. If this position is finally determined to be incorrect, whether on the basis that the issuance of the subscriptions rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of the holder’s basis in shares of our common stock and thereafter as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2016.

The Following discussion is based upon the treatment of the receipt of the subscription rights in this offering as a non-taxable distribution with respect to a Stockholder’s Securities for U.S. federal income tax purposes.

The remainder of this section entitled “—U.S. Federal Income Tax Considerations Applicable to the Receipt of Subscription Rights” assumes that the receipt by a Stockholder of subscription rights with respect to such Stockholder’s Securities pursuant to this rights offering is non-taxable for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights received by a Stockholder who holds our common stock is less than 15% of the fair market value of such Stockholder’s common stock as of the date the subscription rights are distributed, then such holder’s subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes. However, in such a case, a Stockholder who holds our common stock may affirmatively elect to allocate a portion of such holder’s tax basis in such holder’s existing shares of our common stock between (i) such holder’s shares of our common stock and (ii) such holder’s subscription rights received pursuant to this offering, in proportion to the relative fair market values of such existing shares of common stock and subscription rights determined as of the date of the receipt of the subscription rights. If a Stockholder who holds our common stock chooses to make such an election, then such holder must make this election on a statement included with such holder’s tax return for the taxable year in which such holder receives subscription rights pursuant to this offering. Such an election, if made, is irrevocable.

If the fair market value of the subscription rights received by a Stockholder who holds our common stock is 15% or more of the fair market value of such holder’s common stock as of the date the subscription rights are distributed, then such holder must allocate such holder’s tax basis in such holder’s existing common stock between (i) such holder’s shares of our common stock, and (ii) such holder’s subscription rights received pursuant to this offering, in proportion to the relative fair market values of such existing shares of common stock and subscription rights determined as of the date of the distribution of the subscription rights.

The fair market value of the subscription rights on the date the subscription rights are received is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights as of that date. Fair market value is defined generally as the price at which property would hypothetically change hands between a willing buyer and a willing seller, where neither is under any compulsion to buy or sell. Fair market value is a factual determination. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including but not limited to any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed or received, the length of the time period during which the subscription rights may be exercised, the fact that the subscription rights are non-transferable, and any other relevant facts and circumstances.

Exercise of the Subscription Rights

A Stockholder generally will not recognize any gain or loss upon the exercise of subscription rights received pursuant to this rights offering. A Stockholder’s tax basis of shares of our common stock acquired through the exercise of such subscription rights will equal the sum of (i) the subscription price paid for the shares, plus (ii) the tax basis, if any, in the subscription rights immediately prior to such exercise. The holding period for shares of our common stock acquired through the exercise of such subscription rights will begin on the date the subscription rights are exercised.

Expiration of the Subscription Rights

A Stockholder who allows subscription rights received pursuant to this rights offering to expire generally will not recognize any gain or loss upon such expiration. If, in connection with the receipt of subscription rights pursuant to this offering, a Stockholder who holds our common stock, by election or otherwise, allocated a portion of the tax basis in such holder’s then existing common stock to such holder’s subscription rights, then upon the expiration of such subscription rights, the portion of the tax basis previously allocated to the subscription rights will be re-allocated, or re-attributed, to such holder’s common stock, and the tax basis of such common stock will be restored to what it was immediately before the receipt of the subscription rights in this offering.

Ownership and Disposition of Shares of Our Common Stock

Distributions and Dividends

Distributions, if any, of cash or property on shares of our common stock acquired through the exercise of subscription rights will be taxable to a U.S. holder as a dividend to the extent such distribution is paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles for the year in which the distribution is made. Dividends received by corporate U.S. holders are taxable at ordinary corporate income tax rates, subject to any applicable dividends-received deduction. Subject to the discussion below regarding the additional Medicare tax (see, “—Net Investment Income Tax”), qualified dividends received by non-corporate U.S. holders are taxable at a maximum rate of 20%, provided the holder meets applicable holding period requirements. Any distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of a U.S. holder’s basis in our common stock, and any further distributions in excess of a U.S. holder’s basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution U.S. federal income tax purposes), a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount realized by such U.S. holder in connection with such sale or other taxable disposition, and (ii) such U.S. holder’s adjusted tax basis in such stock. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in such stock is more than twelve months. U.S. holders who are individuals are eligible for preferential rates of taxation in respect of their long-term capital gains. For example, long-term capital gains recognized by individuals are taxable at a maximum rate of twenty percent (20%), in addition to the additional Medicare tax (see, “—Net Investment Income Tax”), if applicable. A U.S. holder’s ability to use a capital loss may be subject to limitations.

Net Investment Income Tax

In addition to the United States federal income tax, discussed above, certain U.S. holders are subject to an additional 3.8% Medicare tax (the “net investment income tax”) on their “net investment income” to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds certain thresholds (e.g., $250,000 for married individuals filing jointly). For these purposes, “net investment income” generally equals a U.S. Holder’s gross investment income (e.g., interest income, dividends and gain from the sale or other disposition of stock) reduced by deductions that are allocable to such income. The net investment income tax is determined in a manner which is different than the manner in which the U.S. federal income tax is determined. U.S. holders are urged to consult their own tax advisors regarding the implications of the net investment income tax.

Qualified Small Business Stock

Section 1202 of the Internal Revenue Code, as amended, provides taxpayers, other than corporations, with a 100 percent exclusion of gain from the sale or exchange of “qualified small business stock” acquired after September 28, 2010 and held for more than five years. In general, a taxpayer’s exclusion per taxable year with respect to “qualified small business stock” of any one issuer is the greater of (a) $10 million ($5 million in the case of married taxpayers filing separate returns), reduced by the amount of the taxpayer’s gain in prior years on stock of such issuer eligible for the exclusion or (b) ten times the taxpayer’s basis for “qualified small business stock” of such issuer sold or exchanged during the taxable year. The amount excluded with respect to “qualified small business stock” constitutes an item of tax preference for alternative minimum tax purposes.

“Qualified small business stock” is stock of a “qualified small business” issued after August 10, 1993 which is generally acquired at its original issuance by the taxpayer for money or other property (not including stock) or in connection with the performance of services. In order to qualify as “qualified small business stock”, the issuer must be a domestic corporation which: (i) had gross assets of no greater than $50 million at all times from inception up to the issuance of the stock in question and immediately thereafter (taking into account amounts received upon such issuance) and (ii) agrees to submit such reports to its stockholders and the Internal Revenue Service as required by the statute and regulations. In order for us to qualify as a “qualified small business stock”, 80 percent of our assets of (based on the reported value of our assets) must be used by us in the active conduct of one or more qualified trades or businesses.

We believe that our assets have never exceeded $50 million from our inception on October 21, 2011 to the date of this rights offering, and we do not expect our asset size to exceed $50 million in the foreseeable future. We have submitted and plan to continue to submit the required reports as long as we believe we qualify as a “qualified small business” under Section 1202.

There can be no assurance that we will continue to qualify as a qualified small business” or that the Internal Revenue Service will agree with our determination that we are a “qualified small business.” For a discussion of risks related to “qualified small business stock,” please see “Risk Factors”.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 28%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions (or deemed distributions or similar transactions) to a Stockholder will generally be exempt from backup withholding, provided the Stockholder meets applicable certification requirements, including (i) providing the Company with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly filled out IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will generally be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, and may entitle such U.S. holder to a refund, provided the required information and returns are timely furnished by such U.S. holder to the IRS.

AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. BOTH (I) HOLDERS RECEIVING A DISTRIBUTION OF STOCK RIGHTS CONTEMPLATED IN THIS OFFERING, AND (II) HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK BY EXERCISING SUCH STOCK RIGHTS, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO THEM.

LEGAL MATTERS

Robinson Brog Leinwand Greene Genovese & Gluck P.C. will render a legal opinion as to the validity of the securities to be registered hereby as well as the material U.S. federal income tax consequences of the receipt and exercise of the subscription rights issued in this offering.

EXPERTS

The consolidated financial statements of GlyEco, Inc. and subsidiaries as of December 31, 2016 and 2015 and for the years then ended included in this prospectus have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern). Such consolidated financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The web site can be accessed at www.sec.gov. The internet address of GlyEco, Inc. is www.glyeco.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

March 31, 2017 and December 31, 2016

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS

Current Assets
Cash	$428,997	$1,413,999
Cash - restricted	58,653	76,552
Accounts receivable, net	1,127,802	1,096,713
Prepaid expenses	334,205	340,899
Inventories	1,405,585	644,522
Total current assets	3,355,242	3,572,685

Property, plant and equipment, net	3,834,061	3,657,839

Other Assets
Deposits	387,035	387,035
Goodwill	3,822,583	3,693,083
Other intangible assets, net	2,662,746	2,794,204
Total other assets	6,872,364	6,874,322

Total assets	$14,061,667	$14,104,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,847,648	$961,010
Due to related parties	1,816	6,191
Contingent acquisition consideration	1,803,676	1,821,575
Notes payable – current portion, net of debt discount	2,629,490	2,541,178
Capital lease obligations – current portion	6,206	6,838
Total current liabilities	6,288,836	5,336,792

Non-Current Liabilities
Notes payable – non-current portion	2,940,652	2,963,640
Capital lease obligations – non-current portion	3,060	3,371
Total non-current liabilities	2,943,712	2,967,011

Total liabilities	9,232,548	8,303,803

Commitments and Contingencies

Stockholders’ Equity
Preferred stock; 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Common stock, 300,000,000 shares authorized; $0.0001 par value; 126,944,190 and 126,156,189 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	12,694	12,616
Additional paid-in capital	42,740,398	42,603,490
Accumulated deficit	(37,923,973)	(36,815,063)
Total stockholders’ equity	4,829,119	5,801,043

Total liabilities and stockholders’ equity	$14,061,667	$14,104,846

See accompanying notes to the condensed consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three months ended March 31, 2017 and 2016

	Three months ended March 31,
	2017	2016
	(unaudited)	(unaudited)

Sales, net	$2,290,321	$1,442,898
Cost of goods sold	2,150,586	1,305,527
Gross profit	139,735	137,371

Operating expenses:
Consulting fees	53,426	42,560
Share-based compensation	136,986	280,764
Salaries and wages	343,055	256,450
Legal and professional	160,991	98,773
General and administrative	357,213	259,488
Total operating expenses	1,051,671	938,035

Loss from operations	(911,936)	(800,664)

Other (income) and expenses
Interest income	—	(53)
Interest expense	196,218	4,612
Total other expense, net	196,218	4,559

Loss before provision for income taxes	(1,108,154)	(805,223)

Provision for income taxes	756	687

Net loss	$(1,108,910)	$(805,910)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	126,269,222	86,451,976

See accompanying notes to the condensed consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Stockholders’ Equity

For the three months ended March 31, 2017

			Additional		Total
	Common Stock		Paid -In	Accumulated	Stockholders’
	Shares	Par Value	Capital	Deficit	Equity

Balance, December 31, 2016	126,156,189	$12,616	$42,603,490	$(36,815,063)	$5,801,043

Share-based compensation	788,001	78	136,908	—	136,986

Net loss	—	—	—	(1,108,910)	(1,108,910)

Balance, March 31, 2017	126,944,190	$12,694	$42,740,398	$(37,923,973)	$4,829,119

See accompanying notes to the condensed consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2017 and 2016

	Three months ended March 31,
	2017	2016
	(unaudited)	(unaudited)

Net cash flow from operating activities
Net loss	$(1,108,910)	$(805,910)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	114,024	58,573
Amortization	131,458	17,958
Share-based compensation expense	136,986	280,764
Amortization of debt discount	86,734	—
Loss on disposal of equipment	28,446	—
Provision for bad debt	14,401	63,189
Changes in operating assets and liabilities:
Accounts receivable, net	(45,490)	(12,512)
Prepaid expenses	6,694	30,893
Inventories	(761,063)	7,702
Deposits	—	(5,348)
Accounts payable and accrued expenses	886,638	(16,197)
Due to related parties	(4,375)	(6,883)

Net cash used in operating activities	(514,457)	(387,771)

Cash flows from investing activities
Purchases of property, plant and equipment	(318,692)	(13,605)
Cash paid for noncontrolling interests in RS&T	(129,500)	—
Net cash used in investing activities	(448,192)	(13,605)

Cash flows from financing activities
Repayment of notes payable	(21,410)	(3,552)
Repayment of capital lease obligations	(943)	(3,861)
Proceeds from sale of common stock, net	—	2,936,792

Net cash (used in) provided by financing activities	(22,353)	2,929,379

Net change in cash	(985,002)	2,528,003

Cash at beginning of the period	1,413,999	1,276,687

Cash at end of the period	$428,997	$3,804,690

Supplemental disclosure of cash flow information
Interest paid during period	$9,177	$2,312
Income taxes paid during period	$756	$687

Supplemental disclosure of non-cash investing and financing activities
Acquisition of equipment with notes payable	$—	$32,510
Payment of contingent acquisition obligation with restricted cash	$17,899	$—

See accompanying notes to the condensed consolidated financial statements.

GLYECO, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 – Organization and Nature of Business

GlyEco, Inc. (the “Company”, “we”, or “our”) is a specialty chemical company formed in the State of Nevada on October 21, 2011. We have two segments, Consumer and Industrial (see Note 7).

On December 27, 2016, the Company purchased WEBA Technology Corp. (“WEBA”), a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries; and purchased 96% of Recovery Solutions & Technologies Inc. (“RS&T”), a privately-owned company involved in the development and commercialization of glycol recovery technology. On December 28, 2016, the Company purchased certain glycol distillation assets from Union Carbide Corporation (“UCC”), a wholly-owned subsidiary of The Dow Chemical Company (“Dow”), located in Institute, West Virginia (the “Dow Assets”). During the three months ended March 31, 2017, the Company acquired the remaining 4% of RS&T.

Going Concern

The condensed consolidated financial statements as of March 31, 2017 and December 31, 2016 and for the three months ended March 31, 2017 and 2016, have been prepared assuming that the Company will continue as a going concern. As of March 31, 2017, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Ultimately, we plan to achieve profitable operations through the implementation of operating efficiencies at our facilities and increased revenue through the offering of additional products and the expansion of our geographic footprint through acquisitions, broader distribution from our current facilities and/or the opening of additional facilities. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of normally recurring accruals) necessary for a fair presentation on an interim basis. The operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2017.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted; however, management believes that the disclosures are adequate to make the information presented not misleading. This report should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the Company’s audited consolidated financial statements and related notes.

Principles of Consolidation

These consolidated financial statements include the accounts of GlyEco, Inc., and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated as a result of consolidation.

Noncontrolling Interests

The Company recognizes noncontrolling interests as equity in the consolidated financial statements separate from the parent company’s equity. Noncontrolling interests’ partners have less than 50% share of voting rights at any one of the subsidiary level companies. The amount of net income (loss) attributable to noncontrolling interests is included in consolidated net income (loss) on the face of the consolidated statements of operations. Changes in a parent entity’s ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. The Company recognizes a gain or loss in net income (loss) when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. Additionally, operating losses are allocated to noncontrolling interests even when such allocation creates a deficit balance for the noncontrolling interest partner.

The Company provides either in the consolidated statements of stockholders’ equity, if presented, or in the notes to consolidated financial statements, a reconciliation at the beginning and the end of the period of the carrying amount of total equity (net assets), equity (net assets) attributable to the parent, and equity (net assets) attributable to the noncontrolling interest that separately discloses:

(1)	Net income or loss

(2)	Transactions with owners acting in their capacity as owners, showing separately contributions from and distributions to owners.

(3)	Each component of other comprehensive income or loss

Operating Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment. Operating segments may be aggregated into a single operating segment if the segments have similar economic characteristics, among other criteria. Prior to the December 2016 acquisitions of WEBA, RS&T and the DOW Assets and through December 31, 2016, the Company operated as one segment. As of January 1, 2017 we have two operating segments, Consumer and Industrial.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent within the financial reporting process, actual results may differ significantly from those estimates. Significant estimates include, but are not limited to, items such as the allowance for doubtful accounts, the value of share-based compensation and warrants, the allocation of the purchase price in the Company’s acquisitions, the recoverability of property, plant and equipment, goodwill, other intangibles and their estimated useful lives, contingent liabilities, and environmental and asset retirement obligations. Due to the uncertainties inherent in the formulation of accounting estimates, it is reasonable to expect that these estimates could be materially revised within the next year.

Revenue Recognition

The Company recognizes revenue when (1) delivery of product has occurred or services have been rendered, (2) there is persuasive evidence of a sale arrangement, (3) selling prices are fixed or determinable, and (4) collectability from the customer (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. This generally occurs either when the Company’s products are shipped from its facility or delivered to the customer when title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material. Shipping costs passed to the customer are included in net sales.

Costs

Cost of goods sold includes all direct material and labor costs and those indirect costs of bringing raw materials to sale condition, including depreciation of equipment used in manufacturing and shipping and handling costs. Selling, general, and administrative costs are charged to operating expenses as incurred. Research and development costs are expensed as incurred, are included in operating expenses and were insignificant in 2017 and 2016. Advertising costs are expensed as incurred.

Accounts Receivable

Accounts receivable are recognized and carried at the original invoice amount less an allowance for expected uncollectible amounts. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the Company’s compliance with customer invoicing requirements, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. We do not charge interest on past due balances. The Company writes off trade receivables when all reasonable collection efforts have been exhausted. Bad debt expense is reflected as a component of general and administrative expenses in the consolidated statements of operations. The allowance for doubtful accounts totaled $94,184 and $80,207 as of March 31, 2017 and December 31, 2016, respectively.

Inventories

Inventories are reported at the lower of cost or net realizable value. The cost of raw materials, including feedstocks and additives, is determined on an average unit cost of the units in a production lot. Work-in-process represents labor, material and overhead costs associated with the manufacturing costs at an average unit cost of the units in the production lot. Finished goods represents work-in-process items with additive costs added. The Company periodically reviews its inventories for obsolete or unsalable items and adjusts its carrying value to reflect estimated realizable values.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. The Company provides for depreciation on the cost of its equipment using the straight-line method over an estimated useful life, ranging from three to twenty years, and zero salvage value. Expenditures for repairs and maintenance are charged to expense as incurred.

For purposes of computing depreciation, the useful lives of property, plant and equipment are as follows:

Leasehold improvements	Lesser of the remaining lease term or 5 years

Machinery and equipment	3-15 years

Business Combinations

The Company accounts for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions, especially with respect to intangible assets, estimated contingent consideration payments and pre-acquisition contingencies. Examples of critical estimates in valuing certain of the intangible assets the Company has acquired or may acquire in the future include but are not limited to:

●	future expected cash flows from product sales, other customer contracts, and

●	discount rates utilized in valuation estimates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimates of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated financial position, statements of operations or cash flows in the period of the change in the estimate.

Goodwill and Intangible Assets

Intangible assets that we acquire are recognized separately if they arise from contractual or other legal rights or if they are separable and are recorded at fair value less accumulated amortization. We analyze intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. We review the amortization method and period at least at each balance sheet date. The effects of any revision are recorded to operations when the change arises. We recognize impairment when the estimated undiscounted cash flow generated by those assets is less than the carrying amounts of such assets. The amount of impairment is the excess of the carrying amount over the fair value of such assets. The Company’s management believes there is no impairment of long-lived assets as of March 31, 2017. However, market conditions could change or demand for the Company’s products could decrease, which could result in future impairment of long-lived assets

Goodwill is recorded as the excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquired over the (ii) fair value of the net identifiable assets acquired. We do not amortize goodwill; however, we annually, or whenever there is an indication that goodwill may be impaired, evaluate qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the assets exceeds fair value. Any future increases in fair value would not result in an adjustment to the impairment loss that may be recorded in our consolidated financial statements. Our test of goodwill impairment includes assessing qualitative factors and the use of judgment in evaluating economic conditions, industry and market conditions, cost factors, and entity-specific events, as well as overall financial performance. Based on our analysis, no impairment loss of goodwill was recorded in 2017 and 2016 as the carrying amount of the reporting unit’s assets did not exceed the estimated fair value determined.

Impairment of Long-Lived Assets

Property, plant and equipment, purchased intangibles subject to amortization and patents and trademarks, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material.

Fair Value of Financial Instruments

The Company has adopted the framework for measuring fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements).

The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date;

●	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

●	Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions that market participants would use in pricing an asset or liability. Valuation is generated from model-based techniques with the unobservable assumptions reflecting our own estimate of assumptions that market participants would use in pricing the asset or liability.

Cash, restricted cash, accounts receivable, accounts payable and accrued expenses, amounts due to related parties and current portion of capital lease obligations and notes payable are reflected in the consolidated balance sheets at their estimated fair values primarily due to their short-term nature. As to long-term capital lease obligations and notes payable, estimated fair values are based on borrowing rates currently available to the Company for loans with similar terms and maturities.

Deferred Financing Costs, Debt Discount and Detachable Debt-Related Warrants

Costs incurred in connection with debt are deferred and recorded as a reduction to the debt balance in the accompanying condensed consolidated balance sheets. The Company amortizes debt issuance costs over the expected term of the related debt using the effective interest method. Debt discounts relate to the relative fair value of warrants issued in conjunction with the debt and are also recorded as a reduction to the debt balance and amortized over the expected term of the debt to interest expense using the effective interest method.

Net Loss Per Share Calculation

The basic net loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of shares outstanding during a period. Diluted loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding plus potentially dilutive securities. The Company’s potentially dilutive securities outstanding are not shown in a diluted net loss per share calculation because their effect in both 2017 and 2016 would be anti-dilutive. At March 31, 2017, these potentially dilutive securities included warrants of 11,316,874 and stock options of 7,950,093 for a total of 19,266,967. At March 31, 2016, these potentially dilutive securities included warrants of 8,366,137 and stock options of 11,499,400 for a total of 19,865,537.

Income Taxes

The Company accounts for its income taxes in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. An allowance for the deferred tax asset is established if it is more likely than not that the asset will not be realized.

Share-based Compensation

All share-based payments to employees and non-employee directors, including grants of employee stock options, are expensed based on their estimated fair values at the grant date, in accordance with ASC 718. Compensation expense for share-based payments to employees and directors is recorded over the vesting period using the estimated fair value on the date of grant, as calculated by the Company using the Black-Scholes-Merton (“BSM”) option-pricing model or the Monte Carlo Simulation. For awards with only service conditions that have graded vesting schedules, compensation cost is recorded on a straight-line basis over the requisite service period for the entire award, unless vesting occurs earlier. For awards with market conditions, compensation cost is recorded on the accelerated attribution method over the derived service period.

Non-employee share-based compensation is accounted for based on the fair value of the related stock or options, using the BSM, or the fair value of the goods or services on the measurement date, whichever is more readily determinable.

Recently Issued Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements that are of significance, or potential significance to the Company, except as discussed below.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In July 2015, the FASB decided to delay the effective date of ASU 2014-09 until December 15, 2017. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The Company has not yet selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on its condensed consolidated financial statements and disclosures.

In July 2015, the FASB issued ASU 2015-11, “Inventory” (Topic 330) (“ASU 2015-11”). The amendments in ASU 2015-11 require that an entity measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transaction. The amendments in this update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting. ASU 2015-11 is effective for annual and interim periods beginning on or after December 15, 2016. The amendments in this update should be applied prospectively with early application permitted as of the beginning of the interim or annual reporting period. The adoption of this ASU did not have a material impact on the condensed consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes: Balance Sheet Classification of Deferred Taxes”, an update to accounting guidance to simplify the presentation of deferred income taxes. The guidance requires an entity to classify all deferred tax liabilities and assets, along with any valuation allowance, as noncurrent in the balance sheet. The guidance is effective for public companies with annual reporting periods beginning after December 15, 2016, including interim periods within these reporting periods. Early adoption is permitted. The adoption of this ASU did not have a material impact on the condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. While the Company is still evaluating ASU 2016-02, the Company expects the adoption of ASU 2016-02 to have a material effect on the Company’s consolidated financial condition due to the recognition of the lease rights and obligations as assets and liabilities. The Company is currently assessing the impact of the adoption of ASU 2016-02 will have on its condensed consolidated financial statements and disclosures.

NOTE 3 – Inventories

The Company’s total inventories were as follows:

	March 31,	December 31,
	2017	2016
Raw materials	$431,859	$221,088
Work in process	27,319	172,142
Finished goods	946,407	251,292
Total inventories	$1,405,585	$644,522

NOTE 4 – Acquisitions, Goodwill and Other Intangible Assets

WEBA

On December 27, 2016, the Company entered into a Stock Purchase Agreement (“WEBA SPA”) with WEBA, a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries. Pursuant to the WEBA SPA, the Company acquired all of the WEBA shares from the WEBA sellers for $150,000 in cash and $2.65 million in 8% Promissory Notes (see Note 8). In addition, the WEBA sellers may be entitled to receive earn-out payments of up to an aggregate of $2,500,000 for calendar years 2017, 2018, and 2019 based upon terms set forth in the WEBA SPA. The Company also issued 5,625,000 shares as repayment of $450,000 of notes payable due to the WEBA sellers. The fair market value of the shares was $0.10 on the date of issuance. Following the WEBA acquisition, WEBA became a wholly owned subsidiary of the Company.

We accounted for the acquisition of WEBA as required under applicable accounting guidance. Tangible assets acquired are recorded at fair value. Identifiable intangible assets that we acquired are recognized separately if they arise from contractual or other legal rights or if they are separable, and are recorded at fair value. Goodwill is recorded as the excess of the consideration transferred over the fair value of the net identifiable assets acquired. The earn-out payments liability was recorded at their estimated fair value of $1,745,023.

Although management estimates that certain of the contingent consideration will be paid, it has applied a discount rate to the contingent consideration amounts in determining fair value to represent the risk of these payments not being made. The total acquisition date fair value of the consideration transferred and to be transferred is estimated at approximately $6.1 million, as follows:

Cash payment to the WEBA Sellers at closing	$150,000
Common Stock issuance to the WEBA Sellers	562,500
Promissory notes to the WEBA Sellers	2,650,000
Contingent cash consideration to the WEBA Sellers	1,745,023
Income tax benefit	1,030,000
Total acquisition date fair value	$6,137,523

Allocation of Consideration Transferred

The identifiable assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of December 27, 2016, the acquisition date. The excess of the acquisition date fair value of consideration transferred over the estimated fair value of the net tangible assets and intangible assets acquired was recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

Cash	$172,950
Accounts receivable	342,151
Loan receivable from RS&T	500,000
Property and equipment	8,720
Customer list	470,000
Intellectual property	880,000
Trade name	390,000
Non complete agreement	835,000
Total identifiable assets acquired	3,598,821
Accounts payable and accrued expenses	190,527
Total liabilities assumed	190,527
Total identifiable assets less liabilities assumed	3,408,294
Goodwill	2,729,229

Net assets acquired	$6,137,523

The Company is amortizing the intangibles (excluding goodwill) over an estimated useful life of five to ten years. The Company will evaluate the fair value of the earn-out liability on a periodic basis and adjust the balance, with an offsetting adjustment to the income statement, as needed. The acquisition was considered to be significant. The Company has included the financial results of the WEBA acquisition in its consolidated financial statements from the acquisition date and the results from WEBA were not material to the Company’s consolidated financial statements for the year ended December 31, 2016.

Pro Forma Financial Information

The following table presents the Company’s unaudited pro forma results (including WEBA) for the three months ended March 31, 2016 as though the companies had been combined as of the beginning of each of the periods presented. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each period presented, nor is it indicative of results of operations which may occur in the future. The unaudited pro forma results presented include amortization charges for intangible assets and eliminations of intercompany transactions.

For the Three Months Ended March 31, 2016
Total revenues	$1,982,453
Net loss	$(900,173)

The Company did not incur material acquisition expenses related to the WEBA acquisition.

The components of goodwill and other intangible assets related to the WEBS SPA, along with various other business combinations are as follows:

		Gross Balance at		Net Balance at			Net Balance at
	Estimated	December 31,	Accumulated	December 31,		Accumulated	March 31,
	Useful Life	2016	Amortization	2016	Additions	Amortization	2017
Finite live intangible assets:

Customer list and tradename	5 years	$987,500	$(26,296)	$961,204	$—	$(74,754)	$912,746

Non-compete agreements	5 years	1,199,000	(246,000)	953,000	—	(307,000)	892,000

Intellectual property	10 years	880,000	—	880,000	—	(22,000)	858,000

Total intangible assets		$3,066,500	$(272,296)	$2,794,204	$—	$(403,754)	$2,662,746

Goodwill	Indefinite	$3,693,083	$—	$3,693,083	$129,500	$—	$3,822,583

We compute amortization using the straight-line method over the estimated useful lives of the intangible assets. The Company has no indefinite-lived intangible assets other than goodwill.

NOTE 5 – Property, Plant and Equipment

The Company’s property, plant and equipment were as follows:

	March 31,	December 31,
	2017	2016
Machinery and equipment	$4,229,448	$4,154,305
Leasehold improvements	126,598	126,598
Accumulated depreciation	(940,984)	(927,909)
	3,415,102	3,352,994
Construction in process	418,959	304,845
Total property, plant and equipment, net	$3,834,061	$3,657,839

NOTE 6– Stockholders’ Equity

Preferred Stock

The Company’s articles of incorporation authorize the Company to issue up to 40,000,000 shares of $0.0001 par value, preferred shares having preferences to be determined by the board of directors for dividends, and liquidation of the Company’s assets. Of the 40,000,000 preferred shares the Company is authorized by its articles of incorporation, the Board of Directors has designated up to 3,000,000 as Series AA preferred shares.

As of March 31, 2017, the Company had no shares of Preferred Stock outstanding.

Common Stock

As of March 31, 2017, the Company has 126,944,190 shares of Common Stock, par value $0.0001, outstanding. The Company’s articles of incorporation authorize the Company to issue up to 300,000,000 shares of Common Stock. The holders are entitled to one vote for each share on matters submitted to a vote to stockholders, and to share pro rata in all dividends payable on Common Stock after payment of dividends on any preferred shares having preference in payment of dividends.

Equity Incentive Program

On December 18, 2014, the Company’s Board of Directors approved an Equity Incentive Program (the “Equity Incentive Program”), whereby the Company’s employees may elect to receive equity in lieu of cash for all or part of their salary compensation.

During the three months ended March 31, 2017, the Company issued the following shares of common stock for compensation:

On February 13, 2017, the Company issued an aggregate of 160,000 shares of common stock to two employees of the Company at a price of $0.125 per share.

During the quarter ended on March 31, 2017, the Company issued an aggregate of 115,503 shares of common stock to employees of the Company pursuant to the Company’s Equity Incentive Program at a price of $0.12 per share.

On March 31, 2017, the Company issued an aggregate of 512,498 shares of common stock to six directors of the Company pursuant to the Company’s FY2017 Director Compensation Plan at a price of $0.12 per share.

Summary:

	Shares of Number of Common Stock Issued	Value
Share-based compensation	788,001	$95,360

Performance and/or market based stock awards

In January 2015, the Board of Directors approved the issuance of 940,595 restricted shares of the Company. These shares will be issued to the then members of the Board of Directors upon vesting, which will be when the market price of the Company’s common stock trades at or above $2 for a specified period.

The initial value of the restricted stock grant was approximately $38,000, as adjusted for forfeitures resulting from directors who have resigned, which will be amortized over the estimated service period. The Company recorded an expense of $3,849 and $1,586 from the amortization of the unvested restricted shares for the quarters ended March 31, 2017 and 2016, respectively. The shares were valued using a Monte Carlo Simulation with a six-year life, 88.0% volatility and a risk free interest rate of 1.79%.

In February 2016, the Board of Directors approved the issuance of 3,301,358 restricted shares of the Company. These shares will be issued to the then President (1,100,453 shares) and Chief Financial Officer (2,200,905 shares) upon vesting, which will be according to the following terms:

-	20% when the market price of the Company’s common stock trades at or above $0.30 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.40 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.50 for a specified period.

-	20% when the market price of the Company’s common stock trades at or above $0.60 for a specified period.

The initial value of the restricted stock grant was approximately $198,000, which was amortized over the estimated service period. The Company recorded an expense of $5,878 and $452 from the amortization of the unvested restricted shares for the three months ended March 31, 2017 and 2016, respectively. The shares were valued using a Monte Carlo Simulation with a six-year life, 91% volatility and a risk free interest rate of 1.34%. In December 2016, the Board of Directors modified the terms of the 1,100,453 shares award in conjunction with the resignation of the President to provide for an expiration date of December 2017. The Company revalued this award based on the new terms and determined the value of the award was approximately $18,000, which is being amortized over the estimated service period. The current period expense was insignificant.

In January 2016, the Board of Directors approved the issuance of 6,281,250 restricted common shares of the Company. These shares will be issued to the then members of the Board of Directors upon vesting, which will be when the market price of the Company’s common stock trades at or above $0.12 for a specified period or if the Company has positive EBITDA (a non GAAP measure) for one quarter in 2016. These shares were issued to the members of the Board on June 13, 2016, when the market price of the Company’s common stock traded at or above $0.12 for a 30-day volume weighted average price.

The initial value of the restricted stock grant was $509,000, which has been amortized over the estimated performance period. The Company recorded the entire value as expense from the amortization of the restricted shares for the year ended December 31, 2016, including $113,840 for the three months ended March 31, 2016. The shares were valued using a Monte Carlo Simulation with a one-year life, 106% volatility and a risk free interest rate of 0.65%.

In May 2016, the Board of Directors approved the issuance of 1,100,453 restricted shares of the Company. These shares will be issued to the Chief Executive Officer upon vesting, which will be according to the following terms:

-	20% when the market price of the Company’s common stock trades at or above $0.30 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.40 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.50 for a specified period.

-	20% when the market price of the Company’s common stock trades at or above $0.60 for a specified period.

The initial value of the restricted stock grant was approximately $94,000, which was to be amortized over the estimated service period. In December 2016, the then Chief Executive Officer resigned from the Company; therefore, any recognized expense was reversed and the expense recognized by the Company during the year ended December 31, 2016 was $0. In December 2016, the Board of Directors modified the terms of this award in conjunction with the resignation of the then Chief Executive Officer to provide for an expiration date of December 2017. The Company revalued this award based on the new terms and determined the value of the award was approximately $18,000, which is being amortized over the estimated service period. The current period expense was insignificant.

In September 2016, the Board of Directors approved the issuance of 1,650,680 restricted common shares of the Company. These shares will be issued to the Vice President of Sales and Marketing upon vesting, which will be according to the following terms:

-	20% when the market price of the Company’s common stock trades at or above $0.30 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.40 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.50 for a specified period.

-	20% when the market price of the Company’s common stock trades at or above $0.60 for a specified period.

The initial value of the restricted stock grant was approximately $141,000, which is being amortized over the estimated service period. The Company recorded an expense of $6,499 from the amortization of the unvested restricted shares for the three months ended March 31, 2017. The shares were valued using a Monte Carlo Simulation with a 6-year life, 92.0% volatility and a risk-free interest rate of 1.35%.

In December 2016, the Board of Directors approved the issuance of 6,290,000 restricted common shares of the Company. These shares will be issued to members of the Board of Directors and certain executives and employees upon vesting, which will occur when the price per of the Company’s common stock, measured and approved based upon a 30-day trading volume weighted average price (VWAP), is equal to at least $0.20 per share.

The initial value of the restricted stock grant was approximately $430,000, which is being amortized over the estimated service period. The Company recorded an expense of $17,900 from the amortization of the unvested restricted shares for the three months ended March 31, 2017. The shares were valued using a Monte Carlo Simulation with a 6-year life, 98.0% volatility and a risk free interest rate of 2.00%.

A summary of the Company’s restricted stock awards is presented below:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Unvested at January 1, 2017	12,691,084	$0.08
Restricted stock granted	200,000	0.07
Restricted stock vested	—	—
Restricted stock forfeited	(130,000)	0.07
Unvested at March 31, 2017	12,761,084	$0.08

Options and warrants

During the three months ended March 31, 2017 and 2016, the Company did not have any issuances or exercises of stock warrants. The Company recognized $7,500 of expense related to the vesting of outstanding options during the three months ended March 31, 2017.

NOTE 7 – Segments

Prior to the December 2016 acquisitions of WEBA, RS&T and the DOW Assets and through December 31, 2016, the Company operated as one segment. Effective January 1, 2107, we have two segments, Consumer and Industrial. Consumer’s principal business activity is the processing of waste glycol into high-quality recycled glycol products, specifically automotive antifreeze, and related specialty blended antifreeze, which we sell in the automotive and industrial end markets. We operate six processing and distribution centers located in the eastern region of the United States. Industrial’s principal business activity consists of two divisions: WEBA and RS&T. WEBA develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries throughout North America, and RS&T, operates a 14-20 million gallons per year ASTM E1177 EG-1 glycol re-distillation plant in West Virginia that processes waste glycol into virgin quality recycled glycol for sale to industrial customers worldwide.

The Company uses loss before provision for income taxes as its measure of profit/loss for segment reporting purposes. Loss before provision for income taxes by operating segment includes all operating items relating to the businesses, including inter segment transactions. Items that primarily relate to the Company as a whole are assigned to Corporate.

Inter segment eliminations present the adjustments for inter segment transactions to reconcile segment information to the Company’s consolidated financial statements.

Segment information, and the reconciliation to the Company’s consolidated financial statements, for the three months ended March 31, 2017, is presented below:

	Consumer	Industrial	Inter Segment Eliminations	Corporate	Total
Sales, net	$1,598,640	$940,681	$(249,000)	$—	$2,290,321
Cost of goods sold	1,406,701	992,885	(249,000)	—	2,150,586
Gross profit	191,939	(52,204)	—	—	139,735
Total operating expenses	468,502	253,795	—	329,374	1,051,671
Loss from operations	(276,563)	(305,999)	—	(329,374)	(911,936)
Total other income and expenses	5,086	—	—	191,132	196,218
Loss before provision for income taxes	$(281,649)	$(305,999)	$—	$(520,506)	$(1,108,154)

NOTE 8 – Notes Payable

Notes payable consist of the following:

	March 31, 2017	December 31, 2016
2016 Secured Notes	375,152	396,562
2016 5% Related Party Unsecured Notes	1,000,000	1,000,000
2016 8% Related Party Unsecured Notes, net of unamortized debt discount of $265,010 and $351,744, respectively	1,544,990	1,458,256
2016 WEBA Seller Notes	2,650,000	2,650,000
Total notes payable	5,570,142	5,504,818
Less current portion	(2,629,490)	(2,541,178)
Long-term portion of notes payable	$2,940,652	$2,963,640

2016 Secured Notes

In January 2016, Acquisition Sub #5 entered into a secured promissory note with Ascentium Capital. In April 2016, Acquisition Sub #5 and separately, the Company, entered into secured promissory notes with Ascentium Capital. In July 2016, Acquisition Sub #3 entered into a secured promissory note with PACCAR Financial. In September 2016, Acquisition Sub #2 entered into a secured promissory note with PACCAR Financial. In November 2016, Acquisition Sub #5 and separately, Acquisition Sub #3 entered into secured promissory notes with MHC Financial Services, Inc. (collectively, the “2016 Secured Notes”). The key terms of the 2016 Secured Notes include: (i) an aggregate principal balance of $437,000, (ii) interest rates ranging from 5.8% to 9.0%, and (iii) terms of 4-5 years. The 2016 Secured Notes are collateralized by vehicles and equipment.

2016 Related Party Unsecured Notes

5% Notes Issuance

On December 27, 2016, the Company entered into a subscription agreement (the “5% Notes Subscription Agreement”) by and between the Company and various funds managed by Wynnefield Capital. Pursuant to the 5% Notes Subscription Agreement, the Company offered and issued $1,000,000 in principal amount of 5% Senior Unsecured Promissory Notes (the “5% Notes”). The Company received $1,000,000 in gross proceeds from the offering. The 5% Notes will mature on May 31, 2017 (the “5% Note Maturity Date”). The 5% Notes bear interest at a rate of 5% per annum due on the 5% Note Maturity Date or as otherwise specified by the 5% Notes. The 5% Notes contain standard events of default, including: (i) failure to repay the 5% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. If the 5% Notes are not repaid at the 5% Note Maturity Date, then the default rate becomes 12% per annum and the balance of the 5% Notes outstanding must be paid in four equal installments during the succeeding four months. On April 17, 2017, the Company repaid the 5% Notes in full (see Note 11).

8% Notes Issuance

On December 27, 2016, the Company entered into subscription agreements (the “8% Notes Subscription Agreements”) by and between the Company and certain accredited investors. Pursuant to the 8% Notes Subscription Agreements, the Company offered and issued: (i) $1,810,000 in principal amount of 8% Senior Unsecured Promissory Notes (the “8% Notes”); and (ii) warrants (the “Warrants”) to purchase up to 5,656,250 shares of common stock of the Company (the “Common Stock”). The Company received $1,810,000 in gross proceeds from the offering of which $1,760,000 was received in 2016 and $50,000 was accrued as another current asset at December 31, 2016 and received in 2017. The 8% Notes will mature on December 27, 2017 (the “8% Note Maturity Date”). The 8% Notes bear interest at a rate of 8% per annum due on the 8% Note Maturity Date or as otherwise specified by the 8% Note. The 8% Notes contain standard events of default, including: (i) failure to repay the 8% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. The Company also incurred $26,872 of issuance costs, which were recorded as a debt discount and will be amortized as interest expense through the 8% Note Maturity Date. The Warrants are exercisable for an aggregate of 5,656,250 shares of Common Stock, beginning on December 27, 2016, and will be exercisable for a period of three years. The exercise price with respect to the warrants is $0.08 per share. The exercise price and the amount of shares of common stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other similar issuances.

The Company allocated the proceeds received to the 8% Notes and the warrants on a relative fair value basis at the time of issuance. The total debt discount is being amortized over the life of the 8% Notes to interest expense. Amortization expense during the three months ended March 31, 2017 was $86,734.

WEBA Seller Notes

In connection with the WEBA acquisition (see Note 4) the Company issued $2.65 million in 8% promissory notes (“Seller Notes”). The Seller Notes mature on December 27, 2021. The Seller Notes bear interest at a rate of 8% per annum payable on a quarterly basis in arrears. The Seller Notes contain standard default provisions, including: (i) failure to repay the Seller Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default.

NOTE 9 – Related Party Transactions

Vice President of U.S. Operations

The Vice President of U.S. Operations is the sole owner of BKB Holdings, LLC, which is the landlord of the property where GlyEco Acquisition Corp #5’s processing center is located. The Vice President of U.S. Operations also is the sole owner of Renew Resources, LLC, which provides services to the Company as a vendor.

	2017	2016
Beginning Balance as of January 1,	$5,123	$2,791
Monies owed to related party for services performed	24,707	21,106
Monies paid	(28,014)	(18,718)
Ending Balance as of March 31, payable (receivable)	$1,816	$5,179

5% Notes

On December 27, 2016, we entered into debt agreements for an aggregate principal amount of $1,000,000 from the offering and issuance of 5% Notes to Wynnefield Partners I, Wynnefield Partners and Wynnefield Offshore, all of which are under the management of Wynnefield Capital, Inc. (“Wynnefield Capital”), an affiliate of the Company. The Company’s Chairman of the Board, Dwight Mamanteo, is a portfolio manager of Wynnefield Capital. See Note 8 for additional information.

8% Notes

On December 27, 2016, we entered into debt agreements for an aggregate principal amount of $1,810,000 from the offering and issuance of 8% Notes and warrants to purchase up to 5,656,250 shares of our common stock. The 8% Notes and warrants were sold to Dwight Mamanteo, our Chairman of the Board, Charles F. Trapp and Scott Nussbaum, members of the Board of Directors, Ian Rhodes, our Chief Executive Officer, Wynnefield Capital, an affiliate of the Company, and certain family members of Mr. Mamanteo and of Mr. Nussbaum. See Note 8 for additional information.

NOTE 10 – Commitments and Contingencies

Litigation

The Company may be party to legal proceedings in the ordinary course of business. The Company believes that the nature of these proceedings (collection actions, etc.) are typical for a Company of our size and scope of operations. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Below is an overview of a recently resolved legal proceeding, one pending legal proceeding, and one outstanding alleged claim.

On January 8, 2016, Acquisition Sub. #4 filed a civil action against Onyxx Group LLC in the Circuit Court of Hillsborough County, Florida. This civil action relates to an outstanding balance due from Onyxx Group LLC to Acquisition Sub. #4. In September 2016, the Company received a favorable judgment regarding this civil action in the amount of $95,000.

On March 22, 2016, Acquisition Sub. #4 filed a civil action against Encore Petroleum, LLC in the Superior Court of New Jersey Law Division, Hudson County. This civil action relates to an outstanding balance due from Encore Petroleum to Acquisition Sub. #4. This civil action is still pending.

The Company is also aware of one matter that involves an alleged claim against the Company, and it is at least reasonably possible that the claim will be pursued. The claim involves contracts with our former director and his related entities that provided services and was our landlord for the Company’s former processing facility in New Jersey. In this matter, the landlord of the Company’s formerly leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. During the quarter ended March 31, 2015, the former landlord denied the Company access to the New Jersey facility and prepared an eviction notice. The Company negotiated a payment in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. On December 28, 2015, the Company ultimately approved the termination of the lease agreements related to the New Jersey facility, thereby ceasing all operations at that particular facility. This termination was prompted by the former landlord’s demand for payment of approximately $2.3 million to maintain access to the facility. In September 2016, the Company reached an agreement with the landlord. The agreement required the Company to resolve certain environmental issues regarding the former processing facility and make certain payments to the landlord. The Company, the landlord and their related entities also agreed to a full and final settlement of existing and possible future claims between the parties. As of May 15, 2017, the Company believes it has addressed the environmental issues by removing and disposing of the waste from the facility and cleaning the storage tanks. Additionally, as of May 15, 2017, the Company has paid in full the agreed upon $335,000 payment to the landlord.

Environmental Matters

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. It is management’s opinion that the Company is not currently exposed to significant environmental remediation liabilities or asset retirement obligations. However, if a release of hazardous substances occurs, or is found on one of our properties from prior activity, we may be subject to liability arising out of such conditions and the amount of such liability could be material.

The Company accrues for potential environmental liabilities in a manner consistent with accounting principles generally accepted in the United States; that is, when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. The Company reviews the status of its environmental sites on a yearly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. The Company maintains insurance coverage for unintentional acts that result in environmental remediation liabilities up to $1 million per occurrence; $2 million in the aggregate, with an umbrella liability policy that doubles the coverage. These policies do, however, take into account the likely share other parties will bear at remediation sites. It would be difficult to estimate the Company’s ultimate level of liability due to the number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company is aware of one environmental remediation issue related to our former leased property in New Jersey, which is currently subject to a remediation stemming from the sale of property by the previous owner in 2008 to the current landlord. To Management’s knowledge, the former landlord has engaged a licensed site remediation professional and had assumed responsibility for this remediation. In Management’s opinion the liability for this remediation is the responsibility of the former landlord. However, the former landlord has disputed this position and it is an open issue subject to negotiation. Currently, we have no knowledge as to the scope of the landlord’s former remediation obligation.

NOTE 11 – Subsequent Events

Recent Stock Issuances

Since March 31, 2017, the Company has issued an aggregate of 3,481,540 shares of common stock, including 44,040 pursuant to the Company’s Equity Incentive Program and 3,437,500 upon the exercise by a stockholder of previously issued warrants.

Sale and Leaseback

On April 13, 2017, the Company closed an amended sale-leaseback transaction with NFS Leasing, Inc. (“NFS”), wherein the Company sold $1,700,000 of certain operational equipment used in the Company’s glycol recovery and recycling operations (the “Equipment”) pursuant to a bill of sale and simultaneously entered into a master equipment lease agreement, as modified (the “Lease Agreement”) with NFS for the lease of the Equipment by the Company. Pursuant to the Lease Agreement, the lease term (the “Lease Term”) is for 48 months commencing on May 1, 2017. During the Lease Term, the Company is obligated to make monthly rental payments of $44,720 to NFS. The agreements are effective as of March 31, 2017. At the conclusion of the Lease Term, the Company may repurchase the Equipment from NFS for $1.

Repayment of Debt

On April 17, 2017, the Company repaid the 5% Notes (see Note 8).

FINANCIAL STATEMENTS

GlyEco, Inc.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of GlyEco, Inc.

We have audited the accompanying consolidated balance sheets of GlyEco, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit on its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlyEco, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations, has negative operating cash flows during the year ended December 31, 2016, has an accumulated deficit of $36,815,063 as of December 31, 2016 and is dependent on its ability to raise capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these factors are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
April 6, 2017

GLYECO, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

	December 31,	December 31,
	2016	2015

ASSETS
Current Assets
Cash	$1,413,999	$1,276,687
Cash – restricted	76,552	—
Accounts receivable, net	1,096,713	807,906
Prepaid expenses and other current assets	340,899	95,775
Inventories	644,522	380,789
Total current assets	3,572,685	2,561,157

Property, plant and equipment, net	3,657,839	1,279,057

Other Assets
Deposits	387,035	26,688
Goodwill	3,693,083	835,295
Other intangibles, net	2,794,204	169,533
Total other assets, net	6,874,322	1,031,516

Total assets	$14,104,846	$4,871,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$961,010	$1,522,037
Due to related parties	6,191	34,405
Contingent acquisition consideration	1,821,575	—
Notes payable – current portion, net of debt discount	2,541,178	117,972
Capital lease obligations – current portion	6,838	9,752
Total current liabilities	5,336,792	1,684,166

Non-Current Liabilities
Notes payable – non-current portion	2,963,640	—
Capital lease obligations – non-current portion	3,371	10,211
Total non-current liabilities	2,967,011	10,211

Total liabilities	8,303,803	1,694,377

Commitments and Contingencies

Stockholders’ Equity
Preferred stock: 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of December 31, 2016 and 2015	—	—
Common Stock: 300,000,000 shares authorized; $0.0001 par value; 126,156,189 and 72,472,412 shares issued and outstanding as of December 31, 2016 and 2015, respectively	12,616	7,248
Additional paid-in capital	42,603,490	37,720,608
Accumulated deficit	(36,815,063)	(34,550,503)
Total stockholders’ equity	5,801,043	3,177,353

Total liabilities and stockholders’ equity	$14,104,846	$4,871,730

See accompanying notes to the consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2016 and 2015

	Years Ended December 31,
	2016	2015

Net sales	$5,591,087	$7,364,452
Cost of goods sold	5,283,054	8,167,841
Gross profit (loss)	308,033	(803,389)

Operating expenses:
Consulting fees	129,752	324,947
Share-based compensation	1,064,086	887,173
Salaries and wages	1,094,465	549,578
Legal and professional	274,824	300,350
General and administrative	929,348	781,982
Impairment loss	—	8,633,761
Total operating expenses	3,492,475	11,477,791

Loss from operations	(3,184,442)	(12,281,180)

Other (income) and expense:
Interest income	(372)	(231)
Interest expense	25,876	160,937
Loss on sale of equipment, net	89,666	—
Gain on settlement of note payable	(15,000)	—
Total other expense, net	100,170	160,706

Loss before provision for income taxes	(3,284,612)	(12,441,886)

(Benefit) provision for income taxes	(1,020,052)	10,374

Net loss	$(2,264,560)	$(12,452,260)

Basic and diluted net loss per share	$(0.02)	$(0.18)

Weighted average common shares outstanding (basic and diluted)	109,553,834	69,113,112

See accompanying notes to the consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2016 and 2015

			Additional
	Common Stock		Paid -In	Accumulated	Stockholders’
	Shares	Par Value	Capital	Deficit	Equity

Balance, December 31, 2014	58,033,560	$5,804	$33,284,831	$(22,098,243)	$11,192,392

Offering of common shares, net	11,013,170	1,101	3,543,347	—	3,544,448

Common shares for payment of accounts payable	16,334	2	5,598	—	5,600

Warrants exercised	999,667	100	(100)	—	—

Share-based compensation	2,409,681	241	886,932	—	887,173

Net loss	—	—	—	(12,452,260)	(12,452,260)

Balance, December 31, 2015	72,472,412	7,248	37,720,608	(34,550,503)	3,177,353

Offering of common shares, net	37,475,620	3,746	2,933,046	—	2,936,792

Share-based compensation	10,583,157	1,059	1,063,027	—	1,064,086

Shares issued in connection with business combination	5,625,000	563	561,937	—	562,500

Relative fair value of warrants to purchase Common Stock issued in connection with promissory notes	—	—	324,872	—	324,872

Net loss	—	—	—	(2,264,560)	(2,264,560)

Balance, December 31, 2016	126,156,189	$12,616	$42,603,490	$(36,815,063)	$5,801,043

See accompanying notes to the consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2016 and 2015

	Years Ended December 31,
	2016	2015

Net cash flow from operating activities
Net loss	$(2,264,560)	$(12,452,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	273,162	586,502
Amortization of intangibles	85,329	206,936
Share-based compensation	1,064,086	887,173
Provision for bad debt	38,409	167,315
Gain on settlement of note payable	(15,000)	—
Loss on disposal of equipment	97,841	—
Impairment of inventories	—	168,795
Impairment of property, plant and equipment	—	5,320,074
Impairment of deposit	—	60,000
Impairment of intangible assets	—	3,084,892
Income tax benefit related to WEBA acquisition	(1,030,000)	—
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	155,480	(189,165)
Prepaid expenses and other current assets	164,332	41,281
Inventories	(263,733)	18,093
Deposits	(360,347)	(5,980)
Accounts payable and accrued expenses	(914,177)	(121,723)
Due to related party	(28,214)	(28,095)

Net cash used in operating activities	(2,997,392)	(2,256,162)

Cash flows from investing activities
Cash paid for acquisitions, net of cash received	(96,754)	—
Cash – restricted	(76,552)	—
Purchase of property, plant and equipment	(2,209,665)	(173,874)
Net cash used in investing activities	(2,382,971)	(173,874)

Cash flows from financing activities
Repayment of notes payable	(142,491)	(6,904)
Repayment of capital lease obligations	(9,754)	(325,668)
Proceeds for issuance of notes payable, net of offering costs	2,733,128	—
Proceeds from the sale of Common Stock, net	2,936,792	3,544,448
Net cash provided by financing activities	5,517,675	3,211,876

Net change in cash	137,312	781,840

Cash at the beginning of the year	1,276,687	494,847

Cash at end of the year	$1,413,999	$1,276,687

Supplemental disclosure of cash flow information
Interest paid during the year	$25,876	$160,937
Income taxes paid during the year	$9,948	$10,374

Supplemental disclosure of non-cash items
Acquisition of equipment with notes payable	$436,081	$—
Acquisition of equipment included in accounts payable	$58,950	$—
Notes payable issued in connection with business combination	$2,650,000	$—
Common Stock issued in connection with business combination	$562,500	$5,600
Extinguishment of capital lease	$—	$877,449
Relative fair value of warrants to purchase Common Stock issued in connection with promissory notes	$324,872	$—
Note payable proceeds committed and held in escrow	$50,000	$—

See accompanying notes to the consolidated financial statements.

GLYECO, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

NOTE 1 – Organization and Nature of Business

GlyEco, Inc. (the “Company”, “we”, or “our”) collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application. We currently operate six processing centers in the United States with our corporate offices located in Phoenix, Arizona. These processing centers are located in (1) Minneapolis, Minnesota, (2) Indianapolis, Indiana, (3) Lakeland, Florida, (4) Rock Hill, South Carolina, (5) Tea, South Dakota, and (6) Landover, Maryland. We also previously operated a processing center in Elizabeth, New Jersey.

On December 27, 2016, the Company purchased WEBA Technology Corp. (“WEBA”), a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries; and purchased 96% of Recovery Solutions & Technologies Inc. (“RS&T”), a privately-owned company involved in the development and commercialization of glycol recovery technology. On December 28, 2016, the Company purchased certain glycol distillation assets from Union Carbide Corporation (“UCC”), a wholly-owned subsidiary of The Dow Chemical Company (“Dow”), at Institute, West Virginia (the “Dow Assets”).

The Company was formed in the State of Nevada on October 21, 2011. We were formed to acquire the assets of companies in the business of recycling and processing waste glycol and to apply our proprietary technology to provide a higher quality of glycol to end-market users throughout North America.

We are currently comprised of the parent corporation GlyEco, Inc., WEBA, RS&T, and the acquisition subsidiaries that were formed to acquire the processing centers listed above. These processing centers are held in seven subsidiaries under the names of GlyEco Acquisition Corp. #1 through GlyEco Acquisition Corp. #7.

Going Concern

The consolidated financial statements as of and for the year ended December 31, 2016 have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses from operations, has negative operating cash flows during the year ended December 31, 2016, has an accumulated deficit of $36,815,063 as of December 31, 2016 and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Ultimately, we plan to achieve profitable operations through the implementation of operating efficiencies at our facilities and increased revenue through the offering of additional products and the expansion of our geographic footprint through acquisitions, broader distribution from our current facilities and/or the opening of additional facilities. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

These consolidated financial statements include the accounts of GlyEco, Inc., and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated as a result of consolidation.

Noncontrolling Interests

The Company recognizes noncontrolling interests as equity in the consolidated financial statements separate from the parent company’s equity. Noncontrolling interests’ partners have less than 50% share of voting rights at any one of the subsidiary level companies. The amount of net income (loss) attributable to noncontrolling interests is included in consolidated net income (loss) on the face of the consolidated statements of operations. Changes in a parent entity’s ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. The Company recognizes a gain or loss in net income (loss) when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. Additionally, operating losses are allocated to noncontrolling interests even when such allocation creates a deficit balance for the noncontrolling interest partner.

The Company provides either in the consolidated statements of stockholders’ equity, if presented, or in the notes to consolidated financial statements, a reconciliation at the beginning and the end of the period of the carrying amount of total equity (net assets), equity (net assets) attributable to the parent, and equity (net assets) attributable to the noncontrolling interest that separately discloses:

(1)	Net income or loss
(2)	Transactions with owners acting in their capacity as owners, showing separately contributions from and distributions to owners.
(3)	Each component of other comprehensive income or loss

Noncontrolling interests were not significant as of December 31, 2016.

Operating Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment. Operating segments may be aggregated into a single operating segment if the segments have similar economic characteristics, among other criteria. Prior to the December 2016 acquisitions of WEBA, RS&T and DOW assets and through December 31, 2016, the Company operated as one segment. After the acquisitions we will be operating as two segments, Consumer and Industrial. As of December 31, 2016, $6,890,891 and $7,213,955 of assets were held in our Consumer and Industrial segments, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent within the financial reporting process, actual results may differ significantly from those estimates. Significant estimates include, but are not limited to, items such as the allowance of doubtful accounts, the value of share-based compensation and warrants, the allocation of the purchase price in the Company’s acquisitions, the recoverability of property, plant and equipment, goodwill, other intangibles and their estimated useful lives, contingent liabilities, and environmental and asset retirement obligations. Due to the uncertainties inherent in the formulation of accounting estimates, it is reasonable to expect that these estimates could be materially revised within the next year.

Revenue Recognition

The Company recognizes revenue when (1) delivery of product has occurred or services have been rendered, (2) there is persuasive evidence of a sale arrangement, (3) selling prices are fixed or determinable, and (4) collectability from the customer (individual customers and distributors) is reasonably assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. This generally occurs either when the Company’s products are shipped from its facility or delivered to the customer when title has passed. Revenue is recorded net of estimated cash discounts. The Company estimates and accrues an allowance for sales returns at the time the product is sold. To date, sales returns have not been material. Shipping costs passed to the customer are included in net sales.

Costs

Cost of goods sold includes all direct material and labor costs and those indirect costs of bringing raw materials to sale condition, including depreciation of equipment used in manufacturing and shipping and handling costs. Selling, general, and administrative costs are charged to operating expenses as incurred. Research and development costs are expensed as incurred, are included in operating expenses and were insignificant in 2016 and 2015. Advertising costs are expensed as incurred.

Accounts Receivable

Accounts receivable are recognized and carried at the original invoice amount less an allowance for expected uncollectible amounts. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the Company’s compliance with customer invoicing requirements, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. We do not charge interest on past due balances. The Company writes off trade receivables when all reasonable collection efforts have been exhausted. Bad debt expense is reflected as a component of general and administrative expenses in the consolidated statements of operations. The allowance for doubtful accounts totaled $80,207 and $203,270 as of December 31, 2016 and 2015, respectively.

Inventories

Inventories are reported at the lower of cost or market. The cost of raw materials, including feedstocks and additives, is determined on an average unit cost of the units in a production lot. Work-in-process represents labor, material and overhead costs associated with the manufacturing costs at an average unit cost of the units in the production lot. Finished goods represents work-in-process items with additive costs added. The Company periodically reviews its inventories for obsolete or unsalable items and adjusts its carrying value to reflect estimated realizable values.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. The Company provides for depreciation on the cost of its equipment using the straight-line method over an estimated useful life, ranging from three to twenty years, and zero salvage value. Expenditures for repairs and maintenance are charged to expense as incurred.

For purposes of computing depreciation, the useful lives of property, plant and equipment are as follows:

Leasehold improvements	Lesser of the remaining lease term or 5 years

Machinery and equipment	3-15 years

Impairment of Long-Lived Assets

Property, plant and equipment, purchased intangibles subject to amortization and patents and trademarks, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material.

Fair Value of Financial Instruments

The Company has adopted the framework for measuring fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements).

The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date;

●	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

●	Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions that market participants would use in pricing an asset or liability. Valuation is generated from model-based techniques with the unobservable assumptions reflecting our own estimate of assumptions that market participants would use in pricing the asset or liability.

Cash, accounts receivable, accounts payable and accrued expenses, amounts due to and from related parties and current portion of capital lease obligations and notes payable are reflected in the consolidated balance sheets at their estimated fair values primarily due to their short-term nature. As to long-term capital lease obligations and notes payable, estimated fair values are based on borrowing rates currently available to the Company for loans with similar terms and maturities, which represent level 2 input levels.

Deferred Financing Costs, Debt Discount and Detachable Debt-Related Warrants

Costs incurred in connection with debt are deferred and recorded as a reduction to the debt balance in the accompanying consolidated balance sheets. The Company amortizes debt issuance costs over the expected term of the related debt using the effective interest method. Debt discounts relate to the relative fair value of warrants issued in conjunction with the debt and are also recorded as a reduction to the debt balance and amortized over the expected term of the debt to interest expense using the effective interest method.

Net Loss per Share Calculation

The basic net loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of shares outstanding during a period. Diluted loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding plus potentially dilutive securities. The Company’s potentially dilutive securities outstanding are not shown in a diluted net loss per share calculation because their effect in both 2016 and 2015 would be anti-dilutive. At December 31, 2016, these potentially dilutive securities included warrants of 13,922,387 and stock options of 7,950,093 for a total of 21,872,480. At December 31, 2015, these potentially dilutive securities included warrants of 16,567,326 and stock options of 11,612,302 for a total of 29,192,128.

Income Taxes

The Company accounts for its income taxes in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. An allowance for the deferred tax asset is established if it is more likely than not that the asset will not be realized.

Share-based Compensation

All share-based payments to employees, including grants of employee stock options, are expensed based on their estimated fair values at the grant date, in accordance with ASC 718. Compensation expense for stock options is recorded over the vesting period using the estimated fair value on the date of grant, as calculated by the Company using the Black-Scholes-Merton (“BSM”) option-pricing model. For awards with only service conditions that have graded vesting schedules, compensation cost is recorded on a straight-line basis over the requisite service period for the entire award, unless vesting occurs earlier.

Non-employee share-based compensation is accounted for based on the fair value of the related stock or options, using the BSM, or the fair value of the goods or services on the measurement date, whichever is more readily determinable.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recently Issued Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements that are of significance, or potential significance to the Company, except as discussed below.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In July 2015, the FASB decided to delay the effective date of ASU 2014-09 until December 15, 2017. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The Company has not yet selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on its consolidated financial statements and disclosures.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and provides related footnote disclosure requirements. Under GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting establishes the fundamental basis for measuring and classifying assets and liabilities. The update provides guidance on when there is substantial doubt about an organization’s ability to continue as a going concern and how the underlying conditions and events should be disclosed in the footnotes. It is intended to reduce diversity that existed in footnote disclosures because of the lack of guidance about when substantial doubt existed. The amendments in this update are effective for the year ended December 31, 2016. There was no impact from the adoption of the standard.

In July 2015, the FASB issued ASU 2015-11, “Inventory” (Topic 330) (“ASU 2015-11”). The amendments in ASU 2015-11 require that an entity measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transaction. The amendments in this update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting. ASU 2015-11 is effective for annual and interim periods beginning on or after December 15, 2016. The amendments in this update should be applied prospectively with early application permitted as of the beginning of the interim or annual reporting period. The Company does not expect the adoption of this standard will have a significant impact on the consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes: Balance Sheet Classification of Deferred Taxes”, an update to accounting guidance to simplify the presentation of deferred income taxes. The guidance requires an entity to classify all deferred tax liabilities and assets, along with any valuation allowance, as noncurrent in the balance sheet. The guidance is effective for public companies with annual reporting periods beginning after December 15, 2016, including interim periods within these reporting periods. Early adoption is permitted. The Company is currently assessing the impact of the adoption of ASU 2015-17 will have on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. While the Company is still evaluating ASU 2016-02, the Company expects the adoption of ASU 2016-02 to have a material effect on the Company’s consolidated financial condition due to the recognition of the lease rights and obligations as assets and liabilities. Lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees may not apply a full retrospective transition approach. The Company has not yet selected a transition method and is currently assessing the impact of adoption of ASU 2016-02 will have on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”, which simplified certain aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities and classification in the statement of cash flows. ASU 2016-09 will be effective for annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods. There was no impact from the adoption of the standard.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which amends the guidance used in evaluating whether a set of acquired assets and activities represents a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not considered a business. Application of ASU 2017-01 is expected to result in more acquisitions to be accounted for as asset acquisitions as opposed to business combinations. As a result, acquisition fees and expenses will be capitalized to the cost basis of the property acquired, and the tangible and intangible components acquired will be recorded based on their relative fair values as of the acquisition date. The standard is effective for all public business entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted for periods for which financial statements have not yet been issued. The Company elected to early adopt the provisions of ASU 2017-01. As a result of the adoption of ASU 2017-01, the Company’s acquisition of the Dow Assets was determined to be an asset acquisition.

NOTE 3 – Accounts Receivable

As of December 31, 2016 and 2015, the Company’s net accounts receivable were $1,096,713 and $807,906, respectively.

The following table summarizes activity for the allowance for doubtful accounts for the years ended December 31, 2016 and 2015:

	2016	2015
Beginning balance as of January 1,	$203,270	$62,249
Bad debt expense	38,409	167,315
Charge offs, net	(161,472)	(26,293)
Ending balance as of December 31,	$80,207	$203,270

NOTE 4 – Inventories

As of December 31, 2016 and 2015, the Company’s total inventories were as follows:

December 31,	2016	2015
Raw materials	$221,088	$217,165
Work in process	172,142	84,343
Finished goods	251,292	79,281
Total inventories	$644,522	$380,789

NOTE 5 – Property, Plant and Equipment

As of December 31, 2016 and 2015, the property, plant and equipment, net of accumulated depreciation, is as follows:

December 31,	2016	2015
Machinery and equipment	$4,154,305	$1,863,322
Leasehold improvements	126,598	50,772
Accumulated depreciation	(927,909)	(661,930)
	3,352,994	1,252,164
Construction in process	304,845	26,893
Total property, plant and equipment	$3,657,839	$1,279,057

Depreciation expense recorded during the years ended December 31, 2016 and 2015 was $273,162 and $586,502, respectively.

During December 2015, the Company ceased operations at its New Jersey facility (see Note 1). In connection with the cessation of operations at the New Jersey facility the Company recorded an impairment to property, plant and equipment of approximately $5.3 million.

NOTE 6 – Goodwill and Other Intangible Assets

We account for an acquisition of a business, as defined in ASC Topic 805, as required by an analysis of the inputs, processes and outputs associated with the transactions. Intangible assets that we acquire are recognized separately if they arise from contractual or other legal rights or if they are separable and are recorded at fair value less accumulated amortization. We analyze intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. We review the amortization method and period at least at each balance sheet date. The effects of any revision are recorded to operations when the change arises. We recognize impairment when the estimated undiscounted cash flow generated by those assets is less than the carrying amounts of such assets. The amount of impairment is the excess of the carrying amount over the fair value of such assets. See below for discussion of impairment of intangible assets recorded by the Company during 2015.

Goodwill is recorded as the excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquired over the (ii) fair value of the net identifiable assets acquired. We do not amortize goodwill; however, we annually, or whenever there is an indication that goodwill may be impaired, evaluate qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the assets exceeds fair value. Any future increases in fair value would not result in an adjustment to the impairment loss that may be recorded in our consolidated financial statements. Our test of goodwill impairment includes assessing qualitative factors and the use of judgment in evaluating economic conditions, industry and market conditions, cost factors, and entity-specific events, as well as overall financial performance. Based on our analysis, no impairment loss of goodwill was recorded in 2016 and 2015 as the carrying amount of the reporting unit’s assets did not exceed the estimated fair value determined.

The components of goodwill and other intangible assets are as follows (See Note 10 for 2016 business combinations):

		Gross Balance at		Net Balance at			Net Balance at
	Estimated	December 31,	Accumulated	December 31,		Accumulated	December 31,
	Useful Life	2015	Amortization	2015	Additions	Amortization	2016
Finite live intangible assets:
Customer list and tradename	5 years	$24,500	$(12,667)	$11,833	$963,000	$(26,296)	$961,204

Non-compete agreements	5 years	332,000	(174,300)	157,700	867,000	(246,000)	953,000

Intellectual property	10 years	—	—	—	880,000	—	880,000

Total intangible assets		$356,500	$(186,967)	$169,533	$2,710,000	$(272,296)	$2,794,204

Goodwill	Indefinite	$835,295	$—	$835,295	$2,857,788	$—	$3,693,083

We compute amortization using the straight-line method over the estimated useful lives of the intangible assets. The Company has no indefinite-lived intangible assets other than goodwill.

During December 2015, the Company ceased operations at its New Jersey facility (see Note 1). In connection with the cessation of operations at the New Jersey facility the Company recorded an impairment to intangible assets of approximately $3.1 million (net of accumulated amortization).

Aggregate amortization expense included in general and administrative expenses for the years ended December 31, 2016 and 2015, totaled $85,329 and $206,936, respectively. The following table represents the total estimated amortization of intangible assets for future years:

For the Year Ending December 31,	Estimated Amortization Expense

2017	525,829
2018	479,875
2019	454,000
2020	454,000
2021	440,500
Thereafter	440,000
$2,794,204

NOTE 7 – Income Taxes

The (benefit) provision for income taxes is as follows for the year ended December 31, 2016:

Current:
Federal	$(1,020,652)
State	600
Total current	(1,020,052)
Deferred:
Federal	1,573,163
State	375,291
Change in valuation allowance	(1,948,454)
Total deferred	—
Income tax (benefit)	$(1,020,052)

The differences between our effective income tax rate and the U.S. federal income tax rate for the year ended December 31, 2016 are:

2016
U.S. federal tax	34%

Adjustment for forfeiture of non-qualified stock options	(27)%
Other	—%
Release of valuation allowance	32%
Total	39%
Valuation allowance	(7)%
Effective tax rate	32%

As of December 31, 2016 and 2015, the Company had net operating loss (NOL) carryforwards of approximately $31,373,000 and $30,842,000, respectively, adjusted for certain other non-deductible items available to reduce future taxable income, if any. The NOL carryforward begins to expire in 2027, and fully expires in 2036. Because management is unable to determine that it is more likely than not that the Company will realize the tax benefit related to the NOL carryforward, by having taxable income, a valuation allowance has been established as of December 31, 2016 and 2015 to reduce the tax benefit asset value to zero.

The deferred tax assets, including a valuation allowance, are as follows at December 31:

	Year Ended December 31,
	2016	2015
Net Operating Loss	$12,323,000	$12,953,000
Stock Compensation	635,000	1,732,000
Reserves	84,000	85,000
DTA	13,042,000	14,770,000
Basis difference in intangibles and fixed assets	(1,176,000)	(956,000)
DTL	(1,176,000)	(956,000)
Net Operating Loss	11,866,000	13,814,000
Valuation allowance	(11,866,000)	(13,814,000)
	$—	$—

The change in the valuation allowance for deferred tax assets for the years ended December 31, 2016 and 2015 was $810,000 and $2,520,000, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2016 and 2015, and recorded a full valuation allowance.

Pursuant to Section 382 of the Internal Revenue Code of 1986, the annual utilization of a company’s net operating loss carryforwards could be limited if the Company experiences a change in ownership of more than 50 percentage points within a three-year period. An ownership change occurs with respect to a corporation if it is a loss corporation on a testing date and, immediately after the close of the testing date, the percentage of stock of the corporation owned by one or more five-percent stockholders has increased by more than 50 percentage points over the lowest percentage of stock of such corporation owned by such stockholders at any time during the testing period. The Company has not performed an analysis to determine if any ownership changes have occurred that may limit the use of the Company’s loss carryforwards.

NOTE 8 – Notes Payable

Notes payable consist of the following:

	December 31, 2016	December 31, 2015
2013 Secured Note	$—	$2,972
Manzo Note	—	115,000
2016 Secured Notes	396,562	—
2016 5% Related Party Unsecured Notes	1,000,000	—
2016 8% Related Party Unsecured Notes, net of debt discount of $351,744	1,458,256	—
2016 WEBA Seller Notes	2,650,000	—
Total notes payable	5,504,818	117,972
Less current portion	(2,541,178)	(117,972)
Long-term portion of notes payable	$2,963,640	$—

2013 Secured Note

In May 2013, Acquisition Sub #1 entered into a secured promissory note with Security State Bank of Marine in Minnesota (the “2013 Secured Note”). The key terms of the 2013 Secured Note included: (i) a principal balance of $20,000, (ii) an interest rate of 6.0%, and (iii) a term of three years with a maturity date of May 2, 2016. The 2013 Secured Note was collateralized by a vehicle. Under the terms of the agreement, the note matured in May 2016 and was paid in full.

Manzo Note

In May 2014, Acquisition Sub #4 entered into a promissory note with Rose Manzo, a private individual (the “Manzo Note”). The key terms of the Manzo Note include: (i) a principal balance of $115,000, (ii) an interest rate of 12.0%, and (iii) principal balance to be paid upon the raising of additional necessary capital. During June 2016, Acquisition Sub #4 and Rose Manzo entered into a settlement agreement pursuant to which Acquisition Sub #4 paid Rose Manzo $100,000 plus accrued and unpaid interest to extinguish the note and recognized a gain on settlement of $15,000.

2016 Secured Notes

In January 2016, Acquisition Sub #5 entered into a secured promissory note with Ascentium Capital. In April 2016, Acquisition Sub #5 and separately, the Company, entered into secured promissory notes with Ascentium Capital. In July 2016, Acquisition Sub #3 entered into a secured promissory note with PACCAR Financial. In September 2016, Acquisition Sub #2 entered into a secured promissory note with PACCAR Financial. In November 2016, Acquisition Sub #5 and separately, Acquisition Sub #3 entered into secured promissory notes with MHC Financial Services, Inc. (collectively, the “2016 Secured Notes”). The key terms of the 2016 Secured Notes include: (i) an aggregate principal balance of $437,000, (ii) interest rates ranging from 5.8% to 9.0%, and (iii) terms of 4-5 years. The 2016 Secured Notes are collateralized by vehicles and equipment.

2016 Related Party Unsecured Notes

5% Notes Issuance

On December 27, 2016, the Company entered into a subscription agreement (the “5% Notes Subscription Agreement”) by and between the Company and various funds managed by Wynnefield Capital. Pursuant to the 5% Notes Subscription Agreement, the Company offered and issued $1,000,000 in principal amount of 5% Senior Unsecured Promissory Notes (the “5% Notes”). The Company received $1,000,000 in gross proceeds from the offering. The 5% Notes will mature on May 31, 2017 (the “5% Note Maturity Date”). The 5% Notes bear interest at a rate of 5% per annum due on the 5% Note Maturity Date or as otherwise specified by the 5% Notes. The 5% Notes contain standard events of default, including: (i) failure to repay the 5% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. If the 5% Notes are not repaid at the 5% Note Maturity Date, then the default rate becomes 12% per annum and the balance of the 5% Notes outstanding must be paid in four equal installments during the succeeding four months. The Company repaid the 5% Notes on April 17, 2017.

8% Notes Issuance

On December 27, 2016, the Company entered into subscription agreements (the “8% Notes Subscription Agreements”) by and between the Company and certain accredited investors. Pursuant to the 8% Notes Subscription Agreements, the Company offered and issued: (i) $1,810,000 in principal amount of 8% Senior Unsecured Promissory Notes (the “8% Notes”); and (ii) warrants (the “Warrants”) to purchase up to 5,656,250 shares of common stock of the Company (the “Common Stock”). The Company received $1,810,000 in gross proceeds from the offering of which $1,760,000 was received in 2016 and $50,000 was accrued as another current asset at December 31, 2016 and received in 2017. The 8% Notes will mature on December 27, 2017 (the “8% Note Maturity Date”). The 8% Notes bear interest at a rate of 8% per annum due on the 8% Note Maturity Date or as otherwise specified by the 8% Note. The 8% Notes contain standard events of default, including: (i) failure to repay the 8% Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default. The Company also incurred $26,872 of issuance costs, which were recorded as a debt discount and will be amortized as interest expense through the 8% Note Maturity Date. The Warrants are exercisable for an aggregate of 5,656,250 shares of Common Stock, beginning on December 27, 2016, and will be exercisable for a period of three years. The exercise price with respect to the warrants is $0.08 per share. The exercise price and the amount of shares of common stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other similar issuances.

The Company allocated the proceeds received to the 8% Notes and the warrants on a relative fair value basis at the time of issuance. The total debt discount will be amortized over the life of the 8% Notes to interest expense. Amortization expense during the year ended December 31, 2016 was insignificant.

We estimated the fair value of the warrants on the issue date using a Black-Scholes pricing model with the following assumptions:

Warrants
Expected term	3 years
Volatility	110.09%
Risk Free Rate	1.58%

The proceeds of the 8% Notes were allocated to the components as follows:

Proceeds allocated at issuance date
Notes	$1,485,128
Warrants	324,872
Total	$1,810,000

WEBA Seller Notes

In connection with the WEBA acquisition (see Note 10) the Company issued $2.65 million in 8% promissory notes (“Seller Notes”). The Seller Notes mature on December 27, 2021. The Seller Notes bear interest at a rate of 8% per annum payable on a quarterly basis in arrears. The Seller Notes contain standard default provisions, including: (i) failure to repay the Seller Note when it is due at maturity; (ii) failure to pay any interest payment when due; (iii) failure to deliver financial statements on time; and (iv) other standard events of default.

NOTE 9 – Stockholders’ Equity

Preferred Stock

The Company’s articles of incorporation authorize the Company to issue up to 40,000,000 shares of $0.0001 par value, preferred shares having preferences to be determined by the board of directors for dividends, and liquidation of the Company’s assets. Of the 40,000,000 preferred shares the Company is authorized by its articles of incorporation, the Board of Directors has designated up to 3,000,000 as Series AA preferred shares.

As of December 31, 2016 and 2015, the Company had no shares of Preferred Stock outstanding.

Common Stock

As of December 31, 2016, the Company has 126,161,189, shares of Common Stock, par value $0.0001, outstanding. The Company’s articles of incorporation authorize the Company to issue up to 300,000,000 shares of Common Stock. The holders are entitled to one vote for each share on matters submitted to a vote to stockholders, and to share pro rata in all dividends payable on Common Stock after payment of dividends on any preferred shares having preference in payment of dividends.

Equity Incentive Program

On December 18, 2014, the Company’s Board of Directors approved an Equity Incentive Program (the “Equity Incentive Program”), whereby the Company’s employees may elect to receive equity in lieu of cash for all or part of their salary compensation.

During the year ended December 31, 2016, the Company issued the following shares of Common Stock in connection with financing activities:

On February 26, 2016, the Company closed a rights offering. The rights offering was made pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission and declared effective on January 20, 2016.

Pursuant to the rights offering, the Company distributed to holders of its Common Stock non-transferable subscription rights to purchase up to 50,200,947 shares of the Company’s Common Stock., par value $0.0001 per share. Each stockholder received one subscription right for every one share of common stock owned at 5:00 p.m. EST on October 30, 2015, the record date. Each subscription right entitled a stockholder to purchase 0.7 shares of the Company’s Common Stock at a subscription price of $0.08 per share, which was referred to as the basic subscription privilege. If a stockholder fully exercised their basic subscription privilege and other stockholders did not fully exercise their basic subscription privileges, stockholders could also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $0.08 per share.

During the rights offering, subscription rights to purchase a total of 37,475,620 shares of common stock, par value $0.0001, were exercised. The exercise of these subscription rights resulted in gross proceeds to the Company of $2,998,050 before deducting expenses of the rights offering.

During the year ended December 31, 2016, the Company issued the following shares in connection with a business combination

On December 27, 2016, in connection with the acquisition of WEBA, the Company issued 5,625,000 shares of Common Stock at the fair market price of $0.10 (see Note 10).

During the year ended December 31, 2016, the Company issued the following shares of Common Stock for compensation:

During the year ended December 31, 2016, the Company issued an aggregate of 1,263,351 shares of Common Stock to employees of the Company pursuant to the Company’s Equity Incentive Program at prices ranging from $0.08 to $0.12.

During the year ended December 31, 2016, the Company issued an aggregate of 3,031,556 shares of Common Stock to directors of the Company pursuant to the Company’s FY 2016 Director Compensation Plan at prices ranging from $0.075 to $0.12.

On June 13, 2016, the Company issued an aggregate of 6,281,250 shares of Common Stock to seven directors of the Company pursuant to the Company’s FY2016 Director Compensation Plan due to the market condition related to the grant being achieved (see below).

On December 22, 2016, the Company issued an aggregate of 7,000 shares of Common Stock to five employees of the Company for achieving certain performance goals at a price of $0.08 per share.

Summary:

	Number of Common Shares Issued	Value
Common shares for cash, net of offering costs	37,475,620	$2,936,792
Share-based compensation	10,583,157	$423,783

For the year ended December 31, 2015, the Company issued the following common stock:

	Number of Common Shares Issued	Value of Common Shares
Common shares issued for cash, net of offering costs	11,013,170	$3,544,448
Common shares for settlement of accounts payable	16,334	$5,600
Share-based compensation	2,409,681	$371,737
Warrants exercised	999,667	$—

Performance and/or market based stock awards

In January 2015, the Board of Directors approved the issuance of 940,595 restricted common shares of the Company. These shares will be issued to the then members of the Board of Directors upon vesting, which will be when the market price of the Company’s Common Stock trades at or above $2 for a specified period.

The initial value of the restricted stock grant was approximately $257,000, and is being amortized over the estimated service period. The Company recorded an expense $30,793 from the amortization of the unvested restricted shares for the year ended December 31, 2016. The expense for the year ended December 31, 2015 was insignificant. The shares were valued using a Monte Carlo Simulation with a six-year life, 88.0% volatility and a risk free interest rate of 1.79%.

In September 2015, the Board of Directors approved the issuance of 1,524,245 restricted common shares of the Company. These shares will be issued to the then Interim Chief Executive Officer and President upon vesting, which will be according to the following terms:

●	50% if the Company’s revenue for the first half of 2016 is at least 20% greater than revenue for the first half of 2015 and
●	50% if the Company has positive EBITDA (a non GAAP measure) for the first half of 2016.

The initial value of the restricted stock grant was approximately $92,000. The Company did not record any expense related to this grant as the applicable accounting guidance requires that if the performance condition must be met for the award to vest, compensation cost will be recognized only if the performance condition is satisfied and the above noted performance conditions have not been met. Further, the estimated quantity of awards for which it is probable that the performance conditions will be achieved must be reevaluated each reporting period and adjusted and management has estimated that the probability of achieving the performance conditions is minimal.

The above noted vesting criteria were not met during the measurement period. As such, the grant expired without the vesting of any shares.

In February 2016, the Board of Directors approved the issuance of 3,301,358 restricted common shares of the Company. These shares will be issued to the then President (1,100,453 shares) and Chief Financial Officer (2,200,905 shares) upon vesting, which will be according to the following terms:

-	20% when the market price of the Company’s common stock trades at or above $0.30 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.40 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.50 for a specified period.

-	20% when the market price of the Company’s common stock trades at or above $0.60 for a specified period.

The initial value of the restricted stock grant was approximately $198,000, which was amortized over the estimated service period. The Company recorded an expense of $22,409 from the amortization of the unvested restricted shares for the year ended December 31, 2016. The shares were valued using a Monte Carlo Simulation with a six-year life, 91.0% volatility and a risk free interest rate of 1.34%.

In January 2016, the Board of Directors approved the issuance of 6,281,250 restricted common shares of the Company. These shares will be issued to the then members of the Board of Directors upon vesting, which will be when the market price of the Company’s common stock trades at or above $0.12 for a specified period or if the Company has positive EBITDA (a non GAAP measure) for one quarter in 2016. These shares were issued to the members of the Board on June 13, 2016, when the market price of the Company’s common stock traded at or above $0.12 for a 30-day volume weighted average price.

The initial value of the restricted stock grant was $509,000, which has been amortized over the estimated performance period. The Company recorded the entire value as expense from the amortization of the restricted shares for the year ended December 31, 2016. The shares were valued using a Monte Carlo Simulation with a one-year life, 106.0% volatility and a risk free interest rate of 0.65%.

In May 2016, the Board of Directors approved the issuance of 1,100,453 restricted common shares of the Company. These shares were to be issued to the then Chief Executive Officer upon vesting, which was to be according to the following terms:

-	20% when the market price of the Company’s common stock trades at or above $0.30 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.40 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.50 for a specified period.

-	20% when the market price of the Company’s common stock trades at or above $0.60 for a specified period.

The initial value of the restricted stock grant was approximately $198,000, which was to be amortized over the estimated service period. In December 2016, the then Chief Executive Officer resigned from the Company; therefore, any recognized expense was reversed and the expense recognized by the Company during the year ended December 31, 2016 was $0. The shares were valued using a Monte Carlo Simulation with a 6-year life, 92.0% volatility and a risk free interest rate of 1.43%. In December 2016, the Board of Directors modified the terms of this award in conjunction with the resignation of the then Chief Executive Officer to provide for an expiration date of December 2017. The Company revalued this award based on the new terms and determined the value of the award was not significant and did not record any expense for this modified award during the year ended December 31, 2016.

In September 2016, the Board of Directors approved the issuance of 1,650,680 restricted common shares of the Company. These shares will be issued to the Vice President of Sales and Marketing upon vesting, which will be according to the following terms:

-	20% when the market price of the Company’s common stock trades at or above $0.30 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.40 for a specified period.

-	30% when the market price of the Company’s common stock trades at or above $0.50 for a specified period.

-	20% when the market price of the Company’s common stock trades at or above $0.60 for a specified period.

The initial value of the restricted stock grant was approximately $141,000, which is being amortized over the estimated service period. The Company recorded an expense of $7,582 from the amortization of the unvested restricted shares for the year ended December 31, 2016. The shares were valued using a Monte Carlo Simulation with a 6-year life, 92.0% volatility and a risk free interest rate of 1.35%.

In December 2016, the Board of Directors approved the issuance of 6,290,000 restricted common shares of the Company. These shares will be issued to members of the Board of Directors and certain executives and employees upon vesting, which will occur when the price per of the Company’s common stock, measured and approved based upon a 30-day trading volume weighted average price (VWAP), is equal to at least $0.20 per share.

The initial value of the restricted stock grant was approximately $430,000, which is being amortized over the estimated service period. The Company recorded an expense of $5,967 from the amortization of the unvested restricted shares for the year ended December 31, 2016. The shares were valued using a Monte Carlo Simulation with a 6-year life, 98.0% volatility and a risk free interest rate of 2.00%.

A summary of the Company’s restricted stock awards is presented below:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Unvested at January 1, 2016	636,093	$0.27
Restricted stock granted	20,147,986	0.08
Restricted stock vested	(6,281,250)	0.08
Restricted stock forfeited	(1,811,745)	0.24

Unvested at December 31, 2016	12,691,084	$0.08

Options and warrants

During the year ended December 31, 2016, the Company granted 5,656,250 stock warrants in conjunction with the issuance of the 8% Notes (see Note 8). During the year ended December 31, 2016, the Company granted 75,000 stock options. No stock options were exercised during the year ended December 31, 2016. The Company recognized $64,552 of expense related to the vesting of outstanding options during the year ended December 31, 2016. See Note 11 for additional information about stock options and warrants.

NOTE 10 – Business Combinations and Asset Acquisition

Brian’s On-Site Recycling

Effective June 26, 2016, Acquisition Sub #3 entered into an Asset Purchase Agreement with Brian’s On-Site Recycling, Inc., a Florida corporation (“BOSR”), and Brian Fidalgo, principal of BOSR (the “BOSR Principal”) and General Manager of our Florida processing center, pursuant to which Acquisition Sub #3 acquired certain assets of BOSR, primarily equipment and customer relationships for aggregate consideration of $200,000, of which $100,000 is subject to an earn out provision. The period of the earn out is expected to be over one year. Per the terms of the Asset Purchase Agreement, the Company placed $100,000 in an escrow account related to the earn out and has been reflected as restricted cash in the accompanying consolidated balance sheet at December 31, 2016. This acquisition expanded the Company’s customer base in Florida.

We accounted for the acquisition of BOSR as required under applicable accounting guidance. Tangible assets acquired were recorded at fair value. Identifiable intangible assets that we acquired are recognized separately if they arise from contractual or other legal rights or if they are separable, and are recorded at fair value. Goodwill is recorded as the excess of the consideration transferred over the fair value of the net identifiable assets acquired.

The allocation of the purchase price is as follows:

Fixed assets – equipment	$15,000
Intangibles:
Customer list	82,000
Non compete agreement	32,000
Other intangibles, including tradename	21,000
Goodwill	50,000
Total	$200,000

The Company is amortizing the intangibles (excluding goodwill) over an estimated useful life of five years. The acquisition was not considered to be significant. The Company has included the financial results of the BOSR acquisition in its consolidated financial statements from the acquisition date and the results from BOSR were not material to the Company’s consolidated financial statements.

WEBA

On December 27, 2016, the Company entered into a Stock Purchase Agreement (“WEBA SPA”) with WEBA, a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries. Pursuant to the WEBA SPA, the Company acquired all of the WEBA shares from the WEBA sellers for $150,000 in cash and $2.65 million in 8% Promissory Notes (see Note 8). In addition, the WEBA sellers may be entitled to receive earn-out payments of up to an aggregate of $2,500,000 for calendar years 2017, 2018, and 2019 based upon terms set forth in the WEBA SPA. The Company also issued 5,625,000 shares as repayment of $450,000 of notes payable due to the WEBA sellers. The fair market value of the shares was $0.10 on the date of issuance. Following the WEBA acquisition, WEBA became a wholly owned subsidiary of the Company.

We accounted for the acquisition of WEBA as required under applicable accounting guidance. Tangible assets acquired are recorded at fair value. Identifiable intangible assets that we acquired are recognized separately if they arise from contractual or other legal rights or if they are separable, and are recorded at fair value. Goodwill is recorded as the excess of the consideration transferred over the fair value of the net identifiable assets acquired. The earn-out payments liability was recorded at their estimated fair value of $1,745,023.

Although management estimates that certain of the contingent consideration will be paid, it has applied a discount rate to the contingent consideration amounts in determining fair value to represent the risk of these payments not being made. The total acquisition date fair value of the consideration transferred and to be transferred is estimated at approximately $6.1 million, as follows:

Cash payment to the WEBA Sellers at closing	$150,000
Common Stock issuance to the WEBA Sellers	562,500
Promissory notes to the WEBA Sellers	2,650,000
Contingent cash consideration to the WEBA Sellers	1,745,023
Income tax benefit	1,030,000
Total acquisition date fair value	$6,137,523

Allocation of Consideration Transferred

The identifiable assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of December 27, 2016, the acquisition date. The excess of the acquisition date fair value of consideration transferred over the estimated fair value of the net tangible assets and intangible assets acquired was recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

Cash	$172,950
Accounts receivable	342,151
Loan receivable from RS&T	500,000
Property and equipment	8,720
Customer list	470,000
Intellectual property	880,000
Trade name	390,000
Non complete agreement	835,000
Total identifiable assets acquired	3,598,821
Accounts payable and accrued expenses	190,527
Total liabilities assumed	190,527
Total identifiable assets less liabilities assumed	3,408,294
Goodwill	2,729,229

Net assets acquired	$6,137,523

The Company is amortizing the intangibles (excluding goodwill) over an estimated useful life of five to ten years. The Company will evaluate the fair value of the earn-out liability on a periodic basis and adjust the balance, with an offsetting adjustment to the income statement, as needed. The acquisition was considered to be significant. The Company has included the financial results of the WEBA acquisition in its consolidated financial statements from the acquisition date and the results from WEBA were not material to the Company’s consolidated financial statements for the year ended December 31, 2016.

Pro Forma Financial Information

The following table presents the Company’s unaudited pro forma results (including WEBA) for the years ended December 31, 2016 and 2015 as though the companies had been combined as of the beginning of each of the periods presented. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each period presented, nor is it indicative of results of operations which may occur in the future. The unaudited pro forma results presented include amortization charges for intangible assets and eliminations of intercompany transactions.

	For the	For the
	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Total revenues	$7,683,545	$9,522,995
Net loss	$(2,667,016)	$(12,720,021)

The Company did not incur material acquisition expenses related to the WEBA acquisition.

RS&T

On December 27, 2016 the Company purchased RS&T, a privately-owned company involved in the development and commercialization of glycol recovery technology. Pursuant to the Stock Purchase Agreement (“RS&T SPA”) the Company acquired 96% of the RS&T shares from the RS&T seller for $360 in cash consideration. The RS&T SPA provided that the Company would infuse the capital necessary to enable RS&T to exercise its contractual right to acquire the Dow Assets (see below). Following the RS&T acquisition, RS&T became a majority owned subsidiary of the Company. The 4% noncontrolling interest is not significant to the consolidated financial statements.

We accounted for the acquisition of RS&T as required under applicable accounting guidance. RS&T had no ongoing operations or significant assets or liabilities. Tangible assets acquired are recorded at fair value. Identifiable intangible assets that we acquired are recognized separately if they arise from contractual or other legal rights or if they are separable, and are recorded at fair value. Goodwill is recorded as the excess of the consideration transferred over the fair value of the net identifiable assets acquired. The acquisition was not considered to be significant. The Company has included the financial results of the RS&T acquisition in its consolidated financial statements from the acquisition date and the results from RS&T were not material to the Company’s consolidated financial statements.

The allocation of the purchase price is as follows:

Cash	$4,104
Fixed assets	21,369
Deposit	862,500
Accounts payable	(103,672)
Loan from WEBA	(500,000)
Loan from GlyEco	(362,500)
Goodwill	78,559
Total	$360

DOW Asset Acquisition

On December 28, 2016, the Company purchased the Dow Assets through its 96% owned subsidiary RS&T, pursuant to an amended and restated asset transfer agreement (the “UCC Asset Transfer Agreement”), by and between RS&T and UCC, dated August 23, 2016, and as amended on December 1, 2016 (the “UCC Acquisition”). Pursuant to the UCC Asset Transfer Agreement, RS&T acquired the Dow Assets for a purchase price of $1,725,000.

In connection with the purchase of the Dow Assets, the Company also purchased inventory of approximately $422,000.

The Dow Assets are located at the Dow Institute Site in Institute, WV. The Company plans to utilize the Dow Assets to produce a product that both meets the virgin glycol antifreeze grade specification, ASTM E1177 EG-1, and achieves the important aesthetic requirement for most applications of having no odor. The acquired assets have a capacity of approximately 14-20 million gallons per year. The facility includes five distillation columns, three wiped-film evaporators, heat exchangers, processing and storage tanks, and other processing equipment. The facility’s tanks include feedstock storage capacity of several million gallons and finished goods storage capacity of several million gallons. The plant is equipped with rail and truck unloading/loading facilities, and on-site barge loading/unloading facilities.

The Company is treating the acquisition of the Dow Assets as an asset purchase. In determining that the acquisition of the Dow Assets is an asset purchase, we considered, among other factors, 1) the Dow Assets were part of a larger group of assets and as such we are unable to determine all historical revenues and certain expenses associated with the Dow Assets, 2) we plan to change the nature of the revenue-generating activities post acquisition and 3) we expect certain attributes related to the assets to change post acquisition, including, market distribution system, sales force, customer base, and trade names.

NOTE 11 – Options and Warrants

The following are details related to options issued by the Company:

		Weighted	Weighted Avg. Remaining
	Options for	Average	Contractual	Aggregate
	Shares	Exercise Price	Life (yrs)	Intrinsic Value

Outstanding as of January 1, 2016	11,612,302	$0.68	7
Granted	75,000	0.10	10
Exercised	—	—	—
Forfeited	(3,654,409)	0.66	—
Expired	(82,800)	0.50	—
Outstanding as of December 31, 2016	7,950,093	$0.69	6	$—
Options exercisable as of December 31, 2016	7,867,593	$0.69	6	$—
Options exercisable and expected to vest as of December 31, 2016	7,950,093	$0.69	6	$—

We account for all stock-based payment awards made to employees and directors based on estimated fair values. We estimate the fair value of share-based payment awards on the date of grant using an option-pricing model and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period.

On April 8, 2015, the Board of Directors agreed to extend the expiration date on options granted to employees and directors that resign or are terminated from the Company without cause from 90 days to one year. All stock-based payment awards made to employees and directors are accounted for based on estimated fair values. The value assigned to the options that were modified through the Board resolution have an estimated value of $102,426.

We use the BSM option-pricing model as our method of valuation. The fair value is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the BSM model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to:

●	Expected term is generally determined using weighted average of the contractual term and vesting period of the award;

●	Expected volatility of award grants made under the Company’s plans is measured using the historical daily changes in the market price of similar industry indices selected by us as representative, which are publicly traded, over the expected term of the award, due to our limited trading history for awards granted through June 30, 2014. Thereafter, we began using our own trading history as we deemed there to be sufficient history at that point in time;

●	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

●	Forfeitures are based on the history of cancellations of awards granted by the Company and management’s analysis of potential forfeitures.

The estimated value of employee stock options granted during the years ended December 31, 2016 and 2015 were estimated using the BSM option pricing model with the following assumptions:

	Years Ended December 31,
	2016	2015
Expected volatility	100%	86 – 110%
Risk-free interest rate	1.90%	0.89 – 1.21%
Expected dividends	0.00%	0.00%
Expected term in years	3 – 5	3 – 5

The weighted-average grant date fair value per share of options for the year ended December 31, 2016 was $0.085.

At December 31, 2016, the amount of unearned stock-based compensation currently estimated to be expensed over future years related to unvested Common Stock options is approximately $9,000, net of estimated forfeitures. If there are any modifications or cancellations of the underlying unvested awards, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense or calculate and record additional expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other stock-based awards.

The following are details related to warrants issued by the Company:

		Weighted
	Warrants for	Average
	Shares	Exercise Price

Outstanding as of January 1, 2016	16,567,326	$1.02
Granted (see Note 8)	5,656,250	$0.08
Exercised	—	$—
Forfeited	—	$—
Cancelled	—	$—
Expired	(8,301,187)	$1.06
Outstanding and exercisable as of December 31, 2016	13,922,387	$0.61

The Company recorded expense of $64,552 and $515,436 (including $102,426 of option modification expense) for options and warrants during the years ended December 31, 2016 and 2015, respectively.

As of December 31, 2016, the Company had 846,771 common shares reserved for future issuance under the Company’s stock plans.

●	Expected term is generally determined using the contractual term of the award;

●	Expected volatility of award grants made under the Company’s plans is measured using the historical daily changes in the market price of similar industry indices selected by us as representative, which are publicly traded, over the expected term of the award, due to our limited trading history for awards granted through June 30, 2014. Thereafter, we began using our own trading history as we deemed there to be sufficient history at that point in time;

●	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

●	Forfeitures are based on the history of cancellations of awards granted by the Company and management’s analysis of potential forfeitures.

The weighted-average estimated fair value of warrants granted during the year ended December 31, 2016 were estimated using the BSM option pricing model with the following assumptions:

Year Ended December 31,
2016
Expected volatility	110.1%
Risk-free interest rate	1.58%
Expected dividends	0.00%
Expected term in years	3

NOTE 12 – Related Party Transactions

Former Interim Chief Executive Officer

The former Interim Chief Executive Officer, who stepped down at the end of April 2016, is the sole owner of Rocco Advisors. Amounts due and payable to the former Interim Chief Executive Officer for services performed were paid to Rocco Advisors, instead of directly to the former Interim Chief Executive Officer. These services and fees were in the ordinary course of business and subject to an agreement approved by the Company’s Board of Directors.

	2016	2015
Beginning Balance as of January 1,	$—	$—
Monies owed to related party for services performed	66,667	60,000
Monies paid	(66,667)	(60,000)
Ending Balance as of December 31,	$—	$—

Vice President of U.S. Operations

The Vice President of U.S. Operations is the sole owner of BKB Holdings, LLC, which is the landlord of the property where GlyEco Acquisition Corp #5’s processing center is located. The Vice President of U.S. Operations also is the sole owner of Renew Resources, LLC, which provides services to the Company as a vendor.

	2016	2015
Beginning Balance as of January 1,	$5,972	$(3,200)
Monies owed to related party for services performed	98,196	55,127
Monies paid	(99,045)	(45,955)
Ending Balance as of December 31, payable (receivable)	$5,123	$5,972

Florida General Manager

The General Manager of our Florida processing center, who joined the Company in December 2015, also managed the business of BOSR, which was a competitor to the Company in the local Florida market until the Company purchased BOSR on June 26, 2016 (see Note 10). The Company sold finished goods to BOSR and bought raw materials from BOSR. BOSR is no longer considered a related party after the purchase date.

2016
Beginning Balance as of January 1,	$3,942
Monies owed to related party for services performed	5,980
Monies due from related party for services performed	(26,812)
Monies paid, net	16,890
Ending Balance as of June 26,	$—

5% Notes

On December 27, 2016, we entered into debt agreements for an aggregate principal amount of $1,000,000 from the offering and issuance of 5% Notes to Wynnefield Partners I, Wynnefield Partners and Wynnefield Offshore, all of which are under the management of Wynnefield Capital, Inc (“Wynnefield Capital”), an affiliate of the Company. The Company’s Chairman of the Board, Dwight Mamanteo, is a portfolio manager of Wynnefield Capital.

8% Notes

On December 27, 2016, we entered into debt agreements for an aggregate principal amount of $1,810,000 from the offering and issuance of 8% Notes and warrants to purchase up to 5,656,250 shares of our common stock. The 8% Notes and warrants were sold to Dwight Mamanteo, our Chairman of the Board, Charles F. Trapp and Scott Nussbaum, members of the Board, Ian Rhodes, our Chief Executive Officer, Wynnefield Capital, an affiliate of the Company, and certain family members of Mr. Mamanteo and of Mr. Nussbaum.

NOTE 13 – Commitments and Contingencies

Rental Agreements

During the years ended December 31, 2016 and 2015, the Company leased office and warehouse space on a monthly basis under written rental agreements. The terms of these agreements range from several months to five years.

For the years ended December 31, 2016 and 2015, rent expense was $291,867 and $645,477, respectively.

Future minimum lease payments due are as follows:

Year Ended December 31,
2017	$268,199
2018	230,028
2019	209,709
2020	210,396
2021	212,502
Thereafter	112,893
Total minimum lease payments	$1,243,727

Litigation

The Company may be party to legal proceedings in the ordinary course of business. The Company believes that the nature of these proceedings (collection actions, etc.) are typical for a Company of our size and scope of operations. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Below is an overview of a recently resolved legal proceeding, one pending legal proceeding, and one outstanding alleged claim.

On January 8, 2016, Acquisition Sub. #4 filed a civil action against Onyxx Group LLC in the Circuit Court of Hillsborough County, Florida. This civil action relates to an outstanding balance due from Onyxx Group LLC to Acquisition Sub. #4. In September 2016, the Company received a favorable judgment regarding this civil action in the amount of $95,000.

On March 22, 2016, Acquisition Sub. #4 filed a civil action against Encore Petroleum, LLC in the Superior Court of New Jersey Law Division, Hudson County. This civil action relates to an outstanding balance due from Encore Petroleum to Acquisition Sub. #4. This civil action is still pending.

The Company is also aware of one matter that involves an alleged claim against the Company, and it is at least reasonably possible that the claim will be pursued. The claim involves contracts with our former director and his related entities that provided services and was our landlord for the Company’s former processing facility in New Jersey. In this matter, the landlord of the Company’s formerly leased property claims back rent is due for property used by the Company outside of the scope of its lease agreement. During the quarter ended March 31, 2015, the former landlord denied the Company access to the New Jersey facility and prepared an eviction notice. The Company negotiated a payment in the amount of $250,000 to regain access to the facility, and reached an accord to negotiate with the landlord to resolve the outstanding issues by May 31, 2015. On December 28, 2015, the Company ultimately approved the termination of the lease agreements related to the New Jersey facility, thereby ceasing all operations at that particular facility. This termination was prompted by the former landlord’s demand for payment of approximately $2.3 million to maintain access to the facility. In September 2016, the Company reached an agreement with the landlord. The agreement required the Company to resolve certain environmental issues regarding the former processing facility and make certain payments to the landlord. The Company, the landlord and their related entities also agreed to a full and final settlement of existing and possible future claims between the parties. As of March 31, 2017, the Company believes it has addressed the environmental issues by removing and disposing of the waste from the facility and cleaning the storage tanks. Additionally, as of March 31, 2017, the Company has paid in full the agreed upon $335,000 payment to the landlord.

Environmental Matters

We are subject to federal, state, and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. It is management’s opinion that the Company is not currently exposed to significant environmental remediation liabilities or asset retirement obligations. However, if a release of hazardous substances occurs, or is found on one of our properties from prior activity, we may be subject to liability arising out of such conditions and the amount of such liability could be material.

The Company accrues for potential environmental liabilities in a manner consistent with accounting principles generally accepted in the United States; that is, when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. The Company reviews the status of its environmental sites on a yearly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. The Company maintains insurance coverage for unintentional acts that result in environmental remediation liabilities up to $1 million per occurrence; $2 million in the aggregate, with an umbrella liability policy that doubles the coverage. These policies do, however, take into account the likely share other parties will bear at remediation sites. It would be difficult to estimate the Company’s ultimate level of liability due to the number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company is aware of one environmental remediation issue related to our former leased property in New Jersey, which is currently subject to a remediation stemming from the sale of property by the previous owner in 2008 to the current landlord. To Management’s knowledge, the former landlord has engaged a licensed site remediation professional and had assumed responsibility for this remediation. In Management’s opinion the liability for this remediation is the responsibility of the former landlord. However, the former landlord has disputed this position and it is an open issue subject to negotiation. Currently, we have no knowledge as to the scope of the landlord’s former remediation obligation.

NOTE 14 – Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

●	Cash – Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits. At December 31, 2016 and 2015, the Company had $0 in cash which was not guaranteed by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any losses in such accounts and believes the exposure is minimal.

●	Major customers and accounts receivable – Major customers represent any customer that accounts for more than 10% of revenues for the year. During 2016 and 2015, the Company had one customer that accounted for 33% and 18%, respectively, of revenues and whose accounts receivable balance (unsecured) accounted for 33% and 36%, respectively, of accounts receivable at December 31, 2016 and 2015.

NOTE 15 – Subsequent Events

Filing of Registration Statement

On February 8, 2017, the Company filed a Registration Statement on Form S-1 seeking to register up to 50,000,000 shares for purposes of conducting a rights offering and raising up to a proposed maximum of $5,000,000.

Recent Stock Issuances

Since December 31, 2016, the Company has issued an aggregate of 236,702 shares of Common Stock pursuant to the Company’s Equity Incentive Program.

40,000,000 Shares of Common Stock Issuable Upon Exercise of Rights to

Subscribe for Such Shares at $0.08 per Share

PROSPECTUS

July 7, 2017